As filed with the Securities and Exchange Commission on November 3, 2010

Registration No. 333-169579

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STERLING FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

WASHINGTON	6719	91-1572822
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

111 North Wall Street

Spokane, Washington 99201

(509) 227-5389

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew J. Schultheis, Secretary

Sterling Financial Corporation

111 North Wall Street

Spokane, Washington 99201

(509) 227-5389

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Andrew J. Schultheis, Esq. Richard A. Repp, Esq. Witherspoon, Kelley, Davenport & Toole, P.S. 422 West Riverside Avenue, Suite 1100 Spokane, Washington 99201 (509) 624-5265	John L. Douglas, Esq. Sarah K. Solum, Esq. Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2011

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement, subject to market conditions and other factors.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement fort the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(1)
Common Stock, having no par value(2)	4,028,750,000	$0.62	$2,497,825,000.00	$178,094.92
Common Stock, having no par value, issuable upon exercise of the Treasury Warrant(2)	6,437,677	$0.20	$1,287,535.40	$91.80
Common Stock, having no par value, issuable upon exercise of the Anchor Warrants(2)	173,250,000	$0.22	$38,115,000.00	$2,717.60
Total Common Stock	4,208,437,677
Warrants	179,687,677	$0.62	$111,406,359.70	$7,943.27
Total			$2,648,633,895.10	$188,847.59(3)

(1)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of shares of Sterling Financial Corporation Common Stock reported on the NASDAQ Capital Market on September 20, 2010 with the exception of shares issuable upon exercise of warrants, which are based on the exercise price of the relevant warrant in accordance with Rule 457(i).
(2)	The common stock being registered hereby includes associated rights to acquire Series E Participating Cumulative Preferred Stock of Sterling Financial Corporation pursuant to the Rights Agreement described in the Prospectus contained in this registration statement.
(3)	Previously Paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and neither we nor the selling shareholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated November 3, 2010

Prospectus

STERLING FINANCIAL CORPORATION

4,208,437,677 Shares of Common Stock

Warrants to Purchase 179,687,677 Shares of Common Stock

This Prospectus relates to the offer and sale of up to 4,208,437,677 shares of our Common Stock, having no par value per share (the “Common Stock”), and two series of warrants to purchase a total of 179,687,677 shares of our Common Stock (the “Warrants” and together with the Common Stock, the “Securities”), by certain selling shareholders. We issued and sold the Securities as part of the Recapitalization Transactions (as defined below in “—Recapitalization Transactions”). We are registering the resale of the Securities pursuant to agreements we entered into with the Selling Shareholders.

The Selling Shareholders may sell all or a portion of the Securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Securities may be sold by any means described in the section of this Prospectus entitled “Plan of Distribution” beginning on page 62.

We will not receive any proceeds from the sale of the Securities by the Selling Shareholders. We will, however, receive cash proceeds equal to the total exercise price of any Warrants that are exercised for cash but will receive no cash if and to the extent that Warrants are exercised pursuant to the net, or “cashless,” exercise feature of the Warrants.

Our Common Stock is listed on the NASDAQ Capital Market under the symbol “STSA.” On November 1, 2010, the closing price of our Common Stock on the NASDAQ Capital Market was $0.52 per share. The Warrants are not listed on the NASDAQ Stock Market (“NASDAQ”) or any other stock exchange.

The shares of Common Stock and Warrants offered pursuant to this Prospectus are subject to transfer restrictions related to the preservation of certain going-forward tax benefits and other restrictions, subject to certain exceptions. These restrictions will prevent you from acquiring, directly or indirectly, beneficial ownership of 4.95 percent or more of the Common Stock or certain other of our securities, subject to a number of exceptions. Beneficial ownership will be determined pursuant to the tax law and generally may include synthetic or derivative exposure to our securities or certain interests in investment vehicles or other entities that themselves beneficially own our securities. In the event that you own or acquire more than 4.95 percent of our shares, these restrictions will prevent you from disposing of our shares unless certain conditions apply. Furthermore, you will be restricted in your ability to transfer shares to another investor if that transfer would result in such investor owning in excess of 4.95 percent of our outstanding shares. In addition, investors not resident in Korea will be restricted in their ability to sell Securities to Korean residents, and Korean residents will be restricted in their ability to sell Securities to any Korean investor other than a professional investor, as defined under Korean law, subject to certain exceptions for open market transactions effected through the New York Stock Exchange or NASDAQ. See “Transfer Restrictions and Rights Plan” below.

Investing in our Securities involves a high degree of risk. You should carefully read this Prospectus, our periodic reports and other information we have filed with the Securities and Exchange Commission (the “SEC”), and the information under the heading “Risk Factors” beginning on page 13 of this Prospectus, before buying any Securities.

Neither the SEC nor any state securities commission has approved or disapproved of the Securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The Securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”), the Deposit Insurance Fund or any other governmental agency or instrumentality.

The date of this Prospectus is [    ], 2010.

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ABOUT THIS PROSPECTUS

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this Prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This Prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Prospectus is current only as of its date.

Neither we, nor any of our officers, directors, agents or representatives, make any representation to you about the legality of an investment in our Securities. You should not interpret the contents of this Prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you consider before investing in our Securities.

This Prospectus does not offer to sell, or ask for offers to buy, any Securities in any state or jurisdiction where it would not be lawful or where the person making the offer is not qualified to do so.

Certificates evidencing the Common Stock will contain a legend referencing the Transfer Restrictions (as defined on pages 7-8). Any resale of the Common Stock must be made in accordance with these restrictions.

It is important for you to read and consider all of the information contained in this Prospectus in making your investment decision. You also should read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

References to “Sterling,” “the Company,” “we,” “our,” or “us” in this Prospectus refer to Sterling Financial Corporation, a Washington corporation, and its consolidated subsidiaries on a combined basis, unless otherwise specified or the context otherwise requires. References to “Sterling Savings Bank” refer to our subsidiary Sterling Savings Bank, a Washington state-chartered commercial bank. References to “our subsidiary bank” or “our banking subsidiary” refer to Sterling Savings Bank.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We “incorporate by reference” into this Prospectus information we have filed with the SEC, which means that we are disclosing important information to you by referring you to documents incorporated by reference. The information incorporated by reference is an important part of this Prospectus. Some information contained in this Prospectus updates the information incorporated by reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Prospectus information in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this Prospectus.

Other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in accordance with the Exchange Act and applicable SEC rules, we incorporate by reference the documents listed below, as amended:

•	our Annual Report on Form 10-K, as amended, for the year ended December 31, 2009 (the “2009 Form 10-K”);

•	our Amendment No. 1 on Form 10-K/A to the 2009 Form 10-K;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2010 (the “First Quarter Form 10-Q”) and the quarter ended June 30, 2010 (the “Second Quarter Form 10-Q”);

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our Current Reports on Form 8-K filed on March 23 and 31, 2010; April 14, 15 and 27, 2010; May 3, 6, 17, 24, 26 and 27, 2010; June 8 and 9, 2010; August 13, 20, 26 and 30, 2010; September 23 and 28, 2010; and October 15 and 25, 2010

•	our Registration Statement on Form 8-A filed on April 15, 2010;

•	our Definitive Proxy Statement in connection with our special meeting of shareholders, filed on September 22, 2010 and

•	our Preliminary Proxy Statement in connection with our annual meeting of shareholders, filed on October 22, 2010.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or calling us at the following address:

Investor Relations

Sterling Financial Corporation

111 North Wall Street

Spokane, Washington 99201

(509) 227-5388 or (800) 336-6610 Ext. 1363

We maintain a website at www.sterlingfinancialcorporation-spokane.com where the incorporated documents listed above can be accessed. Neither our website nor the information on our website is included or incorporated in, or is a part of, this Prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

From time to time, Sterling and its senior managers have made and will make forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions and other statements contained in this Prospectus that are not historical facts and pertain to Sterling’s future operating results. When used in this Registration Statement, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. We make forward-looking statements regarding our ability to satisfy our undertakings to our state and federal regulators, our strategy of acquiring other banks in FDIC-assisted transactions and our ability to become qualified to bid in such transactions, our ability to obtain shareholder approval of certain proposed amendments to our Restated Articles of Incorporation in connection with our recapitalization efforts, our ability to strengthen asset quality oversight and resolution, our ability to emphasize growth in commercial business and consumer lending while reducing our exposure to construction and commercial real estate loans, our ability to expand and diversify our fee income, our ability to originate lower-cost core deposits with relationship banking initiatives, our ability to improve operating efficiency through improved expense management, projected sources of funds, use of proceeds, availability of acquisition and growth opportunities, our ability to repay government funds, payment of dividends, adequacy of our allowance for loan and lease losses and provision for loan and lease losses, our real estate portfolio and subsequent charge-offs. Such statements may be contained in this Prospectus and in the documents that are incorporated by reference herein. Such statements may also be made by Sterling and its senior managers in oral or written presentations to investors or others.

Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond Sterling’s control. These include but are not limited to:

•	our ability to maintain adequate liquidity and capital;

•	our ability to attract and retain deposits and loans;

•	demand for financial services in our market areas;

•	competitive market pricing factors;

•	further deterioration in economic conditions that could result in increased loan and lease losses;

•	risks associated with concentrations in real estate-related loans;

•	market interest rate volatility;

•	stability of funding sources and continued availability of borrowings;

•	changes in legal or regulatory requirements or the results of regulatory examinations that could restrict growth;

•	our ability to comply with the requirements of current and future regulatory orders issued to us and/or our banking subsidiary;

•	our ability to recruit and retain key management and staff;

•	risks associated with mergers and acquisitions and integration activities;

•	our ability to preserve our going-forward tax benefits, including net operating loss carry-forwards and certain built-in losses;

•	declines in our market value;

•	our ability to incur debt on reasonable terms;

•	regulatory limits on our subsidiary bank’s ability to pay dividends to us;

•	effectiveness of legislative and regulatory reform of the financial sector; and

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the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), other regulatory reform, including but not limited to government-sponsored enterprise reform, and any related rules and regulations on Sterling’s business operations and competitiveness, including the impact of executive compensation restrictions, which may affect Sterling’s ability to retain and recruit executives in competition with other firms who do not operate under those restrictions.

Other factors that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements may be found under the headings “Risk Factors” below. Unless legally required, Sterling disclaims any obligation to update any forward-looking statements. You should consider any forward-looking statements in light of this explanation, and we caution you about relying on forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere or incorporated by reference in this Prospectus. It does not contain all of the information that is important to you. For a more complete understanding of this offering, you should carefully read the entire Prospectus, the Registration Statement of which this is a part, and the information incorporated by reference in this Prospectus, including the financial statements.

Our Company

Business

Sterling is a bank holding company, organized under the laws of Washington State in 1992. The principal operating subsidiary of Sterling is Sterling Savings Bank. Sterling Savings Bank, headquartered in Spokane, Washington, commenced operations in 1983 as a Washington state-chartered federally insured stock savings and loan association, and in 2005 converted to a commercial bank. Sterling Savings Bank offers commercial banking products and services, mortgage lending, construction financing and investment products to individuals, small businesses, commercial organizations and corporations.

Sterling is one of the largest commercial banks headquartered in the Pacific Northwest. Sterling’s strategy centers on a community banking focus that brings the full product suite of a large regional institution to customers with the personalized service of a local community bank. Sterling believes that its dedication to personalized service and relationship banking has enabled it to attract both retail deposits and lending relationships in the western United States. Sterling originates loans and attracts FDIC insured and uninsured deposits from the general public throughout its five state footprint through its subsidiary bank, Sterling Savings Bank, and through its commercial real estate division INTERVEST-Mortgage Investment Company. Sterling also markets fixed income and equity products, mutual funds, fixed and variable annuities and other financial products through wealth management representatives located throughout Sterling’s financial service center network.

At June 30, 2010, Sterling had total assets of $9.74 billion, total liabilities of $9.54 billion, including deposits of $7.24 billion and total shareholders’ equity of $193.1 million, and operated 178 deposit-taking branches throughout the Western region of the United States, including the states of Washington, Oregon, Idaho, Montana and California. Our principal offices are located at 111 North Wall Street, Spokane, Washington 99201, and our telephone number at that location is (509) 227-5388 or (800) 336-6610 Ext. 1363.

Strategy

As a result of the recapitalization described below, Sterling and Sterling Savings Bank’s capital levels as of September 30, 2010 were above those currently required to be deemed “well-capitalized,” and Sterling continues to pursue the following strategies:

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Strengthening Asset Quality Oversight and Resolution. To address the deteriorating economic environment in early 2008, Sterling established a credit administration group to focus specifically on the identification and resolution of construction and commercial real estate-related assets that are currently or expected to become problem assets. This group operates independently from a parallel credit administration team dedicated to monitoring the performing loans in Sterling’s loan portfolio. This separation of duties has allowed Sterling to continue its strategic goal of achieving targeted levels of loan portfolio diversification while addressing issues related to problem assets. In addition, the creation of a sales team to proactively handle the sale of other real estate owned has facilitated efficient asset resolution, which, in turn, has reduced the negative impact of carrying nonperforming assets on Sterling’s balance sheet.

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Emphasizing Growth in Commercial Business and Consumer Lending While Reducing Exposure to Construction and Commercial Real Estate Loans. Sterling continues to optimize its balance sheet mix to achieve increased risk adjusted returns by rebalancing loan-portfolio concentrations, aligning loan pricing with credit risk and improving the overall mix of earning assets. From December 31, 2008 to June 30, 2010, Sterling reduced its portfolio of construction loans by $1.58 billion, or 62 percent.

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Originating Lower-Cost Core Deposits with Relationship Banking Initiatives. Sterling has implemented a number of relationship-focused deposit initiatives over the last two years, resulting in growth of core deposits, including non-interest bearing checking accounts. The change in deposit mix has contributed to Sterling’s cost of funds decreasing from 2.31 percent as of June 30, 2009 to 1.71 percent as of June 30, 2010. Our deposit-related fee income may increase to the extent there is an increase in transaction deposit account activity. In addition, the growth in our core deposits has begun to reduce our need for wholesale borrowings as a funding source.

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Expanding and Diversifying Our Fee Income. Sterling continues to explore opportunities to grow fee income through existing products and services as well as new sources, including deposit fees, transaction fees and fees from mortgage banking. These activities focus on relationship banking and our Hometown Helpful value proposition. We are committed to providing our customers with knowledgeable bankers delivering valuable products and services at a fair price and in a convenient and accessible fashion. Income from mortgage banking operations grew by $19.6 million, or 71.1 percent, during the year ended 2009, compared with the same period in 2008, and decreased by $4.1 million, or 15.1 percent, during the six months ended June 30, 2010, compared with the six months ended June 30, 2009.

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Improving Operating Efficiency Through Improved Expense Management. In an effort to improve operating efficiency, Sterling has implemented expense savings initiatives. Earlier this year, Sterling Savings Bank revised its branch staffing model and eliminated redundant positions. Through these and other efforts, Sterling Savings Bank reduced its full-time equivalent branch and administrative staffing by approximately 6.5 percent since the beginning of 2009 through June 30, 2010.

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Growth Through Opportunistic Acquisitions. Multiple banks in Sterling’s core and secondary markets in the Pacific Northwest region have been identified as potential troubled banks and Sterling believes other banks are considering potential strategic transactions in light of their performance in this latest business cycle. Post-recapitalization, Sterling’s strategy is to position itself to serve as a consolidator and take advantage of opportunities to bid on both FDIC assisted and non-assisted transactions. However, in order to be qualified to bid on FDIC-assisted transactions, Sterling must, among other things, work with its regulators to satisfy the regulatory concerns that are embodied in agreements and undertakings with its state and federal regulators. Please refer to “Recapitalization Transactions—Background” below. Although there can be no assurances that this strategic goal will be achieved in a short time frame or even at all, the amount of capital raised in the recapitalization transactions described below, the restructuring of our Board of Directors and the recent management changes are all designed to increase the possibility that Sterling will be in a position to pursue opportunistic expansion through acquisition. See “Risk Factors—We cannot determine whether or when certain agreements entered into with our regulators will be lifted” and “Risk Factors—Our strategy of pursuing FDIC-assisted acquisition opportunities may not be successful.”

The FDIC has adopted a Final Statement of Policy on Qualifications for Failed Bank Acquisitions (the “FDIC Policy Statement”) that would, if applicable, impose heightened capital requirements on Sterling and substantial restrictions on certain investors were Sterling to acquire one or more failed banks. Moreover, as a result of recent changes to the FDIC Policy Statement, the FDIC has indicated that the Policy Statement will not apply to Sterling’s Recapitalization (as defined below) or to the investors that participated in Sterling’s Recapitalization because the capital raised in the Recapitalization was not contingent on the completion of failing bank acquisitions, provided that any future acquisition of one or more failed institutions by Sterling does not exceed, in combination, 100 percent of Sterling’s total assets within an 18-month period following the Recapitalization. There can be no assurance that, if in a position to bid, Sterling will be successful in any such acquisition. Similarly, there can be no assurance that the FDIC will not change or modify the FDIC Policy Statement in the future. See “Risk Factors—The FDIC Policy Statement will limit our ability to acquire failed banks.”

Recent Developments

Background

As described in more detail below, Sterling recently completed several transactions as part of its recapitalization and recovery plan, which was initiated in response to a number of challenges in recent periods. These challenges resulted from current and prior period losses, driven by credit quality issues.

On October 9, 2009, Sterling Savings Bank consented to the issuance of a cease and desist order (the “SSB Consent Agreement”) with the FDIC and the Washington State Department of Financial Institutions (“WDFI”). Under the terms of the SSB Consent Agreement, Sterling Savings Bank agreed to, among other things, maintain a Tier 1 leverage ratio of not less than 10%. Pursuant to the SSB Consent Agreement, Sterling Savings Bank agreed to take certain actions, including: raising additional capital; reducing the number of nonperforming assets; reducing the number of commercial real estate and land development loans; restricting extensions of additional credit to borrowers with classified loans; implementing a liquidity and funds management policy that addresses liquidity needs and reduces reliance on non-core funding sources; restricting cash dividend payments; and complying with interest rate limitations on deposits. As discussed below in “Recent Developments—Regulatory Agreements,” in September 2010, Sterling received notice that the SSB Consent Agreement had been terminated.

On December 24, 2009, Sterling entered into a written agreement (the “Reserve Bank Agreement”) with the Federal Reserve Bank of San Francisco (the “Reserve Bank”). The Reserve Bank Agreement is intended to enhance Sterling’s ability to act as a source of strength to Sterling Savings Bank. Substantially all of the requirements of the Reserve Bank Agreement are similar to those that were imposed on Sterling Savings Bank by the FDIC and the WDFI pursuant to the SSB Consent Agreement, including restrictions on the payment of dividends and prohibitions on the purchase or redemption by Sterling of any shares of its stock.

In late 2009, Sterling failed to meet deadlines to raise additional capital and improve leverage ratios as required by the SSB Consent Agreement and the Reserve Bank Agreement. As a result of the uncertainty regarding Sterling’s ability to comply with these agreements, Sterling’s Independent Registered Public Accounting Firm added an explanatory paragraph in its audit opinion issued in connection with our December 31, 2009 consolidated financial statements, expressing substantial doubt regarding Sterling’s ability to continue as a going concern.

During the fourth quarter of 2009, Sterling announced a management change that resulted in the appointment of a new President and Chief Executive Officer, a new Chief Operating Officer, as well as a new Chairman of the Board. The new management team developed several strategies to address the capital and liquidity needs of the organization, revamped Sterling’s credit underwriting with a focus on consumer and commercial relationship banking and initiated recapitalization efforts designed to return Sterling to sound financial footing. As a result of the successful completion of the transactions described in “The Recapitalization” section below, Sterling and Sterling Savings Bank as of September 30, 2010 were capitalized in excess of levels currently required to be deemed “well-capitalized,” which is expected to help Sterling continue to pursue its goal of being the leading community bank in the West and position it to take advantage of potential growth opportunities in the regional banking market.

The Recapitalization

The recapitalization comprised three principal transactions (collectively, the “Recapitalization Transactions” or the “Recapitalization”):

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an investment of approximately $170.9 million by each of (a) Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P. and THL Sterling Equity Investors, L.P. (collectively, “THL” or an “Anchor Investor”) and (b) Warburg Pincus Private Equity X, L.P. (“Warburg Pincus” or an “Anchor Investor”), pursuant to which each received 68,366,000 shares of Common Stock, 1,709,150 shares of Series B Convertible Participating Voting Preferred Stock (the “Series B Preferred Stock”) and a seven-year warrant to purchase 86,625,000 shares of Common Stock at an exercise price of $0.22 per share (the “Anchor Investments”), effected pursuant to investment agreements between Sterling and each of the Anchor Investors (the “Anchor Investment Agreements”);

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the exchange of 303,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A held by the U.S Department of the Treasury (“Treasury”) for 303,000 shares of Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series C with a liquidation preference of $303 million, conversion of such Series C preferred stock at a discounted exchange value of approximately $75.8 million into 378,750,000 shares of Common Stock at a conversion price of $0.20 per share, and amendment of the terms of the warrant held by Treasury (the “Treasury Warrant”) to purchase 6,437,677 shares of Common Stock at an exercise price of $7.06 per share to provide for an exercise price of $0.20 per share for a ten-year term (the “Treasury Exchange”), effected pursuant to an exchange agreement between Sterling and Treasury (the “Exchange Agreement”); and

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investments by accredited investors of approximately $388.2 million in aggregate, pursuant to which such investors (the “Private Placement Investors”) received in aggregate 155,268,000 shares of Common Stock and 3,881,700 shares of Series D Convertible Participating Voting Preferred Stock (the “Series D Preferred Stock”) as part of a private placement (the “Private Placement”), effected pursuant to subscription agreements between Sterling and each Private Placement Investor (the “Subscription Agreements”).

Also in connection with the Recapitalization Transactions, new directors were appointed to our Board of Directors and certain directors retired. See “The Recapitalization—Governance” below. For additional information regarding the Recapitalization Transactions, see “The Recapitalization” below.

Special Meeting of Shareholders

Pursuant to the terms of the Anchor Investment Agreements and the Subscription Agreements, Sterling agreed to call a special meeting of its shareholders (the “Special Meeting”) and seek approval to (i) amend its Restated Articles of Incorporation to increase the number of authorized shares of its Common Stock from 750,000,000 to 10,000,000,000, in a manner sufficient to permit the full conversion of the Series B Preferred Stock and Series D Preferred Stock into, and exercise of the warrants issued to THL and Warburg Pincus for, shares of Common Stock and (ii) approve the conversion of the Series B Preferred Stock and the Series D Preferred Stock into, and the exercisability of the warrants issued to THL and Warburg Pincus for, shares of common stock.

On October 21, 2010, Sterling held the Special Meeting at which Sterling’s shareholders approved each of the proposals detailed in Sterling’s Definitive Proxy Statement on Schedule 14A, which was filed with the Securities and Exchange Commission on September 22, 2010. At the Special Meeting, shareholders approved: (1) the amendment of Sterling’s Restated Articles of Incorporation to increase the authorized number of shares of common stock from 750,000,000 to 10,000,000,000; (2) the conversion of Sterling’s outstanding Series B Convertible Participating Voting Preferred Stock and Series D Convertible Participating Voting Preferred Stock into, and exercisability of Sterling’s outstanding warrants issued to THL and to Warburg Pincus for, shares of common stock; and (3) the amendment of Sterling’s Restated Articles of Incorporation to effect a reverse stock split of Sterling’s common stock at a ratio to be determined by Sterling’s Board of Directors between one-for-50 and one-for-125 shares of common stock. Accordingly, each share of Series B Preferred Stock and Series D Preferred Stock was converted into 460 shares of Common Stock on October 22, 2010. Upon such conversion, all shares of Series B Preferred Stock and Series D Preferred Stock ceased to exist and resumed the status of authorized and unissued shares of Sterling’s preferred stock. Additionally, the warrants held by THL and Warburg Pincus became exercisable for shares of Sterling Common Stock and are no longer exercisable for shares of Series B Preferred Stock.

Regulatory Agreements

On September 27, 2010, Sterling announced receipt of notice from its banking regulators that the SSB Consent Agreement put in place in October 2009 with Sterling Savings Bank had been terminated, reflecting a strengthened balance sheet and capital position. Although the SSB Consent Agreement is no longer applicable, Sterling Savings Bank will continue to be subject to enhanced supervisory scrutiny by the FDIC and WDFI under a memorandum of understanding (the “SSB MOU”), pursuant to which Sterling Savings Bank must maintain Tier 1 capital in an amount that ensures that its leverage ratio is at least 8 percent. Sterling Savings Bank will also be required to meet certain asset quality targets, develop a written capital plan, develop a three-year strategic plan and comply with other requirements.

Under the terms of the Reserve Bank Agreement, Sterling is subject to restrictions on its ability to pay dividends and distributions, incur debt, purchase or redeem its stock and appoint new board members or senior executive officers. Under the Reserve Bank Agreement, Sterling is also required to act as a source of strength to Sterling Savings Bank and to report quarterly to the Reserve Bank on steps taken to improve its capital ratios and risk, liquidity and fund management and on other matters. See “Risk Factors—We cannot determine whether or when certain agreements entered into with our regulators will be lifted.”

Results of Operations

Sterling reported a net loss attributable to common shareholders during the nine months ended September 30, 2010 and 2009 of $113.4 million and $522.4 million, respectively, or $0.81 and $10.06 per common share, respectively. The 2010 results included a provision for credit losses of $220.2 million, a one-time, non-cash increase to income available to common shareholders of $84.3 million related to conversion of Treasury’s preferred stock investment into common stock, and an increase in the allowance for deferred tax assets of $76.0 million. The 2009 results included a provision for credit losses of $341.1 million, a non-cash charge for goodwill of $227.6 million and an allowance for deferred tax assets of $143.0 million. Sterling’s cumulative efforts to address credit quality have led to the lower provision for credit losses, and a decline in the balance of total classified assets.

Net interest income declined 23 percent and 18 percent over the respective three and nine months ended September 30, 2010 compared to the 2009 periods, reflecting the decline in average loan balances, the reversal of interest income on nonperforming loans, and the increase in cash and short term investments relative to loans. Loan originations during the three and nine months ended September 30, 2010 totaled $810.5 million and $2.03 billion, respectively, the majority of which were through the Home Loan Division for sale into the secondary market.

Sterling continued to deleverage its balance sheet throughout the nine months ended September 30, 2010, as reflected in assets with a 23 percent, or $1.68 billion decline in loan balances, and in liabilities with a 71 percent, or $762.5 million reduction of brokered deposits, 37 percent, or $499.9 million decline in FHLB advances, and the 58 percent, or $300.8 million decline in public transaction accounts. The concentration of construction loans declined, reflecting progress in credit risk management. Retail deposits increased as a percentage of total deposits reflecting improvement in the mix of the deposit base.

During the third quarter of 2010, Sterling Savings Bank returned to a well-capitalized status following the termination of the FDIC cease and desist order, with the termination of the order occurring subsequent to the receipt of aggregate proceeds of $730.0 million from the Recapitalization. Driven by the inflow of funds from the Recapitalization Transactions, the investment securities portfolio grew by $767.0 million during the third quarter. Key financial measures as of and for the periods ended September 30, 2010 include:

•	Tier 1 leverage ratio was 10.5% at September 30, 2010 compared with 2.0% at June 30, 2010.

•	Classified assets declined by $315.0 million, or 19 percent from the beginning of the year.

•	Non-performing loans declined 10 percent to $809.0 million, compared to $895.9 million at December 31, 2009.

•	Construction loans were 12 percent of the loan portfolio as of September 30, 2010, as compared with 20 percent as of December 31, 2009.

•	Retail deposits increased to 87 percent of total deposits from 76 percent of total deposits at the beginning of the year.

•	Deposit funding costs were 127 basis points during the third quarter of 2010, which was 70 basis points below the same period in 2009.

Transfer Restrictions and Rights Plan

We have generated considerable going-forward tax benefits, including net operating loss carry-forwards and certain built-in losses. Our ability to use these net operating loss carry-forwards and built-in losses to offset future taxable income will be limited if we experience an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). See “Risk Factors—Our ability to use our deferred tax assets may be materially impaired” below.

As further described in “Transfer Restrictions and Rights Plan” below, the Securities offered pursuant to this Prospectus, subject to certain exceptions, are subject to transfer restrictions as set forth in a proposed amendment to our Articles of Incorporation as though such proposed amendment were at all relevant times in effect. These transfer restrictions are designed to prevent (a) any person from acquiring ownership, for relevant tax purposes, of 5 percent or more of our shares and (b) the disposition of shares by any person that owns 5 percent or more of our shares, subject to certain exceptions. At our annual meeting, we intend to propose an amendment to our Articles of Incorporation that would impose these transfer restrictions on other holders of our Common Stock. For more information, see our preliminary proxy statement filed on October 22, 2010 in connection with the annual meeting on December 7, 2010.

In addition, in order to reduce the likelihood that future transactions in our stock will result in an ownership change, we have adopted a shareholder rights plan (the “Rights Plan”). Subject to certain exceptions, the Rights Plan provides an economic disincentive for any one person or group to become a Threshold Holder (defined therein as, any one person or group owning, for relevant tax purposes, 5 percent or more of our shares) and for any existing Threshold Holder to acquire more than a specified amount of additional shares. As a result, the Rights Plan may adversely affect your ability to resell our Common Stock and negatively affect the trading price of our Common Stock.

Further, if you are an investor residing in a country other than the Republic of Korea, you may not sell, assign or transfer any shares of Common Stock to a “Korean resident” (as defined in the Foreign Exchange Transaction Law of Korea) on or prior to August 26, 2011. If you are an investor resident in the Republic of Korea, you may not sell, assign or transfer any shares of Common Stock to any Korean investor other than a “professional investor” (as defined in the Enforcement Decree of the Financial Investment Services and Capital Markets Act of Korea) on or prior to August 26, 2011. The restrictions in the prior sentences shall not apply to open market transactions effected through the New York Stock Exchange or NASDAQ.

The transfer restrictions set forth in the proposed amendment to our articles of incorporation and those related to Korea are referred to generally as the “Transfer Restrictions.”

See “Transfer Restrictions and Rights Plan” below.

Risk Factors

An investment in our Common Stock involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page 13 of this Prospectus, as well as other information included or incorporated by reference into this Prospectus, including our financial statements and the notes thereto, before making an investment decision.

The Offering

Issuer	Sterling Financial Corporation

Securities offered by us	None.

Securities offered by the selling shareholders	4,208,437,677 shares of Common Stock, having no par value per share.

Warrants to purchase 179,687,677 shares of Common Stock.(1)

Common Stock outstanding after this offering	shares of Common Stock.(2)

Use of proceeds	We will receive no proceeds from the shares of Common Stock sold by the Selling Shareholders. We may, however, receive cash proceeds equal to the total exercise price of any warrants that are exercised for cash, but will receive no cash if and to the extent that warrants are exercised pursuant to the net, or “cashless,” exercise feature of the warrants.

NASDAQ symbol	“STSA”

Risk Factors	For a discussion of risks associated with an investment in the Securities, see the section entitled “Risk Factors.”

(1)	Warrants are transferable in single share increments. The Warrants have been issued in two separate series. For more information, see the section entitled “Description of the Warrants” below.
(2)

The number of shares of Common Stock to be outstanding after this offering is based on              shares outstanding as of                     , 2010 and assumes no exercise of warrants to purchase 179,687,677 shares of Common Stock or other outstanding securities that are convertible into or exercisable or exchangeable for Common Stock. As of                     , 2010, there were              shares of Common Stock reserved for issuance under our stock option and stock incentive plans and agreements, of which options to purchase              shares at an average price of $             were outstanding.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth summary consolidated financial data of Sterling. The financial data as of and for the six months ended June 30, 2010 and 2009 have been derived from our unaudited financial statements contained in our Quarterly Reports on Form 10-Q filed with the SEC. The financial data as of and for the years ended December 31, 2009, 2008, 2007, 2006 and 2005 have been derived from our audited financial statements contained in our Annual Reports on Form 10-K filed with the SEC. The summary condensed consolidated financial results are not indicative of our expected future operating results. The following summary historical financial information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto incorporated by reference in this Prospectus.

	Six months ended June 30,		As of and for the years ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in thousands except per share data)
Income Statement
Interest income:
Loans	$190,861	$250,871	$479,436	$599,192	$679,991	$458,558	$296,306
MBS	38,442	57,458	108,513	102,863	79,266	88,398	88,682
Investments and cash equivalents	5,398	6,321	11,398	13,007	7,721	3,899	2,823

Total interest income	234,701	314,650	599,347	715,062	766,978	550,855	387,811

Interest expense:
Deposits	52,514	92,922	169,261	234,337	277,614	185,273	91,990
Short-term borrowings	4,214	9,199	16,476	20,820	29,956	35,979	35,255
Long-term borrowings	29,988	36,562	69,633	100,353	104,048	65,691	44,031

Total interest expense	86,716	138,683	255,370	355,510	411,618	286,943	171,276

Net interest income	147,985	175,967	343,977	359,552	355,360	263,912	216,535
Provision for credit losses	(159,337)	(145,609)	(681,371)	(333,597)	(25,088)	(18,703)	(15,200)

Net interest income (loss) after provision for credit losses	(11,352)	30,358	(337,394)	25,955	330,272	245,209	201,335

Non-interest income:
Fees and service charges	27,268	28,718	58,326	59,867	55,978	42,995	34,702
Mortgage banking operations	22,945	27,040	47,298	27,651	32,649	20,216	17,899
Loan servicing fees	738	555	2,378	431	1,442	1,812	434
BOLI	3,855	3,406	6,954	5,286	6,500	5,020	5,914
Gain (charge) related to early repayment of debt	0	0	0	0	(2,324)	(204)	645
Gains (losses) on sales of securities	17,260	11,557	13,467	409	5	0	(57)
Other non-interest expense	(5,541)	(2,958)	(4,609)	(1,749)	(844)	(675)	(445)

Total non-interest income	66,525	68,318	123,814	91,895	93,406	69,164	59,092

Non-interest expenses before impairment charge	193,292	185,137	369,974	305,517	285,465	206,197	169,804
Goodwill impairment	0	0	227,558	223,765	0	0	0

Total non-interest expenses	193,292	185,137	597,532	529,282	285,465	206,197	169,804

Income (loss) before income taxes	(138,119)	(86,461)	(811,112)	(411,432)	138,213	108,176	90,623

Income tax benefit (provision)	0	36,485	(26,982)	75,898	(44,924)	(34,230)	(29,404)

Net income (loss)	(138,119)	(49,976)	(838,094)	(335,534)	93,289	73,946	61,219
Preferred stock dividend	(8,881)	(8,694)	(17,369)	(1,208)	0	0	0

Net income (loss) applicable to common shareholders	$(147,000)	$(58,670)	$(855,463)	$(336,742)	$93,289	$73,946	$61,219

	As of and for the six months ended June 30,		As of and for the years ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in thousands except per share data)
Selected Financial Data
Total Assets	$9,737,781	$12,399,775	$10,877,423	$12,790,716	$12,149,775	$9,834,492	$7,562,377
Loans receivable, net	6,140,913	8,441,402	7,344,199	8,807,094	8,948,307	7,021,241	4,889,366
Mortgage-backed securities	1,741,395	2,433,075	1,944,989	2,420,012	1,785,031	1,687,672	1,960,582
Investments	214,495	283,146	232,982	395,108	201,033	134,077	91,331
Goodwill and other intangibles	19,378	251,834	21,827	254,283	484,763	275,814	130,332
Deposits	7,240,769	8,303,741	7,775,190	8,350,407	7,677,772	6,746,028	4,806,301
Borrowings	2,146,444	2,845,846	2,634,594	3,137,848	3,139,849	2,165,197	2,165,826
Shareholders’ equity
Preferred	295,203	293,084	294,136	291,964	0	0	0
Common	(102,084)	803,375	29,113	849,072	1,185,330	783,416	506,685

Total shareholders’ equity	193,119	1,096,459	323,249	1,141,036	1,185,330	783,416	506,685
Tangible common equity	(121,462)	551,541	7,286	594,789	700,567	507,602	376,353
Shareholders’ equity to total assets	1.98%	8.84%	2.97%	8.92%	9.76%	7.97%	6.70%
Tangible common shareholders’ equity to tangible assets	-1.25%	4.54%	0.07%	4.74%	6.01%	5.31%	5.07%
Allowance for loan losses	$264,850	$223,709	$343,443	$208,365	$111,026	$77,849	$52,033
Net charge-offs to average net loans (annualized)	5.47%	3.26%	12.57%	7.80%	0.18%	0.06%	0.24%
Classified Assets	1,400,663	1,215,271	1,650,550	984,875	234,336	48,356	59,611
Classified Assets/total assets	14.38%	9.80%	15.17%	7.70%	1.93%	0.49%	0.79%
Loan loss allowance to total loans	4.13%	2.58%	4.47%	2.31%	1.23%	1.10%	1.05%
Loan loss allowance to nonperforming loans	30.0%	32.1%	38.3%	39.3%	89.4%	917.4%	531.9%
Loan loss allowance to nonperforming loans excluding nonaccrual loans carried at fair value	154.3%	87.0%	163.5%	88.1%	89.4%	917.4%	531.9%
Total nonperforming assets (NPA)	$1,033,437	$787,454	$987,409	$610,665	$135,215	$12,538	$10,561
Specific reserve on nonperforming assets	(32,128)	(24,554)	(35,334)	(19,535)	(8,678)	(1,379)	(2,159)

Net nonperforming assets	$1,001,309	$762,900	$952,075	$591,130	$126,537	$11,159	$8,402

NPA to total assets	10.61%	6.35%	9.08%	4.77%	1.11%	0.13%	0.14%
Loan delinquency ratio (60 days and over)	9.29%	6.45%	8.11%	4.86%	1.23%	0.10%	0.18%
REGULATORY CAPITAL RATIOS:
Sterling Financial Corporation:
Tier 1 leverage (to average assets)	2.0%	8.7%	3.5%	9.2%	8.7%	8.7%	7.4%
Tier 1 (to risk-weighted assets)	3.0%	11.7%	4.9%	11.7%	10.1%	10.0%	9.5%
Total (to risk-weighted assets)	5.8%	13.0%	7.9%	13.0%	11.3%	11.1%	10.5%
Per Share Data
Earnings per common share—basic	$(2.83)	$(1.13)	$(16.48)	$(6.51)	$1.87	$2.03	$1.77

Earnings per common share—diluted	$(2.83)	$(1.13)	$(16.48)	$(6.51)	$1.86	$2.01	$1.75

Weighted average shares outstanding—basic	51,994,737	51,909,350	51,922,275	51,721,671	49,786,349	36,423,095	34,633,952

Weighted average shares outstanding—diluted	51,994,737	51,909,350	51,922,275	51,721,671	50,217,515	36,841,866	35,035,029

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth the consolidated ratio of earnings to combined fixed charges and preferred stock dividends:

	Six Months Ended June 30, 2010	Years Ended December 31,
		2009	2008	2007	2006	2005
	(Dollars in thousands)
EXCLUDING INTEREST ON DEPOSITS:
Pre-tax income	$(138,119)	$(811,112)	$(411,432)	$138,213	$108,176	$90,623
Preferred stock dividend	(8,881)	(17,369)	(1,208)	0	0	0

Pre-tax income available to common shareholders	(147,000)	(828,481)	(412,640)	138,213	108,176	90,623
Fixed charges	44,724	109,128	129,282	140,816	105,838	81,930

Earnings	$(102,276)	$(719,353)	$(283,358)	$279,029	$214,014	$172,553

Interest expense-short term borrowings	$4,214	$16,476	$20,820	$29,956	$35,979	$35,255
Interest expense-long term borrowings	29,988	69,633	100,353	104,048	65,691	44,031
Preferred stock dividend	8,881	17,369	1,208	0	0	0
Portion of long-term leases representative of the interest factor**	1,641	5,650	6,901	6,812	4,168	2,644

Fixed charges	$44,724	$109,128	$129,282	$140,816	$105,838	$81,930

Earnings to fixed charges, excluding interest on deposits	*	*	*	1.98	2.02	2.11

INCLUDING INTEREST ON DEPOSITS:
Pre-tax income	$(138,119)	$(811,112)	$(411,432)	$138,213	$108,176	$90,623
Preferred stock dividend	(8,881)	(17,369)	(1,208)	0	0	0

Pre-tax income available to common shareholders	(147,000)	(828,481)	(412,640)	138,213	108,176	90,623
Fixed charges	97,238	278,389	363,619	418,430	291,111	173,920

Earnings	$(49,762)	$(550,092)	$(49,021)	$556,643	$399,287	$264,543

Interest expense-short term borrowings	$56,728	$185,737	$255,157	$307,570	$221,252	$127,245
Interest expense-long term borrowings	29,988	69,633	100,353	104,048	65,691	44,031
Preferred stock dividend	8,881	17,369	1,208	0	0	0
Portion of long-term leases representative of the interest factor **	1,641	5,650	6,901	6,812	4,168	2,644

Fixed charges	$97,238	$278,389	$363,619	$418,430	$291,111	$173,920

Earnings to fixed charges, including interest on deposits	*	*	*	1.33	1.37	1.52

*	Earnings to fixed charges and preferred dividends were a deficiency of $147.0 million for the six months ended June 30, 2010, and $828.5 million and $412.6 million for the years ended December 31, 2009 and 2008, respectively.
**	The interest factor on long-term operating leases represented a reasonable approximation of the appropriate portion of operating lease expense considered to be representative of interest.

Ratios were derived from our annual reports on Form 10-K for the years ended December 31, 2009, 2008, 2007, 2006, and 2005, and our quarterly report on Form 10-Q for the six months ended June 30, 2010. The ratio of earnings to fixed charges and preferred stock dividends were computed by dividing earnings, as adjusted, by fixed charges and, where applicable, preferred dividends. For this purpose, earnings consist of income from continuing operations before taxes, fixed charges and preferred dividends. Fixed charges consist of interest expense on borrowings, including and excluding deposits, and imputed interest expense on operating leases. Prior to December 5, 2008, Sterling had no shares of preferred stock outstanding.

RISK FACTORS

An investment in the Securities involves risks. Before making an investment, you should carefully consider the risks described below, as well as the other information included or incorporated by reference into this Prospectus. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, results of operations or prospects could be materially and adversely affected by any of these risks. The trading price of, and market for, the Securities could decline due to any of these risks, and you may lose all or part of your investment. This Prospectus, including the documents incorporated by reference herein, also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and in the documents incorporated by reference herein.

If the proceeds from the Recapitalization are not sufficient to satisfy our capital and liquidity needs or to satisfy changing regulatory requirements, we may need even more capital and could be subject to further regulatory restrictions, either of which could significantly adversely affect us and the trading price of our stock.

The proceeds from the Recapitalization have been raised to strengthen our common equity capital base. If the proceeds from the Recapitalization prove not to be sufficient, or if economic conditions continue to be difficult or worsen or fail to improve in a timely manner, or if our operations or financial condition deteriorates or fails to improve, particularly in the residential and commercial real estate markets where our business is located, we may need to raise significant additional capital. Factors affecting whether we would need to raise additional capital include, among others, changing requirements of regulators, additional provisions for loan losses and loan charge-offs and other risks discussed in this “Risk Factors” section. If we were to need to raise additional capital, we may not be able to do so in the amounts required and in a timely manner, or at all. Our ability to raise additional capital may be constrained by our need to preserve our deferred tax assets. For more information, see “Our ability to use our deferred tax assets may be materially impaired” below. In addition, any such additional capital raised may be significantly dilutive to our existing shareholders and may result in the issuance of securities that have rights, preferences and privileges that are senior to our Common Stock.

We may issue securities that could dilute your ownership and may adversely affect the market price of our Common Stock and Warrants.

We may decide to raise additional funds through public or private debt or equity financings for a number of reasons, including in response to regulatory or other requirements to meet our liquidity and capital needs as discussed above, to finance our operations and business strategy (including potential acquisitions) or for other reasons. If we raise funds by issuing equity securities or instruments that are convertible into equity securities, the percentage ownership of our existing shareholders will be reduced, the new equity securities may have rights, preferences and privileges superior to those of our Common Stock and additional issuances could be at a purchase price that is lower than the available market price for our Common Stock. The Anchor Investors and Private Placement Investors also have pre-emptive rights to maintain their ownership percentages in certain circumstances. In addition, there are anti-dilution adjustments in the Warrants that may protect the holders thereof against below-market issuances. There is no such protection available to holders of our Common Stock generally. To the extent that any new issuance of equity securities triggers these anti-dilution adjustments, your ownership could be further diluted. Except as described above, holders of our Common Stock have no pre-emptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series. The market price of our Common Stock or our Warrants could decline as a result of sales of a large number of shares of Common Stock, preferred stock or similar securities in the market as a result of future sales of Common Stock or the perception that such sales could occur. We may also issue equity securities as consideration for acquisitions we may make that could be dilutive to existing shareholders.

We cannot determine whether or when certain agreements entered into with our regulators will be lifted.

Following the September 17, 2010 termination of the SSB Consent Agreement, Sterling Savings Bank remains subject to enhanced supervisory scrutiny on an informal basis in the form of the SSB MOU. Though the SSB MOU’s requirements are less strenuous than the SSB Consent Agreement’s were, Sterling Savings Bank is required to maintain Tier 1 capital in an amount that ensures that the bank’s leverage ratio is at least 8%. The SSB MOU also requires Sterling Savings Bank to meet certain asset quality targets, develop a written capital plan, develop a three-year strategic plan and accept other limitations.

Under the terms of the Reserve Bank Agreement, Sterling is subject to restrictions on its ability to pay dividends and distributions, incur debt, purchase or redeem its stock and appoint new board members or senior executive officers. Under the Reserve Bank Agreement, Sterling is also required to act as a source of strength to Sterling Savings Bank and to report quarterly to the Reserve Bank on steps taken to improve its capital ratios and risk, liquidity and fund management and on other matters.

We cannot determine whether or when the SSB MOU or the Reserve Bank Agreement will be lifted or terminated. Even if the Reserve Bank Agreement is lifted or terminated, we may remain subject to a memorandum of understanding or other undertaking with the Reserve Bank that restricts our activities and continues to impose higher capital ratios, as the SSB MOU does. The requirements and restrictions of the Reserve Bank Agreement are judicially enforceable, and Sterling Savings Bank is obligated to comply with the undertakings set forth in the SSB MOU. The failure to comply with the SSB MOU and the Reserve Bank Agreement may result in the issuance of a new cease and desist order or subject Sterling and Sterling Savings Bank to additional regulatory restrictions including: the imposition of civil monetary penalties; the issuance of directives to increase capital or enter into a strategic transaction, whether by merger or otherwise, with a third party; and other limitations or restrictions on our business or activities.

Our strategy of pursuing FDIC-assisted acquisition opportunities may not be successful.

We anticipate that a part of our future business strategy will be to pursue the acquisition of failed banks that the FDIC plans to place in receivership. We are not currently qualified to bid on these transactions. Although we plan to be intensely focused on complying with and being released from the SSB MOU and the Reserve Bank Agreement and becoming qualified to bid on FDIC-assisted transactions, we may not be successful in the near term or at all. Prolonged or indefinite failure to achieve such qualification could cause us to miss the opportunity to bid on banks that we believe would be attractive acquisition candidates. Even if we become qualified to bid on these transactions, the FDIC may not place banks that meet our strategic objectives into receivership. Failed bank transactions are attractive opportunities in part because of loss sharing arrangements with the FDIC that limit the acquirer’s downside risk on the purchased loan portfolio and, apart from the acquirer’s assumption of deposit liabilities, the acquirer has significant discretion as to the non-deposit liabilities that it assumes. In addition, assets purchased from the FDIC are marked to their fair value and in many cases there is little or no addition to goodwill arising from an FDIC-assisted transaction. The bidding process for failing banks could become very competitive, and the FDIC does not provide information about bids until after the failing bank is closed. Sterling may not be able to match or beat the bids of other acquirers unless it bids aggressively by increasing the premium paid on assumed deposits, reducing the discount bid on assets purchased or taking other actions, any of which could make the acquisition less attractive.

The FDIC Policy Statement will limit our ability to acquire failed banks.

As the agency responsible for resolving failed depository institutions, the FDIC has discretion to determine whether a party is qualified to bid on a failed institution. The FDIC Policy Statement imposes additional restrictions and requirements on certain “private investors” and institutions, to the extent that those investors or institutions seek to acquire a failed institution from the FDIC. These include, among others, a requirement that certain private investors in those institutions agree to a three-year transfer restriction on their shares. Since its initial adoption on August 26, 2009, the FDIC has issued several interpretations which have modified the Policy Statement and the FDIC may change it in the future. On April 23, 2010, the FDIC issued an interpretation that would permit a recapitalized institution (such as Sterling) to acquire failed banks without being subject to the FDIC Policy Statement, provided the assets of the failed banks acquired during the 18 months following Sterling’s Recapitalization do not exceed 100 percent of the total assets of the recapitalized institution. It is not clear, based on the current FDIC Policy Statement, whether the total assets are measured by Sterling’s assets at the holding company level or at the bank subsidiary level. In addition, it is not clear how the FDIC would calculate percentage of assets, and whether that percentage is based on assets at the time of the Recapitalization or whether the percentage is based on growth or contraction in an institution over time.

Sterling expects to bid on failed banks as a key component of its strategy, if and when it is permitted to do so by its regulators as described in the preceding risk factor. Sterling does not anticipate taking any action that would subject shareholders to the terms of the FDIC Policy Statement, which may limit Sterling’s ability to pursue attractive acquisition opportunities and harm its competitive position.

It is possible that Sterling might wish to engage in an acquisition that could trigger applicability of the FDIC Policy Statement to it and to certain of its shareholders as a result of the size of a potential acquisition or possible changes to the FDIC Policy Statement. Were it to apply, Sterling would be required to maintain a ratio of Tier 1 common equity to total assets of at least 10% for a period of three years following a failed bank acquisition, and thereafter, so long as such shareholders continue to hold their investment in Sterling, to maintain a capital level sufficient to be “well-capitalized” under FDIC rules and regulations. Further, certain shareholders might be required to agree to hold their shares for three years, provide certain information to the FDIC and agree to certain other restrictions. Sterling does not intend to make any such acquisition absent the consent of those shareholders to whom the FDIC Policy Statement would apply, and it is possible that any such consent might not be obtained. If Sterling is able to obtain requisite shareholder consent to be bound by the Policy Statement and enters into such transactions, its operating flexibility could be harmed by having to comply with the other requirements set forth in the Policy Statement. On the other hand, if Sterling is not able to pursue transactions that it otherwise believes are attractive, its competitive position may be harmed.

Acquisitions present many risks, and we may not realize the financial and strategic goals that are contemplated at the time of any future acquisitions.

Our strategy includes an intent to acquire other banks in FDIC-assisted transactions or otherwise. This strategy entails risk. Acquisitions and related transition and integration activities may disrupt our ongoing business and divert management’s attention. In addition, an acquisition may not further our corporate strategy as we expected, we may pay more than the acquired banks or assets are ultimately worth or we may not integrate an acquired bank or assets as successfully as we expected, which could adversely affect our business, results of operations and financial condition. We may be adversely affected by liabilities or pre-existing contractual relationships that we assume and may also fail to anticipate or accurately estimate litigation or other exposure, unfavorable accounting consequences, increases in taxes due or a loss of anticipated tax benefits. Other potential adverse consequences include higher than anticipated costs associated with the acquired bank or assets or integration activities. The use of cash to pay for acquisitions may limit our use of cash for other potential activities, such as dividends. The use of equity securities to pay for acquisitions could significantly dilute existing shareholders. If we use debt to finance acquisitions, we may significantly increase our expenses, leverage and debt service requirements. The occurrence of any of these risks could have a material adverse effect on our business, results of operations, financial condition or cash flows, particularly in the case of a large acquisition or several concurrent acquisitions.

We could be materially and adversely affected if we or any of our officers or directors fail to comply with bank and other laws and regulations.

As a bank holding company, we are subject to extensive regulation by U.S. federal and state regulatory agencies and face risks associated with investigations and proceedings by regulatory agencies, including those that we may believe to be immaterial. Like any corporation, we are also subject to risk arising from potential employee misconduct, including non-compliance with our policies. Any interventions by authorities may result in adverse judgments, settlements, fines, penalties, injunctions, suspension or expulsion of our officers or directors from the banking industry or other relief. In addition to the monetary consequences, these measures could, for example, impact our ability to engage in, or impose limitations on, certain of our businesses. The number of these investigations and proceedings, as well as the amount of penalties and fines sought, has increased substantially in recent years with regard to many firms in the industry. Significant regulatory action against us or our officers or directors could materially and adversely affect our business, financial condition or results of operations or cause us significant reputational harm, which could seriously harm our business.

Our Common Stock is equity and is subordinate to our existing and future indebtedness, and our Common Stock would be subordinate to any future preferred stock.

Shares of our Common Stock are equity interests in us, do not constitute indebtedness, and, therefore, are not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Shares of our Common Stock will rank junior to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including in liquidation. Our Board of Directors is authorized to issue additional classes or series of preferred stock without any action on the part of the holders of our Common Stock, and the holders of our Common Stock do not have the right to prevent us from incurring indebtedness or other claims.

Holders of our Warrants will not be entitled to any rights with respect to our Common Stock, but will be subject to all changes made with respect to them.

Holders of our Warrants will not be entitled to any rights with respect to our Common Stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our Common Stock) unless and until the holder elects to exercise its Warrants and receive Common Stock. Holders of the Warrants will be subject to all changes affecting our Common Stock. For example, if an amendment requiring shareholder approval is proposed to our certificate of incorporation or bylaws and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to a holder’s exercise of its Warrants, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our Common Stock.

Resales of our Common Stock may be impeded by the Transfer Restrictions.

Subject to certain exceptions, the Securities offered pursuant to this Registration Statement are subject to transfer restrictions designed to prevent (a) any person from acquiring ownership, for relevant tax purposes, of 5 percent or more of our shares and (b) the disposition of shares by any person that owns 5 percent or more of our shares, subject to certain exceptions. These restrictions may adversely affect your ability to resell our Common Stock by rendering any transactions in violation of this prohibition void ab initio. In addition, we intend to propose, at our upcoming annual meeting, an amendment to our Articles of Incorporation that would impose these transfer restrictions on other holders of our Common Stock.

In addition, on April 14, 2010, we adopted a Shareholder Rights Plan, which is described in “Transfer Restrictions and Rights Plan” below as well as in our Form 8-K filed on April 15, 2010. The purpose of the Rights Plan is to minimize the likelihood of an “ownership change,” which is described below under “—Our ability to use our deferred tax assets may be materially impaired,” and thus to protect our ability to use our net operating loss carry-forward and certain built-in losses to offset future income. The Rights Plan provides an economic disincentive for any one person or group to become a Threshold Holder (as defined therein, generally an owner of 5 percent or more of our stock) and for any existing Threshold Holder to acquire more than a specified amount of additional shares, and so may adversely affect one’s ability to resell our Common Stock and negatively affect the trading price of our Common Stock.

In addition, if you are an investor not in the Republic of Korea, you will not be permitted to sell or transfer your Securities to a Korean resident until August 26, 2011, and if you are an investor in the Republic of Korea, you will not be permitted to sell or transfer your Securities to another Korean resident other than a professional investor until August 26, 2011; provided that, in each case, such restrictions shall not apply to open market transactions effected through the New York Stock Exchange or NASDAQ. These restrictions may limit your ability to resell your Securities.

We are not currently able to pay dividends on our Common Stock.

Under the terms of our junior subordinated notes and the trust documents relating to our trust preferred securities, we are allowed to defer payments of interest for up to 20 consecutive quarterly periods without default. During the deferral period, however, Sterling generally may not pay cash dividends on or repurchase Common Stock, until all accrued interest payments are paid and regularly scheduled interest payments are resumed. We are currently, and expect to continue to be, in deferral on the payment of interest relating to the trust preferred securities and will therefore be unable to pay cash dividends on Common Stock or preferred stock in the foreseeable future. Pursuant to the terms of the Treasury Exchange, subject to certain exceptions, we will be unable to pay cash dividends on Common Stock without the Treasury’s consent until the earlier of December 5, 2011, or such time as the Treasury ceases to own any debt or equity securities acquired pursuant to the Exchange Agreement or the Treasury Warrant. In addition, under the SSB MOU and the Reserve Bank Agreement, Sterling is prohibited from paying dividends without the prior approval of the FDIC, WDFI and the Reserve Bank. See “Dividend Policy” below.

Sterling may suffer substantial losses due to its agreements to indemnify certain investors against a broad range of potential claims.

In connection with Sterling’s recapitalization efforts, Sterling has agreed to indemnify THL, Warburg Pincus, the Private Placement Investors and certain related parties for a broad range of claims, including any inaccuracies or breaches of Sterling’s representations and warranties in the relevant Anchor Investment Agreements and Subscription Agreements and any losses arising out of or resulting from any legal, administrative or other proceedings arising out of the transactions contemplated by the relevant Anchor Investment Agreements and Subscription Agreements and the terms of the securities being offered. While these indemnities are capped at the aggregate purchase price of $730 million, if all or some claims were successfully brought against Sterling, this could potentially result in significant losses for Sterling.

As a result of the Recapitalization Transactions, THL and Warburg Pincus are substantial holders of our Common Stock.

Following the closing of the Recapitalization Transactions, THL and Warburg Pincus each became beneficial owners, as of November 1, 2010, of approximately 22.6 percent of our outstanding Common Stock, assuming full exercise of such Anchor Investor’s warrant, and each has a representative on our Board of Directors. Accordingly, THL and Warburg Pincus will each have substantial influence over the election of directors to our board and over corporate policy, including decisions to enter into mergers or other extraordinary transactions. In addition, as part of the negotiations for the Anchor Investments, THL and Warburg Pincus requested, and our Board of Directors agreed to grant, pre-emptive rights to maintain THL’s and Warburg Pincus’s fully diluted percentage ownership of our Common Stock in the event of certain issuances of securities by us. In pursuing its economic interests, THL and Warburg Pincus may make decisions with respect to fundamental corporate transactions that may be different than the decisions of other shareholders.

Our stock price has been and may continue to be volatile, which could cause the value of investments in our Common Stock to decline.

In recent periods, the trading price of our Common Stock has been and may continue to be highly volatile and subject to wide fluctuations in price. This volatility is in response to various factors, many of which are beyond our control, including:

•	actual or anticipated variations in quarterly operating results from historical results or estimates of results prepared by securities analysts;

•	announcements of new services or products by us or our competitors;

•	announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	conditions or trends in the financial industry;

•	additions or departures of key personnel;

•	general economic conditions and interest rates;

•	the trading volume of our Common Stock;

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instability in the United States and other financial markets and the ongoing and possible escalation of unrest in the Middle East, other armed hostilities or further acts or threats of terrorism in the United States or elsewhere;

•	sales of our Common Stock;

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the potential impact of the secondary trading of our stock on foreign exchanges that are subject to less regulatory oversight than the NASDAQ Capital Market, without our permission, and the activity of the market makers of our stock on such exchanges, including the risk that such market makers may engage in naked short sales and/or other deceptive trading practices that may artificially depress or otherwise affect the price of our Common Stock on the NASDAQ Capital Market;

•	earnings estimates and recommendations of securities analysts;

•	the performance and stock price of other companies that investors and analysts deem comparable to us;

•	the soundness or predicted soundness of other financial institutions; and

•	the public perception of the banking industry and its safety and soundness.

In addition, the stock market in general, and the NASDAQ Capital Market and the market for commercial banks and other financial services companies in particular, has experienced significant price and volume fluctuations that sometimes have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our Common Stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. Sterling is currently engaged in securities class action litigation, ERISA class action litigation, and derivative class action litigation, and these actions or any other suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources. As a result of these factors, among others, the value of your investment may decline, and you may be unable to sell your shares of our Common Stock at or above your purchase price.

The trading volume of our Common Stock is lower than that of other financial services companies.

Our Common Stock is listed on the NASDAQ Capital Market under the symbol “STSA.” The average daily trading volume for shares of our Common Stock is lower than larger financial institutions. During the 12 months ended October 31, 2010, the average daily trading volume for our Common Stock was 1,165,020 shares. As a result, sales of our Common Stock may place significant downward pressure on the market price of our Common Stock. Furthermore, it may be difficult for holders to resell their shares at prices they find attractive, or at all.

No public market for our Warrants currently exists, and an active trading market may not develop or be sustained following this offering.

Prior to this offering, there has been no public market for the Warrants. An active trading market may not develop following the closing of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell the Warrants at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of the Warrants. We are not currently able to comply with conditions required to list the Warrants on any securities exchange, and we may not be able to comply in the future. Failure to list the Warrants may further limit their trading market.

Our ability to use our deferred tax assets may be materially impaired.

As of June 30, 2010, our net deferred tax asset was approximately $325 million, which includes approximately $222 million of federal and state net operating losses (“NOLs”). We currently have a valuation allowance of $325 million against this deferred tax asset. Our ability to use our deferred tax assets to offset future taxable income will be limited if we experience an “ownership change” as defined in Section 382 of the Code. As a result of the Recapitalization Transactions we are now close to the “ownership change” threshold.

In general, an ownership change will occur if there is a cumulative increase in our ownership by “5-percent shareholders” (as defined in the Code) that exceeds 50 percentage points over a rolling three-year period. A corporation that experiences an ownership change will generally be subject to an annual limitation on the use of its pre-ownership change deferred tax assets equal to the equity value of the corporation immediately before the ownership change, multiplied by the long-term tax-exempt rate, which is currently 3.86 percent for ownership changes occurring in November 2010.

While we have taken measures to reduce the likelihood that future transactions in our stock will result in an ownership change, such an ownership change might occur in the future. More specifically, while the Rights Plan described below under “Transfer Restrictions and Rights Plan” provides an economic disincentive for any one person or group to become a Threshold Holder (as defined in the Rights Plan) and for any existing Threshold Holder to acquire more than a specified amount of additional shares, the Rights Plan might not deter a shareholder from increasing its ownership interests beyond the limits set by the Rights Plan. Such an increase could adversely affect our ownership change calculations.

In addition, while the Section 382 Transfer Restrictions and the Proposed Section 382 Articles Amendment, each described below under “Transfer Restrictions and Rights Plan,” are designed to prevent transactions that could lead to an ownership change, currently only certain of the Securities offered pursuant to this Prospectus are subject to the Section 382 Transfer Restrictions, our shareholders might not approve the Proposed Section 382 Articles Amendment, and these restrictions might not be sustained by a court or otherwise might not be entirely effective in preventing an ownership change.

Our calculations regarding our current cumulative change and the likelihood of a future ownership change are based on current law. Any change in applicable law may result in an ownership change.

We incurred significant losses over the last seven quarters and may continue do so in the future

Cumulatively, from the fourth quarter of 2008 through the second quarter of 2010, we have incurred a net loss available to common shareholders of $1.4 billion, or a loss of $26.18 per common share, primarily due to a $1.1 billion provision for credit losses, a $451.3 million charge for goodwill impairment and the establishment of a $325.0 million deferred tax asset valuation allowance. In light of the current economic environment, significant additional provisions for credit losses may be necessary to supplement the allowance for loan and lease losses in the future. As a result, we may incur significant credit costs throughout 2010, which would continue to have an adverse impact on our financial condition and results of operations and the value of our Securities. Additional credit losses or impairment charges could cause us to incur a net loss in the future and could adversely affect the price of, and market for, our Securities.

Our estimated allowance for losses in our loan portfolio may be inadequate, which would cause our results of operations and financial condition to be adversely affected.

We maintain an allowance for credit losses, which is a reserve established through a provision for credit losses charged as an expense and represents management’s best estimate of incurred losses within our existing portfolio of loans, which has been increasing in light of recent economic conditions. The level of the allowance reflects management’s estimates based upon various assumptions and judgments as to specific credit risks, evaluation of industry concentrations, loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions and unidentified losses inherent in the current loan portfolio. The determination of the appropriate level of the allowance for loan and lease losses inherently involves a high degree of subjectivity and requires management to make significant estimates and judgments regarding current credit risks and future trends, all of which may undergo material changes. If our estimates prove to be incorrect, our allowance for credit losses may not be sufficient to cover losses in our loan portfolio and our expense relating to the additional provision for credit losses could increase substantially. In addition, bank regulatory agencies periodically review the adequacy of our allowance for credit losses as part of their examination process, and may require an increase in the provision for possible credit losses or the recognition of further loan charge-offs. Any such increases in the allowance for credit losses may have a material adverse effect on our results of operations, financial condition and the value of our Securities.

We have received a notice of noncompliance from NASDAQ, and our Common Stock may be subject to delisting.

On December 7, 2009, at which date our Common Stock was listed on the NASDAQ Global Select Market, we received a letter from NASDAQ notifying us that we no longer met NASDAQ’s continued listing requirement under Listing Rule 5450(a)(1) (the “Bid Price Rule”) because the bid price for our Common Stock had closed below $1.00 per share for 30 consecutive business days. On June 8, 2010, NASDAQ approved the transfer of the listing of our Common Stock to the NASDAQ Capital Market, thus providing us until December 6, 2010 to regain compliance with the Bid Price Rule. If compliance with the Bid Price Rule cannot be established prior to December 6, 2010, our Common Stock will be subject to delisting from the NASDAQ Capital Market. On October 21, 2010, our shareholders approved an amendment to our Restated Articles of Incorporation to effect a reverse stock split of our Common Stock at a ratio to be determined by Sterling’s Board of Directors between one-for-50 and one-for-125 shares of Common Stock. We expect to effect the reverse stock split prior to the expiration of applicable grace periods under NASDAQ rules. However, we might not be successful at reestablishing or maintaining compliance with the Bid Price Rule prior to such expiration, and a delisting from NASDAQ would have a negative impact on the value and liquidity of our Common Stock and our ability to access the capital markets.

The effects of the current economic recession have been particularly severe in our primary market areas in the Pacific Northwest and Northern California.

Substantially all of our loans are to businesses and individuals in Washington, Oregon, Idaho, Montana and California. The Pacific Northwest and Northern California have some of the nation’s highest unemployment rates, and major employers in Washington, Oregon, Idaho and Northern California have implemented substantial employee layoffs or scaled back growth plans in recent periods. Severe declines in housing prices and property values have been particularly acute in our primary market areas. The State of California continues to face fiscal challenges, of which the long-term effects on California’s economy cannot be predicted. A further deterioration in the economic conditions or a prolonged delay in economic recovery in our primary market areas could result in the following consequences, any of which could materially and adversely affect our business: collateral for loans made by us, especially real estate, may decline further in value, in turn reducing customers’ borrowing power and further reducing the value of assets and collateral associated with our existing loans; loan delinquencies may increase; problem assets and foreclosures may increase; demand for our products and services may decrease; and access to low cost or noninterest bearing deposits may decrease.

A large percentage of our loan portfolio is secured by real estate. Continued deterioration in the real estate market or other segments of our loan portfolio would lead to additional losses, which could have a material adverse effect on our business, financial condition and results of operations.

Approximately 87 percent of our loan portfolio was secured by real estate as of June 30, 2010. The secured loans include construction loans, which comprise 17 percent of our total real estate secured loans as of such date. As a result of increased levels of commercial and consumer delinquencies and declining real estate values, we have experienced increasing levels of net charge-offs and provisions for credit losses. Continued increases in commercial and consumer delinquency levels or continued declines in real estate market values would require increased net charge-offs and increases in the provision for loan and lease losses, which could have a material adverse effect on our business, financial condition and results of operations and prospects. Acts of nature, including earthquakes, floods and fires, which may cause uninsured damage and other loss of value to real estate that secures these loans, may also have a negative impact on our financial condition. In addition, we may face risks associated with our real estate lending under various federal, state and local environmental laws that impose certain requirements on the owner or operator of a property.

We have a concentration in non-owner-occupied commercial real estate loans, which generally involve a higher degree of risk than residential mortgage loans.

Sterling’s Commercial Banking Group provides a full range of credit products to small and medium-sized businesses and to individuals, including lines of credit, receivable and inventory financing, equipment loans and owner occupied commercial real estate. At June 30, 2010, approximately 31 percent of our loan portfolio could be classified as commercial lending and approximately 24 percent of our real estate secured loans were secured by non-owner-occupied commercial real estate. Commercial loans generally involve a higher degree of credit risk than residential mortgage lending due, among other things, to the large amounts loaned to individual borrowers. In addition, unlike residential mortgage loans, commercial real estate loans generally depend on the cash flow from the property to service the debt. Cash flow may be significantly affected by general economic conditions. Losses incurred on loans to a small number of borrowers could have a material adverse impact on our income and financial condition. Also, many of our commercial real estate borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

A rapid change in interest rates could make it difficult to maintain our current net interest income spread and could result in reduced earnings.

Our earnings are largely derived from net interest income, which is interest income earned on loans and investments, less interest paid on deposits and other borrowings. Interest rates are highly sensitive to many factors that are beyond the control of our management, including general economic conditions and the policies of various governmental and regulatory authorities. As interest rates change, net interest income is affected. With fixed rate assets (such as fixed rate loans and most investment securities) and liabilities (such as certificates of deposit), the effect on net interest income depends on the cash flows associated with the maturity of the asset or liability. Asset/liability management policies may not be successfully implemented and from time to time our risk position is not balanced. An unanticipated rapid decrease or increase in interest rates could have an adverse effect on the spreads between the interest rates earned on assets and the rates of interest paid on liabilities, and therefore on the level of net interest income. For instance, any rapid increase in interest rates in the future could result in interest expense increasing faster than interest income because of fixed rate loans and longer-term investments. Further, substantially higher interest rates generally reduce loan demand and may result in slower loan growth than previously experienced. This could have an adverse negative effect on our earnings.

Our cost of funds may increase as a result of many factors, which may reduce our profitability.

Our cost of funds may increase because of general economic conditions, unfavorable conditions in the capital markets, changes in interest rates, government intervention and support of competitors, government price controls and competitive pressures. We have traditionally obtained funds principally through deposits and, to a lesser extent, other borrowings, including repurchase agreements. As a general rule, deposits are a cheaper and more stable source of funds than borrowings. Checking and savings account balances and other forms of deposits can decrease when our deposit customers perceive alternative investments, such as the stock market or other non-depository investments, as providing superior expected returns, seek to spread their deposits over several banks to maximize FDIC insurance coverage or perceive weakness in our financial stability. Furthermore, technology and other changes have made it more convenient for bank customers to transfer funds into alternative investments, including products offered by other financial institutions or non-bank service providers. Additional increases in short-term interest rates could increase transfers of deposits to higher yielding deposits. Efforts and initiatives we undertake to retain and increase deposits, including deposit pricing, can increase our costs. When bank customers move money out of bank deposits in favor of alternative investments or into higher yielding deposits, or spread their accounts over several banks, we can lose a relatively inexpensive source of funds, thus increasing our funding costs. If, as a result of general economic conditions, market interest rates, competitive pressures or other factors, our level of deposits decreases relative to our overall banking activities, we may need to rely more heavily on borrowings and/or wholesale funding as a source of funds, and this may negatively impact our net interest margin and subject Sterling to additional liquidity and funding risks.

We may have reduced access to wholesale funding sources.

As a part of our liquidity management, we use a number of funding sources in addition to core deposit growth and repayments and maturities of loans and investments. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding at acceptable interest rates. If we are required to rely more heavily on more expensive funding sources, our revenues may not increase proportionately to cover our costs, and our profitability would be adversely affected.

Our banking operations are subject to extensive governmental regulation, and further regulatory actions against us may impair our operations or restrict our growth.

We and our subsidiaries are subject to extensive regulation under federal and state laws including those of the FDIC and the WDFI. These laws and regulations are primarily intended to protect customers, depositors and the Deposit Insurance Fund rather than shareholders. In addition, Sterling is subject to regulation and supervision by the Federal Reserve and the SEC and to the listing standards of the NASDAQ Capital Market. Our banking subsidiary is also subject to the supervision by and the regulations of the FDIC, and the state agencies for the states in which it conducts business. As a Washington state-chartered commercial bank, Sterling Savings Bank is primarily regulated by the WDFI.

Statutes and regulations affecting our business may be changed at any time, and the interpretation of these statutes and regulations by examining authorities may also change. Within the last several years, Congress and the President have passed and enacted significant changes to these statutes and regulations, including most recently, the Dodd-Frank Act signed into law on July 21, 2010. Such changes to the statutes and regulations or to their interpretation may adversely affect our business. In addition to governmental supervision and regulation, we are subject to changes in other federal and state laws, including changes in tax laws, which could materially affect the banking industry. The regulators may continue to limit our activities or growth and may impose monetary penalties, which could severely limit or end our operations. Banking laws and regulations change from time to time. Bank regulations can hinder our ability to compete with financial services companies that are not regulated in the same manner or are less regulated.

Bank regulatory authorities have the authority to bring enforcement actions against banks and bank holding companies for unsafe or unsound practices in the conduct of their businesses or for violations of any law, rule or regulation, any condition imposed in writing by the appropriate bank regulatory agency or any written agreement with the authority.

Recent changes have created regulatory uncertainty.

Regulation of the financial services industry is undergoing major changes. The Dodd-Frank Act significantly revises and expands the rulemaking, supervisory and enforcement authority of federal bank regulators. Although the statute will have a greater impact on larger institutions than regional bank holding companies such as Sterling, many of its provisions will apply to us. Among other things, the Dodd-Frank Act:

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is changing the capital requirements for bank holding companies and would require less favorable capital treatment for future issuances of trust preferred (although our existing trust preferred are grandfathered and therefore not subject to the new rules);

•	raises prudential standards by requiring, for instance, annual internal stress testing and establishment of independent risk committees for banks with $10 billion or more in assets;

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grants the FDIC back-up supervisory authority with respect to depository institution holding companies that engage in conduct that poses a foreseeable and material risk to the Deposit Insurance Fund, and heightens the Federal Reserve’s authority to examine, prescribe regulations and take action with respect to all subsidiaries of a bank holding company;

•	prohibits insured state-chartered banks from engaging in derivatives transactions unless the chartering state’s lending limit laws take into consideration credit exposure to derivative transactions;

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specifies that a bank holding company may acquire control of an out-of-state bank only if it is well-capitalized and well-managed, and does not allow interstate merger transactions unless the resulting bank would be well-capitalized and well-managed after the transaction;

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changes how the FDIC calculates deposit insurance assessments and effectively requires increases in deposit insurance fees that will be borne primarily by institutions with assets of greater than $10 billion;

•	subjects both large and small financial institutions to data and information gathering by a newly created Office of Financial Research;

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requires retention of 5 percent of the credit risk in assets transferred, sold or conveyed through issuances of asset-backed securities, with the risk-retention obligation spread between securitizers and originators;

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creates a new Consumer Bureau given rulemaking, examination and enforcement authority over consumer protection matters, imposes limits on debit card interchange fees that may be charged by card issuers with $10 billion or more in assets and contains provisions on mortgage-related matters such as steering incentives, determinations as to a borrowers’ ability to repay and prepayment penalties; and

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mandates and allows certain changes regarding corporate governance and executive compensation such as shareholder proxy access for publicly traded banks’ director nominations, clawback of incentive-based compensation from executive officers and increased disclosure on compensation arrangements.

Some of these changes are effective immediately, though most will be phased in gradually. In addition, the statute in many instances calls for future rulemaking to implement its provisions, so the precise contours of the law and its effects on us cannot yet be fully understood. The provisions of the Dodd-Frank Act and the subsequent exercise by regulators of their revised and expanded powers thereunder could materially impact the profitability of our business, the value of assets we hold or the collateral available for our loans, require changes to business practices or force us to discontinue businesses and expose us to additional costs, taxes, liabilities, enforcement actions and reputational risk. Legislators and regulators are also considering a wide range of proposals beyond the Dodd-Frank Act that, if enacted, could result in major changes to the way banking operations are regulated.

We may be subject to more stringent capital requirements.

As discussed above, the Dodd-Frank Act would require the federal banking agencies to establish stricter risk-based capital requirements and leverage limits to apply to banks and bank holding companies. In addition, the “Basel III” standards recently announced by the Basel Committee on Banking Supervision (the “Basel Committee”), if adopted, could lead to significantly higher capital requirements, higher capital charges and more restrictive leverage and liquidity ratios. The standards would, among other things, impose more restrictive eligibility requirements for Tier 1 and Tier 2 capital; increase the minimum Tier 1 common equity ratio to 4.5 percent, net of regulatory deductions, and introduce a capital conservation buffer of an additional 2.5 percent of common equity to risk-weighted assets, raising the target minimum common equity ratio to 7 percent; increase the minimum Tier 1 capital ratio to 8.5 percent inclusive of the capital conservation buffer; increase the minimum total capital ratio to 10.5 percent inclusive of the capital buffer; and introduce a countercyclical capital buffer of up to 2.5 percent of common equity or other fully loss absorbing capital for periods of excess credit growth. Basel III also introduces a non-risk adjusted Tier 1 leverage ratio of 3 percent, based on a measure of total exposure rather than total assets, and new liquidity standards.

The new Basel III capital standards will be phased in from January 1, 2013 until January 1, 2019, and it is not yet known how these standards will be implemented by U.S. regulators generally or how they will be applied to community banks of our size. Implementation of these standards, or any other new regulations, may adversely affect our ability to pay dividends, or require us to reduce business levels or raise capital, including in ways that may adversely affect our results of operations or financial condition.

You may be subject to tax upon an adjustment to the number of shares of our Common Stock underlying the Warrants or the exercise price of the Warrants even though you do not receive a corresponding cash distribution.

The number of shares of our Common Stock underlying the Warrants and the exercise price of the Warrants are subject to adjustment in certain circumstances. To the extent any such adjustment or failure to adjust results in an increase in your proportionate interest in our assets or our earnings and profits, you will be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent deemed paid out of our earnings and profits without the receipt of any cash. If you are a Non-U.S. Holder (as defined below), such deemed dividend generally will be subject to U.S. federal withholding tax (currently at a 30 percent rate, or such lower rate as may be specified by an applicable treaty), which may reduce the amount of shares of our Common Stock to be delivered upon exercise of Warrants. See “Certain Material U.S. Federal Income and Estate Tax Considerations” in this Prospectus.

Difficult market conditions have adversely affected and may continue to have an adverse effect on our industry.

The capital and credit markets have been experiencing difficulty for more than three years. Dramatic declines in the housing market over the past three years, with falling home prices and increasing foreclosures, unemployment and under-employment, have had a negative impact on the performance of mortgage loans and have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities as well as major commercial and investment banks. These write-downs have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets has adversely affected our business, financial condition and results of operations. We expect that the difficult conditions in the financial markets will improve only slowly in the near future. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial institutions industry. In particular, we may face the following risks in connection with these events:

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While increased regulation and enforcement is now certain in the financial sector, with increased compliance costs, the scope of such regulation is uncertain, and that uncertainty affects our business opportunities and plans.

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Our ability to assess the creditworthiness of our customers may be impaired if the models and approaches we use to select, manage, and underwrite our customers become less predictive of future behaviors.

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The process we use to estimate losses inherent in our loan portfolio requires difficult, subjective and complex judgments, including forecasts of economic conditions and how these economic predictions might impair the ability of our borrowers to repay their loans, which may no longer be capable of accurate estimation and may, in turn, have a negative impact on the reliability of the process.

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We will be required to pay significantly higher FDIC premiums because market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits.

•	There may be additional downward pressure on our stock price.

•	Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions and government sponsored entities.

•	We may face increased competition due to intensified consolidation of the financial services industry.

If a failure or slowing of the current modest recovery from recessionary conditions occurs, we may experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

We may realize losses on our investment securities in future periods if our management decides not to hold the investments to recovery, there is a change in management’s or the rating agencies’ assessment of credit risk on individual securities, or there is a change in regulatory or accounting requirements.

As of June 30, 2010, we held a position in a security considered impaired because its fair value was less than its amortized cost basis. This security is a single-issuer trust preferred security with an amortized cost of $24.8 million compared with a $19.9 million market value. Although we have no intent to sell the security and it is not more likely than not that we will be required to sell the security before its anticipated recovery, certain events may occur where we would choose to or may be required to sell the security. If we choose to or are required to sell this investment before a recovery of the entire cost basis of the security, then we may recognize a loss on the security.

As a bank holding company that conducts substantially all of our operations through our banking subsidiary, Sterling Savings Bank, our ability to pay dividends, repurchase our shares or to repay our indebtedness depends upon liquid assets held by the holding company and the results of operations of our subsidiary.

Sterling is a separate and distinct legal entity from our subsidiaries, and we receive substantially all of our revenue from dividends paid from our banking subsidiary, Sterling Savings Bank. There are legal limitations on the extent to which our banking subsidiary may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us. A prolonged inability to receive dividends from our banking subsidiary could adversely affect our business, financial condition, results of operations and prospects.

Our net income depends primarily upon Sterling Savings Bank’s net interest income, which is the income that remains after deducting from total income generated by earning assets the expense attributable to the acquisition of the funds required to support earning assets (primarily interest paid on deposits). The amount of interest income is dependent on many factors including the volume of earning assets, the general level of interest rates, the dynamics of changes in interest rates and the levels of nonperforming loans. All of those factors affect our banking subsidiary’s ability to pay dividends to the holding company.

Various statutory provisions restrict the amount of dividends Sterling Savings Bank can pay to us without regulatory approval. Sterling Savings Bank may not pay cash dividends if those payments could reduce the amount of their capital below that necessary to meet the “adequately capitalized” level in accordance with regulatory capital requirements. Sterling Savings Bank is also restricted from paying dividends to Sterling pursuant to the terms of the SSB MOU. It is also possible that, depending upon the financial condition of our banking subsidiary and other factors, regulatory authorities could assert that payment of dividends or other payments, including payments to us, is an unsafe or unsound practice. Under Washington banking law, our banking subsidiary may not pay a dividend greater than its retained earnings without WDFI approval.

Emergency measures designed to stabilize the U.S. financial markets are beginning to wind down.

Since mid-2008, a host of government actions have been implemented in response to the financial crisis and the recession. Some of the programs are beginning to expire and the impact of the wind-down of these programs on the financial sector and on the nascent economic recovery is unknown. As government support schemes are cancelled, changed or withdrawn, there is a possibility that we, as well as other financial institutions, may have insufficient access to, or incur higher costs associated with, funding alternatives, which could have a material adverse effect on our business, financial condition, results of operations and prospects. In particular, although pursuant to the Dodd-Frank Act certain non-interest bearing transaction accounts will be fully guaranteed by the FDIC for an unlimited amount of coverage through the end of 2012, some accounts currently covered under the voluntary Transaction Account Guarantee (“TAG”) program, such as Negotiable Order of Withdrawal (“NOW”) checking accounts, will not benefit from this coverage extension that takes effect upon the TAG program’s expiration on December 31, 2010. This change could adversely affect us, especially in light of the concerns about our financial viability. In addition, a stall in the economic recovery or continuation or worsening of current financial market conditions could exacerbate these effects.

Because of our participation in the Troubled Asset Relief Program (“TARP”), we are subject to restrictions on compensation paid to our executives, which may make it difficult to attract and retain key members of management.

Pursuant to the terms of the TARP Capital Purchase Program, we adopted certain standards for executive compensation and corporate governance for the period during which the Treasury owns any debt or equity securities acquired pursuant to the Exchange Agreement. These standards generally apply to our five most highly compensated senior executive officers, including our Chief Executive Officer and Chief Financial Officer, and certain of these restrictions also apply up to the next 20 most highly compensated senior executives. The standards include, among other things:

•	ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution;

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a required clawback of any bonus or incentive compensation paid to a senior executive officer or one of the next twenty most highly compensated employees based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

•	a prohibition on making golden parachute payments to senior executive officers;

•	an agreement not to deduct for tax purposes annual compensation in excess of $500,000 for each senior executive officer; and

•	limitations on bonuses and incentive compensation.

We depend on the services of existing management to carry out our business and investment strategies. In order for us to implement our strategy to emphasize relationship banking, we will need to continue to attract and retain additional management and other qualified staff. Competition for such personnel is significant in our geographic market areas. The loss of the services of any management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our results of operations, financial condition and prospects. In particular, the change to the deductibility limit on executive compensation may increase the overall cost of our compensation programs in future periods and may make it more difficult to attract suitable candidates to serve as executive officers. Further, the possibility of lawsuits from former and current executives may increase because of our inability to fulfill certain compensation arrangements that are now restricted under TARP.

We are also obligated under the Exchange Agreement to take all necessary actions to comply with the executive compensation restrictions applicable to TARP recipients and to comply with any subsequent amendments to these restrictions for so long as we remain subject to such restrictions. For additional details about these restrictions and the Exchange Agreement provisions related thereto, see the description under “Regulatory Matters—Deposit Insurance and Assessments—TARP Regulations” below.

The financial services industry is highly competitive.

We face pricing competition for loans and deposits. We also face competition with respect to customer convenience, product lines, accessibility of service and service capabilities. Our most direct competition comes from other banks, brokerages, mortgage companies and savings institutions. We also face competition from credit unions, government-sponsored enterprises, mutual fund companies, insurance companies and other non-bank businesses. A number of these banks and other financial institutions are significantly larger than we are and have substantially greater access to capital and other resources, as well as larger lending limits and branch systems, and offer a wider array of banking services. Many of our non-bank competitors are not subject to the same extensive regulations that govern us. As a result, these non-bank competitors have advantages over us in providing certain services. This significant competition in attracting and retaining deposits and making loans as well as in providing other financial services throughout our market area may have an adverse impact on future earnings and growth.

The value of the securities in our investment securities portfolio may be negatively affected by continued disruptions in securities markets.

The market for some of the investment securities held in our portfolio has become extremely volatile over the past two years. Volatile market conditions may detrimentally affect the value of these securities, such as through reduced valuations due to the perception of heightened credit and liquidity risks. Declines in market value associated with these disruptions may result in other-than-temporary or permanent impairments of these assets, which would lead to accounting charges that could have a material adverse effect on our net income and capital levels.

A substantial decline in the value of our Federal Home Loan Bank (“FHLB”) common stock may result in an other-than-temporary impairment charge.

We own common stock of the FHLB in order to qualify for membership in the FHLB system, which enables us to borrow funds under the FHLB advance program. The carrying value of our FHLB common stock was approximately $100.4 million as of June 30, 2010, the majority of which was with the FHLB of Seattle. The FHLB Seattle has experienced losses from credit-related charges associated with projected losses on their investments in private-label mortgage-backed securities, and is currently unable to repurchase or redeem capital stock or to pay dividends. Consequently, for this and other reasons, there is a risk that our investment in the common stock of the FHLB could be deemed other than temporarily impaired at some time in the future, which would adversely affect our earnings and the value of, or market for, our Securities.

Current and future increases in FDIC insurance premiums, including FDIC special assessments imposed on all FDIC-insured institutions, will decrease our earnings.

In May 2009, the FDIC announced that it had voted to levy a special assessment on insured institutions in order to facilitate the rebuilding of the Deposit Insurance Fund. The assessment was equal to five basis points of Sterling’s total assets minus Tier 1 capital as of June 30, 2009. This represented a charge of approximately $5.6 million, which was included in noninterest expense during the second quarter of 2009.

The Dodd-Frank Act requires the FDIC to increase the Deposit Insurance Fund’s reserves against future losses, which will necessitate increased assessments that are to be borne primarily by institutions with assets of greater than $10 billion. The precise impact on us will not be clear until the proposal of implementing rules, which is not expected until 2011. Any future increases in assessments will decrease our earnings and could have a material adverse effect on the value of, or market for, our Securities.

Our business is highly reliant on technology and our ability to manage the operational risks associated with technology.

We depend on internal and outsourced technology to support all aspects of our business operations. Interruption or failure of these systems creates a risk of business loss such as civil fines or damage claims from privacy breaches and adverse customer experience. Risk management programs are expensive to maintain and will not protect Sterling from all risks associated with maintaining the security of customer information, proprietary data, external and internal intrusions, disaster recovery and failures in the controls used by vendors.

Changes in accounting standards may have a material impact on how we report our financial condition and results of operations.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. From time to time the Financial Accounting Standards Board changes the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be difficult to predict and can have a material impact on how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in a restatement of prior period financial statements.

We may be required to repurchase mortgage loans in some circumstances, which could harm our liquidity, results of operations and financial condition.

When we sell mortgage loans, whether as whole loans or pursuant to a securitization, we are required to make certain representations and warranties to the purchaser about the mortgage loans and the manner in which they were originated. Our whole loan sale agreements require us to repurchase or substitute mortgage loans in the event we breach any of these representations or warranties. In addition, we may be required to repurchase mortgage loans as a result of borrower fraud or in the event of early payment default of the borrower on a mortgage loan. Likewise, we are required to repurchase or substitute mortgage loans if we breach a representation or warranty in connection with our securitizations. The remedies available to us against the originating broker or correspondent may not be as broad as the remedies available to a purchaser of mortgage loans against us, and we face the further risk that the originating broker or correspondent may not have the financial capacity to perform remedies that otherwise may be available to us. Therefore, if a purchaser enforces its remedies against us, we may not be able to recover our losses from the originating broker or correspondent. If repurchase and indemnity demands increase, our liquidity, results of operations and financial condition will be adversely affected.

Our operations could be interrupted if our third-party service providers experience difficulty, terminate their services or fail to comply with banking regulations.

We depend, and will continue to depend, to a significant extent, on a number of relationships with third-party service providers. Specifically, we receive core systems processing, essential web hosting and other Internet systems and deposit and other processing services from third-party service providers. If these third-party service providers experience difficulties or terminate their services, and we are unable to replace them with other service providers, our operations could be interrupted. If an interruption were to continue for a significant period of time, our business, financial condition and results of operations could be materially adversely affected.

Our internal control systems could fail to detect certain events.

We are subject to certain operations risks, including but not limited to data processing system failures and errors and customer or employee fraud. We maintain a system of internal controls to mitigate against such occurrences and maintain insurance coverage for such risks, but should such an event occur that is not prevented or detected by our internal controls, uninsured or in excess of applicable insurance limits, it could have a significant adverse impact on our business, financial condition or results of operations.

The network and computer systems on which we depend could fail or experience a security breach.

Our computer systems could be vulnerable to unforeseen problems. Because we conduct part of our business over the Internet and outsource several critical functions to third parties, operations will depend on our ability, as well as the ability of third-party service providers, to protect computer systems and network infrastructure against damage from fire, power loss, telecommunications failure, physical break-ins or similar catastrophic events. Any damage or failure that causes interruptions in operations could have a material adverse effect on our business, financial condition and results of operations.

In addition, a significant barrier to online financial transactions is the secure transmission of confidential information over public networks. Our Internet banking system relies on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms our third-party service providers use to protect customer transaction data. If any such compromise of security were to occur, it could have a material adverse effect on our business, financial condition and results of operations.

We could be held responsible for environmental liabilities of properties acquired through foreclosure.

If we are forced to foreclose on a defaulted mortgage loan to recover our investment, we may be subject to environmental liabilities related to the underlying real property. Hazardous substances or wastes, contaminants, pollutants or sources thereof may be discovered on properties during our ownership or after a sale to a third party. The amount of environmental liability could exceed the value of real property. We may be fully liable for the entire cost of any removal and clean-up on an acquired property, the cost of removal and clean-up may exceed the value of the property, and we may be unable to recover costs from any third party. In addition, we may find it difficult or impossible to sell the property prior to or following any environmental remediation.

We are currently subject to certain pending shareholder litigation and may be subject to similar claims in the future.

A securities class action lawsuit has been filed against Sterling and certain of our current and former officers alleging that the defendants violated sections 10(b) and 20(a) of the U.S. Exchange Act and SEC Rule 10b-5 by making false and misleading statements concerning our business and financial results. A shareholder derivative suit also has been filed against certain of our current and former officers and directors, and Sterling as a nominal defendant, alleging breaches of fiduciary duty, waste of corporate assets, and unjust enrichment. Class action lawsuits also have been filed against Sterling and certain of our current and former officers and directors alleging violations of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), by breaching their fiduciary duties to participants in the Sterling Savings Bank Employee Savings and Investment Plan and Trust. These lawsuits are all premised on similar allegations that: 1) the defendants failed to adequately disclose the extent of Sterling’s delinquent commercial real estate, construction and land development loans, properly record losses for impaired loans, properly reserve for loan losses, and properly account for our goodwill and deferred tax assets, thereby causing Sterling’s stock price to be artificially inflated during the purported class period; or 2) failed to prevent Sterling from issuing improper financial statements, maintain a sufficient allowance for loan and lease losses, and establish effective credit risk management and oversight mechanisms. It is possible that additional suits will be filed with respect to these same matters and also naming Sterling and/or our current and former officers and directors.

We cannot predict the outcome of any of these lawsuits. These lawsuits could divert the attention and resources of our management and cause Sterling to incur significant expenses for legal fees and costs, including those associated with Sterling’s advancement of fees and costs on behalf of our current and former officers and directors. Since the legal responsibility and financial impact with respect to these lawsuits and claims, if any, cannot currently be ascertained, we have not established any reserves for any potential liability relating to the lawsuits. An unfavorable outcome in these lawsuits could result in the payment of substantial damages in connection with a settlement or judgment and have a material adverse effect on our business, financial condition, results of operations or cash flows.

REGULATORY MATTERS

Supervision, Regulation and Other Factors

Like all bank holding companies, we are regulated extensively under federal and state law. In addition, our subsidiary bank and certain of our nonbank subsidiaries are subject to regulation under federal and state law. The following discussion sets forth some of the elements of the bank regulatory framework applicable to us and certain of our subsidiaries. The regulatory framework is intended primarily for the protection of depositors and the Deposit Insurance Fund and not for the protection of security holders and creditors. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions.

In the post-financial crisis era, regulation of the financial services industry is undergoing major changes. Among these changes is the Dodd-Frank Act, which significantly revises and expands the rulemaking, supervisory and enforcement authority of federal bank regulators. Some of these changes are effective immediately, though most will be phased in gradually. Because the Dodd-Frank Act in many instances calls for future rulemaking to implement its provisions, the precise contours of the law and its effects on us cannot yet be fully understood. Legislators and regulators are also considering a wide range of proposals beyond the Dodd-Frank Act that, if enacted, could result in major changes to the way banking operations are regulated. The provisions of the Dodd-Frank Act and the subsequent exercise by regulators of revised and expanded powers thereunder or otherwise could materially impact the profitability of our business. See “Risk Factors—Recent changes have created regulatory uncertainty.”

General

As a bank holding company, Sterling is subject to regulation, examination and supervision by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and by the WDFI. Our subsidiary Sterling Savings Bank is a Washington state-chartered commercial bank, and its deposits are insured by the FDIC. It is subject to regulation, examination and supervision by the FDIC and the WDFI. Numerous federal and state laws, as well as regulations promulgated by the Federal Reserve, the FDIC and state banking regulators, govern almost all aspects of the operation of our bank subsidiary, and Sterling’s non-bank subsidiaries are also subject to regulation by applicable federal and state agencies for the states in which they conduct business.

Bank Holding Company Regulation

The BHCA limits a bank holding company’s business to owning or controlling banks and engaging in other banking-related activities. Bank holding companies must obtain the Federal Reserve’s approval before they: (1) acquire direct or indirect ownership or control of any voting shares of any bank that results in total ownership or control, directly or indirectly, of more than 5 percent of the voting shares of such bank; (2) merge or consolidate with another bank holding company; or (3) acquire substantially all of the assets of any additional banks. Subject to certain state laws, such as age and contingency restrictions, a bank holding company that is adequately capitalized and adequately managed may acquire the assets of both in-state banks and out-of-state banks. With certain exceptions, the BHCA prohibits bank holding companies from acquiring direct or indirect ownership or control of voting shares in any company that is not a bank or a bank holding company unless the Federal Reserve determines that the activities of such company are incidental or closely related to the business of banking. If a bank holding company is well-capitalized and meets certain criteria specified by the Federal Reserve, it may engage de novo in certain permissible non-banking activities without prior Federal Reserve approval.

A number of provisions of the Dodd-Frank Act, a few of which are described here, will affect the regulation and operations of bank holding companies. Pursuant to the statute, the FDIC is given back-up supervisory authority over bank holding companies engaging in conduct that poses a foreseeable and material risk to the Deposit Insurance Fund, and the Federal Reserve gains heightened authority to examine, prescribe regulations and take action with respect to all of a bank holding company’s subsidiaries. A newly created agency, the Office of Financial Research, will have data collecting authority over all financial institutions for the purpose of studying threats to U.S. financial stability. Bank holding companies with $10 billion or more in assets will also be required to conduct and publish the results of annual stress tests. See “Risk Factors—Recent changes have created regulatory uncertainty.”

Holding companies of banks chartered under Washington law are subject to applicable provisions of Washington’s banking laws and to the examination, supervision and enforcement powers of the WDFI. Among other powers, the WDFI has the authority to issue and enforce cease and desist orders on such holding companies and to bring actions to remove their directors, officers and employees.

Change in Control

Subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with regulations promulgated thereunder, require Federal Reserve approval prior to any person or company acquiring “control” of a bank or bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25 percent or more of any class of voting securities. Control is rebuttably presumed to exist if a person acquires 10 percent or more, but less than 25 percent, of any class of an institution’s voting securities and either that institution has registered securities under Section 12 of the Exchange Act or no other person owns a greater percentage of that class of voting securities immediately after the transaction. In certain cases, a company may also be presumed to have control under the Bank Holding Company Act if it acquires 5 percent or more of any class of voting securities.

On September 22, 2008, the Federal Reserve issued a policy statement on minority equity investments in banks and bank holding companies that permits investors—without triggering the various regulatory requirements associated with control—to (1) acquire up to 33 percent of the total equity of a target bank or bank holding company, subject to certain conditions including (but not limited to) the condition that the investing firm does not acquire 15 percent or more of any class of voting securities, and (2) designate at least one director.

Pursuant to the Dodd-Frank Act, a bank holding company may acquire control of an out-of-state bank only if the bank holding company is well-capitalized and well-managed, and interstate merger transactions are prohibited unless the resulting bank would be well-capitalized and well-managed following the transaction.

Washington state law requires that the WDFI be given at least thirty days notice of any proposed change of control of a Washington state-chartered bank. Washington law defines “control” of an entity to mean directly or indirectly, alone or in concert with others, to own, control or hold the power to vote 25 percent or more of the outstanding stock or voting power of the entity.

Capital Requirements

We are required to comply with the capital adequacy standards established by the Federal Reserve, and our banking subsidiary must comply with similar capital adequacy standards established by the FDIC.

Capital Requirements

Sterling and Sterling Savings Bank are each subject to requirements to maintain capital at or above certain levels. The Federal Reserve adopted guidelines pursuant to which it assesses the adequacy of capital in examining and supervising a bank holding company such as Sterling, and in analyzing applications to it under the Bank Holding Company Act. The FDIC has adopted similar guidelines to assess the adequacy of capital in state-chartered non-member banks such as Sterling Savings Bank. These guidelines include quantitative measures that assign risk weightings to assets and off-balance sheet items and that define and set minimum regulatory capital requirements. The definitions of capital and the tests for measuring the adequacy of capital required by the Federal Reserve for bank holding companies and by the FDIC for state-chartered non-member banks are similar, but not identical.

In general, all bank holding companies are required to maintain Tier 1 Capital of at least 4 percent of risk-weighted assets and off-balance sheet items, Total Capital (the sum of Tier 1 Capital and Tier 2 Capital) of at least 8 percent of risk-weighted assets and off-balance sheet items, and Tier 1 Capital of at least 3 percent of adjusted quarterly average assets.

On September 12, 2010, the Basel Committee announced new capital standards commonly referred to as “Basel III.” The standards would, among other things, impose more restrictive eligibility requirements for Tier 1 and Tier 2 capital; increase the minimum Tier 1 common equity ratio to 4.5 percent, net of regulatory deductions, and introduce a capital conservation buffer of an additional 2.5 percent of common equity to risk-weighted assets, raising the target minimum common equity ratio to 7 percent; increase the minimum Tier 1 capital ratio to 8.5 percent inclusive of the capital conservation buffer; increase the minimum total capital ratio to 10.5 percent inclusive of the capital buffer; and introduce a countercyclical capital buffer of up to 2.5 percent of common equity or other fully loss absorbing capital for periods of excess credit growth. Basel III also introduces a non-risk adjusted Tier 1 leverage ratio of 3 percent, based on a measure of total exposure rather than total assets, and new liquidity standards. If adopted in the U.S., these standards could lead to significantly higher capital requirements, higher capital charges and more restrictive leverage and liquidity ratios. See “Risk Factors—We may be subject to more stringent capital requirements.”

To be well-capitalized, a bank must generally maintain a Total Capital (the sum of Tier 1 Capital and Tier 2 Capital) ratio of 10 percent or greater, a Tier 1 Capital ratio of 6 percent or greater, and a leverage ratio of 5 percent or greater.

For the purposes of these tests, Tier 1 Capital generally consists of common equity, retained earnings and a limited amount of qualifying preferred stock, less goodwill and certain core deposit intangibles. Tier 2 Capital consists of non-qualifying preferred stock, certain types of debt and a limited amount of other items. The regulations require certain items, such as goodwill, to be deducted when calculating certain capital requirements.

In measuring the adequacy of capital, assets are generally weighted for risk at rates that range from zero percent to 100 percent. Certain assets, such as cash and U.S. government securities, have a zero percent risk weighting. Others, such as certain commercial and consumer loans, have a 100 percent risk weighting. Risk weightings are also assigned for off-balance sheet items such as loan commitments. The various items are multiplied by the appropriate risk-weighting to determine risk-adjusted assets for the capital calculations. For the leverage ratio mentioned above, assets are not risk-weighted.

If a depository institution fails to remain well-capitalized, it becomes subject to a variety of enforcement remedies that increase as the capital condition worsens. For instance, federal law generally prohibits a depository institution from making any capital distribution, including the payment of a dividend or paying any management fee to its holding company, if the depository institution would be undercapitalized as a result. “Undercapitalized” depository institutions may not accept brokered deposits absent a waiver from the FDIC, are subject to growth limitations and are required to submit a capital restoration plan for approval, which must be guaranteed by the institution’s holding company. “Significantly undercapitalized” depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. “Critically undercapitalized” institutions are subject to the appointment of a receiver or conservator. See “Prompt Corrective Action” below.

As a result of the recently completed recapitalization described below, Sterling and Sterling Savings Bank’s capital levels are now above those currently required to be deemed “well-capitalized.” As noted, capital requirements will likely be increasing gradually over the next several years as a result of the implementation of the Dodd-Frank Act and the U.S. federal banking regulators’ implementation of the recently announced Basel III standards.

Commitments to Subsidiary Bank

Under Federal Reserve policy, as well as pursuant to the Reserve Bank Agreement, we are expected to act as a source of financial strength to our subsidiary bank and to commit resources to support our subsidiary bank in circumstances when we might not do so absent such policy. The Dodd-Frank Act requires this Federal Reserve policy to be made law. Under the Bank Holding Company Act, the Federal Reserve may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary, other than a nonbank subsidiary of a bank, upon the Federal Reserve’s determination that such activity or control constitutes a serious risk to the financial soundness or stability of any depository institution subsidiary. Further, the Federal Reserve has discretion to require a bank holding company to divest itself of any bank or nonbank subsidiaries if the agency determines that any such divestiture may aid the depository institution’s financial condition. In addition, any capital loans by us to our subsidiary bank would be subordinate in right of payment to depositors and to certain other indebtedness of such bank.

If we were to enter bankruptcy, any commitment by us to a federal bank regulatory agency to maintain the capital of our subsidiary bank would be assumed by the bankruptcy trustee and entitled to a priority of payment.

Prompt Corrective Action

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) established a system of prompt corrective action to resolve the problems of undercapitalized insured depository institutions. Under this system, the federal banking regulators are required to rate insured depository institutions on the basis of five capital categories as described below. The federal banking regulators are also required to take mandatory supervisory actions and are authorized to take other discretionary actions with respect to insured depository institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the insured depository institution is assigned. Generally, subject to a narrow exception, FDICIA requires the banking regulators to appoint a receiver or conservator for an insured depository institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category. Under the regulations, all insured depository institutions are assigned to one of the following capital categories:

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Well-Capitalized—The insured depository institution exceeds the required minimum level for each relevant capital measure. A well-capitalized insured depository institution is one (1) having a total risk-based capital ratio of 10 percent or greater, (2) having a Tier 1 risk-based capital ratio of 6 percent or greater, (3) having a leverage capital ratio of 5 percent or greater, and (4) that is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure.

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Adequately Capitalized—The insured depository institution meets the required minimum level for each relevant capital measure. An adequately capitalized insured depository institution is one (1) having a total risk-based capital ratio of 8 percent or greater, (2) having a Tier 1 risk-based capital ratio of 4 percent or greater, and (3) having a leverage capital ratio of 4 percent or greater or a leverage capital ratio of 3 percent or greater if the institution is rated composite 1 under the CAMELS (Capital, Assets, Management, Earnings, Liquidity and Sensitivity to market risk) rating system.

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Undercapitalized—The insured depository institution fails to meet the required minimum level for any relevant capital measure. An undercapitalized insured depository institution is one (1) having a total risk-based capital ratio of less than 8 percent, (2) having a Tier 1 risk-based capital ratio of less than 4 percent, or (3) a leverage capital ratio of less than 4 percent, or if the institution is rated a composite 1 under the CAMELS rating system, a leverage capital ratio of less than 3 percent.

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Significantly Undercapitalized—The insured depository institution is significantly below the required minimum level for any relevant capital measure. A significantly undercapitalized insured depository institution is one (1) having a total risk-based capital ratio of less than 6 percent, (2) a Tier 1 risk-based capital ratio of less than 3 percent, or (3) a leverage capital ratio of less than 3 percent.

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Critically Undercapitalized—The insured depository institution fails to meet a critical capital level set by the appropriate federal banking agency. A critically undercapitalized institution is one having a ratio of tangible equity to total assets that is equal to or less than 2 percent.

The regulations permit the appropriate federal banking regulator to downgrade an institution to the next lower category if the regulator determines (1) after notice and opportunity for hearing or response, that the institution is in an unsafe or unsound condition or (2) that the institution has received and not corrected a less-than-satisfactory rating for any of the categories of asset quality, management, earnings or liquidity in its most recent examination. Supervisory actions by the appropriate federal banking regulator depend upon an institution’s classification within the five categories.

FDICIA generally prohibits a depository institution from making any capital distribution, including payment of a dividend, or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. See “Dividends.” Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution’s holding company must guarantee the capital plan, up to an amount equal to the lesser of 5 percent of the depository institution’s assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. Federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. Sterling and Sterling Savings Bank have until recently been undercapitalized. As a result of the recently completed recapitalization, their capital levels are now above those currently required to be deemed “well-capitalized.”

Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

Washington state law gives the WDFI powers similar to those granted to the FDIC under the prompt corrective action provisions of FDICIA.

Dividends

Sterling is a legal entity separate and distinct from its subsidiary bank and other subsidiaries. The principal source of funds for our payment of dividends on our common and preferred stock and principal and interest on our debt is dividends from our subsidiaries. Various federal and state statutory provisions and regulations limit the amount of dividends Sterling, Sterling Savings Bank and certain other subsidiaries may pay without regulatory approval.

Pursuant to the Reserve Bank Agreement, Sterling is prohibited from paying any dividends without the prior written approval of the Reserve Bank. Sterling is also prohibited from directly or indirectly taking dividends, or any other form of payment that would represent a reduction in capital from our banking subsidiary without the prior written approval of the Reserve Bank.

Under the Federal Reserve guidance reissued on February 24, 2009 the Federal Reserve may restrict our ability to pay dividends on any class of capital stock or any other Tier 1 capital instrument if we are not deemed to have a strong capital position. In addition, we may have to reduce or eliminate dividends if:

•	our net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

•	our prospective rate of earnings retention is not consistent with the holding company’s capital needs and overall current and prospective financial condition; or

•	we will not meet, or are in danger of not meeting, the minimum regulatory capital adequacy ratios.

Federal bank regulatory agencies have the authority to prohibit Sterling Savings Bank from engaging in unsafe or unsound practices in conducting its business, and the payment of dividends, depending on the bank’s financial condition, could be deemed an unsafe or unsound practice. Pursuant to the SSB MOU, Sterling Savings Bank is prohibited from paying dividends without the prior written consent of the FDIC and the WDFI. The ability of Sterling Savings Bank to pay dividends in the future will continue to be influenced by bank regulatory policies and capital guidelines.

FDICIA generally prohibits a depository institution from making any capital distribution, including payment of a dividend, or paying any management fee to its holding company if the institution would thereafter be undercapitalized. In addition, federal and state banking regulations applicable to us and our bank subsidiaries require minimum levels of capital that limit the amounts available for payment of dividends.

Pursuant to the terms of Sterling’s participation in the Capital Purchase Program of the United States Department of the Treasury (the “Treasury Department”), Sterling is also prohibited from paying dividends on its common stock so long as Sterling’s payments on its preferred stock remain deferred. Pursuant to the Exchange Agreement with Treasury, Sterling is further prohibited from increasing the dividends to be paid to shareholders above the $0.10 per share quarterly dividend paid for the quarter ended September 30, 2008. This restriction on Sterling’s ability to increase its dividends will continue until either Treasury ceases to own any debt or equity securities acquired pursuant to the Exchange Agreement or the Treasury Warrant or December 5, 2011, whichever is earliest.

For more information, see “Dividend Policy.”

Deposit Insurance and Assessments

Deposits at our subsidiary bank are insured by the Deposit Insurance Fund (the “DIF”) as administered by the FDIC. The Dodd-Frank Act raised the standard maximum deposit insurance amount to $250,000 per depositor, per insured depository institution for each account ownership category. The change makes permanent the temporary coverage limit increase from $100,000 to $250,000 that had been in effect since October 2008.

In November 2008, the FDIC expanded deposit insurance limits for qualifying transaction accounts under the Transaction Account Guarantee (“TAG”) program. The TAG program will continue until the end of 2010. Under it, noninterest-bearing transaction accounts and qualified NOW checking accounts at Sterling Savings Bank are fully guaranteed by the FDIC for an unlimited amount of coverage. Effective on December 31, 2010, and continuing through December 31, 2012, the Dodd-Frank Act provides unlimited FDIC insurance for noninterest-bearing transaction accounts in all banks. The new, two-year coverage picks up where the current TAG program leaves off, though some accounts currently covered under the TAG program, such as NOW checking accounts, will not benefit from the coverage extension.

The FDIC maintains the DIF by assessing each depository institution an insurance premium. The amount of the FDIC assessments paid by a DIF member institution is based on its relative risk of default as measured by the company’s FDIC supervisory rating, and other various measures, such as the level of brokered deposits, unsecured debt and debt issuer ratings.

The DIF assessment base rate currently ranges from 12 to 45 basis points for institutions that do not trigger factors for brokered deposits and unsecured debt, and higher rates for those that do trigger those risk factors. On October 19, 2010, the FDIC announced plans to maintain assessment rates at their current levels and to update its loss and income projections at least semiannually, increasing or lowering assessment rates if required. An increase in the assessment rate could have a material adverse effect on Sterling’s earnings, depending on the amount of the increase.

The Dodd-Frank Act effects further changes to the law governing deposit insurance assessments. There is no longer an upper limit for the reserve ratio designated by the FDIC each year, and the maximum reserve ratio may not be less than 1.35% of insured deposits, or the comparable percentage of the assessment base. Under prior law the maximum reserve ratio was 1.15%. The Dodd-Frank Act permits the FDIC until September 30, 2020 to raise the reserve ratio, which is currently negative, to 1.35%. The FDIC is required to offset the effect of increased assessments necessitated by the Dodd-Frank Act on insured depository institutions with total consolidated assets of less than $10 billion, but we cannot currently predict how this offset will affect us, and implementing rules are not expected until 2011. See “Risk Factors—Recent changes have created regulatory uncertainty” and “Risk Factors—Current and future increases in FDIC insurance premiums, including FDIC special assessments imposed on all FDIC-insured institutions, will decrease our earnings.” The Dodd-Frank Act also eliminates requirements under prior law that the FDIC pay dividends to member institutions if the reserve ratio exceeds certain thresholds, and the FDIC has proposed that in lieu of dividends, it will adopt lower rate schedules when the reserve ratio exceeds certain thresholds.

All FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds, which are referred to as FICO bonds, were issued to capitalize the Federal Savings and Loan Insurance Corporation. FDIC-insured depository institutions paid between 1.02 cents to 1.14 cents per $100 of DIF-assessable deposits in 2009. The FDIC established the FICO assessment rate effective for the first quarter of 2010 at approximately 1.06 cents and for the second, third and fourth quarters of 2010 at approximately 1.04 cents, annually per $100 of assessable deposits.

Transactions with Affiliates and Insiders

A variety of legal limitations restrict our subsidiary bank from lending or otherwise supplying funds or in some cases transacting business with us or our nonbank subsidiaries. Our subsidiary bank is subject to Sections 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W. Section 23A places limits on the amount of covered transactions which include loans or extensions of credit to, investments in or certain other transactions with, affiliates as well as the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited to 10 percent of the bank’s capital and surplus for any one affiliate and 20 percent for all affiliates. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements ranging from 100 to 130 percent. Also, banks are prohibited from purchasing low quality assets from an affiliate.

Section 23B, among other things, prohibits an institution from engaging in certain transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the bank, as those prevailing at the time for comparable transactions with nonaffiliated companies. Except for limitations on low quality asset purchases and transactions that are deemed to be unsafe or unsound, Regulation W generally excludes affiliated depository institutions from treatment as affiliates. Transactions between a bank and any of its subsidiaries that are engaged in certain financial activities may be subject to the affiliated transaction limits. The Federal Reserve also may designate bank subsidiaries as affiliates.

Banks are also subject to quantitative restrictions on extensions of credit to executive officers, directors, principal shareholders, and their related interests. In general, such extensions of credit (1) may not exceed certain dollar limitations, (2) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (3) must not involve more than the normal risk of repayment or present other unfavorable features. Certain extensions of credit also require the approval of a bank’s Board of Directors.

The Dodd-Frank Act expands the 23A and 23B affiliate transaction rules. Among other things, upon the statutory changes’ effective date, which will likely be mid- to late- 2012, the scope of the definition of “covered transaction” under 23A will expand, collateral requirements will increase and certain exemptions will be eliminated.

Standards for Safety and Soundness

The Federal Deposit Insurance Act requires the federal bank regulatory agencies to prescribe, by regulation or guideline, operational and managerial standards for all insured depository institutions relating to: (1) internal controls; (2) information systems and audit systems; (3) loan documentation; (4) credit underwriting; (5) interest rate risk exposure; and (6) asset quality.

The agencies also must prescribe standards for earnings, and stock valuation, as well as standards for compensation, fees and benefits. The federal banking agencies have adopted regulations and Interagency Guidelines Prescribing Standards for Safety and Soundness to implement these required standards. These guidelines set forth the safety and soundness standards used to identify and address problems at insured depository institutions before capital becomes impaired. Under the regulations, if a regulator determines that a bank fails to meet any standards prescribed by the guidelines, the regulator may require the bank to submit an acceptable plan to achieve compliance, consistent with deadlines for the submission and review of such safety and soundness compliance plans.

Regulatory Examination

Federal and state banking agencies require us and our subsidiary banks to prepare annual reports on financial condition and to conduct an annual audit of financial affairs in compliance with minimum standards and procedures. Our banking subsidiary, and in some cases we and our nonbank affiliates, must undergo regular on-site examinations by the appropriate banking agency. A bank regulator conducting an examination has complete access to the books and records of the examined institution. The results of the examination are confidential. The cost of examinations may be assessed against the examined institution as the agency deems necessary or appropriate. The FDIC has developed a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report.

State Law and Regulation

Sterling Savings Bank as a Washington state-chartered institution, is subject to regulation by the WDFI, which conducts regular examinations to ensure that its operations and policies conform with applicable law and safe and sound banking practices. Among other things, state law regulates the amount of credit that can be extended to any one borrower and the amount of money that can be invested in various types of assets. Sterling Savings Bank generally cannot extend credit to any one borrower in an amount greater than 20 percent of Sterling Savings Bank’s capital and surplus. State law also regulates the types of loans Sterling Savings Bank can make. With the WDFI’s approval, Sterling Savings Bank can currently invest up to 10 percent of its total assets or 50 percent of its net worth (whichever is less) in other corporations, whether or not such corporations are engaged in activities related to Sterling Savings Bank’s business, but such authority is subject to restrictions imposed by federal law. Sterling Savings Bank also operates depository branches within the states of Oregon, Idaho, California and Montana and therefore its operations in these states are subject to the supervision of the Oregon Department of Consumer and Business Services, the Idaho Department of Finance, the California Department of Financial Institutions and the Montana Department of Finance, as applicable. Sterling and its subsidiaries are also required to comply with applicable laws and regulations for activities in Alaska, Arizona, Colorado, Hawaii, Nevada, Texas and Utah.

Community Reinvestment Act

The Community Reinvestment Act requires that the appropriate federal bank regulator evaluate the record of our banking subsidiary in meeting the credit needs of its local community, including low and moderate income neighborhoods. These evaluations are considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could result in additional requirements and limitations on the bank.

Consumer Protection Regulations

Retail activities of banks are subject to a variety of statutes and regulations designed to protect consumers. The Dodd-Frank Act creates a Bureau of Consumer Financial Protection that, together with the statute’s other enhancements to consumer protection laws such as limits on debit card interchange fees and provisions on mortgage-related matters, will likely increase the compliance costs of our consumer banking operations. Interest and other charges collected or contracted for by banks are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to federal laws applicable to credit transactions, such as:

•	the federal Truth-In-Lending Act and Regulation Z issued by the Federal Reserve, governing disclosures of credit terms to consumer borrowers;

•

the Home Mortgage Disclosure Act and Regulation C issued by the Federal Reserve, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	the Equal Credit Opportunity Act and Regulation B issued by the Federal Reserve, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	the Fair Credit Reporting Act and Regulation V issued by the Federal Reserve, governing the use and provision of information to consumer reporting agencies;

•	the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	the guidance of the various federal agencies charged with the responsibility of implementing such federal laws.

Deposit operations also are subject to:

•	the Truth in Savings Act and Regulation DD issued by the Federal Reserve, which requires disclosure of deposit terms to consumers;

•	Regulation CC issued by the Federal Reserve, which relates to the availability of deposit funds to consumers;

•

the Right to Financial Privacy Act, which imposes a duty to maintain the confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•

the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

In addition, our subsidiary bank is also subject to certain state laws and regulations designed to protect consumers.

Commercial Real Estate Lending

Lending operations that involve concentrations of commercial real estate loans are subject to enhanced scrutiny by federal banking regulators. The regulators have advised financial institutions of the risks posed by commercial real estate lending concentrations. Such loans generally include land development, construction loans and loans secured by multifamily property, and nonfarm, nonresidential real property where the primary source of repayment is derived from rental income associated with the property. The guidance prescribes the following guidelines for examiners to help identify institutions that are potentially exposed to concentration risk and may warrant greater supervisory scrutiny:

•	total reported loans for construction, land development and other land represent 100 percent or more of the institutions total capital, or

•

total commercial real estate loans represent 300 percent or more of the institution’s total capital, and the outstanding balance of the institution’s commercial real estate loan portfolio has increased by 50 percent or more during the prior 36 months.

In October 2009, the federal banking agencies issued additional guidance on commercial real estate lending that emphasizes these considerations.

The Dodd-Frank Act contains provisions on credit risk retention that require federal banking regulators to adopt regulations mandating the retention of five percent of the credit risk of assets transferred, sold or conveyed through issuances of asset-backed securities. Implementing regulations will provide for the allocation of the risk retention obligation between securitizers and originators of loans, including residential and commercial mortgages.

Branching

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Interstate Act”) permits nationwide interstate banking and branching under certain circumstances. This legislation generally authorizes interstate branching and relaxes federal law restrictions on interstate banking. Currently, bank holding companies may purchase banks in any state, and states may not prohibit these purchases. Additionally, banks are permitted to merge with banks in other states, as long as the home state of neither merging bank has opted out under the legislation. The Interstate Act requires regulators to consult with community organizations before permitting an interstate institution to close a branch in a low-income area.

Washington enacted “opting in” legislation in accordance with the Interstate Act, allowing banks to engage in interstate merger transactions, subject to certain “aging” requirements. Once an out-of-state bank has acquired a bank within the state, either through merger or acquisition of all or substantially all of the bank’s assets, the out-of-state bank may open additional branches within the state. In addition, an out-of-state bank may establish a de novo branch in Washington or acquire a branch in Washington if the out-of-state bank’s home state gives Washington banks substantially the same or more favorable rights to establish and maintain branches in that state.

Anti-Tying Restrictions

In general, a bank may not extend credit, lease, sell property, or furnish any services or fix or vary the consideration for them on the condition that (1) the customer obtain or provide some additional credit, property, or services from or to the bank or bank holding company or their subsidiaries, or (2) the customer not obtain some other credit, property, or services from a competitor, except to the extent reasonable conditions are imposed to assure the soundness of the credit extended. A bank may, however, offer combined-balance products and may otherwise offer more favorable terms if a customer obtains two or more traditional bank products. Also, certain foreign transactions are exempt from the general rule.

Anti-Money Laundering

Financial institutions must maintain anti-money laundering programs that include established internal policies, procedures, and controls; a designated compliance officer; an ongoing employee training program; and testing of the program by an independent audit function. We are prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence in dealings with foreign financial institutions and foreign customers. We also must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions. Recent laws provide law enforcement authorities with increased access to financial information maintained by banks. Anti-money laundering obligations have been substantially strengthened as a result of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”), enacted in 2001 and renewed in 2006. Bank regulators routinely examine institutions for compliance with these obligations and are required to consider compliance in connection with the regulatory review of applications.

The USA Patriot Act amended, in part, the Bank Secrecy Act and provides for the facilitation of information sharing among governmental entities and financial institutions for the purpose of combating terrorism and money laundering. The statute also creates enhanced information collection tools and enforcement mechanics for the U.S. government, including: (1) requiring standards for verifying customer identification at account opening; (2) promulgating rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering; (3) requiring reports by nonfinancial trades and businesses filed with the Treasury’s Financial Crimes Enforcement Network for transactions exceeding $10,000; and (4) mandating the filing of suspicious activities reports if a bank believes a customer may be violating U.S. laws and regulations. The statute also requires enhanced due diligence requirements for financial institutions that administer, maintain, or manage private bank accounts or correspondent accounts for non-U.S. persons.

The Federal Bureau of Investigation may send bank regulatory agencies lists of the names of persons suspected of involvement in terrorist activities. Our banks can be requested to search their records for any relationships or transactions with persons on those lists and may be required to report any identified relationships or transactions. Furthermore, the Office of Foreign Assets Control (“OFAC”) is responsible for helping to ensure that U.S. entities do not engage in transactions with certain prohibited parties, as defined by various Executive Orders and Acts of Congress. OFAC has sent, and will send, bank regulatory agencies lists of names of persons and organizations suspected of aiding, harboring or engaging in terrorist acts, known as Specially Designated Nationals and Blocked Persons. If we find a name on any transaction, account or wire transfer that is on an OFAC list, we must freeze such account, file a suspicious activity report and notify the appropriate authorities.

Privacy and Credit Reporting

Financial institutions are required to disclose their policies for collecting and protecting confidential customer information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties, with some exceptions, such as the processing of transactions requested by the consumer. Financial institutions generally may not disclose certain consumer or account information to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing. Federal and state banking agencies have prescribed standards for maintaining the security and confidentiality of consumer information, and we are subject to such standards, as well as certain federal and state laws or standards for notifying consumers in the event of a security breach.

Our banking subsidiary utilizes credit bureau data in underwriting activities. Use of such data is regulated under the Fair Credit Reporting Act and Regulation V on a uniform, nationwide basis, including credit reporting, prescreening, sharing of information between affiliates and the use of credit data. The Fair and Accurate Credit Transactions Act, which amended the Fair Credit Reporting Act, permits states to enact identity theft laws that are not inconsistent with the conduct required by the provisions of that Act.

Enforcement Powers

Banks and their “institution-affiliated parties,” including management, employees, agents, independent contractors and consultants, such as attorneys and accountants and others who participate in the conduct of the institution’s affairs, are subject to potential civil and criminal penalties for violations of law, regulations or written orders of a government agency. Violations can include failure to timely file required reports, filing false or misleading information or submitting inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations and criminal penalties for some financial institution crimes may include imprisonment for 20 years. Regulators have flexibility to commence enforcement actions against institutions and institution-affiliated parties, and the FDIC has the authority to terminate deposit insurance. When issued by a banking agency, cease-and-desist orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions determined to be appropriate by the ordering agency. The federal banking agencies also may remove a director or officer from an insured depository institution (or bar them from the industry) if a violation is willful or reckless. The WDFI has similar enforcement powers.

For information on the SSB MOU and the Reserve Bank Agreement applicable to Sterling, see “Prospectus Summary—Recapitalization Transactions—Background.”

Corporate Governance

The Dodd-Frank Act contains a number of provisions that will require changes to financial institutions’ corporate governance and executive compensation practices, including proxy access for publicly-traded banks’ director nominations, clawback of incentive-based compensation from executive officers and increased disclosure on compensation arrangements. Publicly-traded bank holding companies with more than $10 billion in assets will also be required to have risk committees with a number of independent directors to be determined by the Federal Reserve and that include at least one risk management expert with experience in risk management at large, complex companies.

Monetary Policy and Economic Controls

The earnings of our bank subsidiaries, and therefore our earnings, are affected by the policies of regulatory authorities, including the monetary policy of the Federal Reserve. An important function of the Federal Reserve is to promote orderly economic growth by influencing interest rates and the supply of money and credit. Among the methods that have been used to achieve this objective are open market operations in U.S. government securities, changes in the discount rate for bank borrowings, expanded access to funds for nonbanks and changes in reserve requirements against bank deposits. These methods are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, interest rates on loans and securities, and rates paid for deposits. In recent years, in response to the financial crisis, the Federal Reserve has created several innovative programs to stabilize certain financial institutions and to ensure the availability of credit. The effects of the various Federal Reserve policies on our future business and earnings cannot be predicted.

Depositor Preference Statute

Federal law provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution are afforded priority over other general unsecured claims against such institution, including federal funds and letters of credit, in the liquidation or other resolution of the institution by any receiver.

TARP Regulations

Under the Emergency Economic Stabilization Act of 2008 (“EESA”), Congress has the ability to impose “after-the-fact” terms and conditions on participants in Treasury Department’s Capital Purchase Program, a program created to deploy TARP funds. As a participant in the TARP Capital Purchase Program, we are subject to any such retroactive legislation. On February 10, 2009, the Treasury announced the Financial Stability Plan under the EESA, which is intended to further stabilize financial institutions and stimulate lending across a broad range of economic sectors. On February 18, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 (“ARRA”), a broad economic stimulus package that included additional restrictions on, and potential additional regulation of, financial institutions.

On June 10, 2009, under the authority granted to it under ARRA and EESA, the Treasury Department issued an interim final rule under Section 111 of EESA, as amended by ARRA, regarding compensation and corporate governance restrictions that would be imposed on TARP recipients, effective June 15, 2009. As a TARP recipient with currently outstanding TARP obligations, we are subject to the compensation and corporate governance restrictions and requirements set forth in the interim final rule, which, among other things: (1) prohibit us from paying or accruing bonuses, retention awards or incentive compensation, except for certain long-term stock awards, to our senior executives and next 20 most highly compensated employees; (2) prohibit us from making severance payments to any of our senior executive officers or next five most highly compensated employees; (3) require us to conduct semi-annual risk assessments to assure that our compensation arrangements do not encourage “unnecessary and excessive risks” or the manipulation of earnings to increase compensation; (4) require us to recoup or “clawback” any bonus, retention award or incentive compensation paid by us to a senior executive officer or any of our next 20 most highly compensated employees, if the payment was based on financial statements or other performance criteria that are later found to be materially inaccurate; (5) prohibit us from providing tax gross-ups to any of our senior executive officers or next 20 most highly compensated employees; (6) require us to provide enhanced disclosure of perquisites, and the use and role of compensation consultants; (7) required us to adopt a corporate policy on luxury and excessive expenditures; (8) require our chief executive officer and chief financial officer to provide period certifications about our compensation practices and compliance with the interim final rule; (9) require us to provide enhanced disclosure of the relationship between our compensation plans and the risk posed by those plans; and (10) require us to provide an annual non-binding shareholder vote, or “say-on-pay” proposal, to approve the compensation of our executives, consistent with regulations promulgated by the Securities and Exchange Commission (“SEC”). On January 12, 2010, the SEC adopted final regulations setting forth the parameters for such say-on pay proposals for public company TARP participants.

We are also obligated under the Exchange Agreement to take all necessary actions to comply with the executive compensation restrictions under EESA and any subsequent amendments thereto for so long as we remain subject to such restrictions. The Exchange Agreement further requires that we obtain a waiver with respect to the application of the executive compensation restrictions under EESA from each employee who is subject to the restrictions. The Exchange Agreement also reiterates the $500,000 limitation on the deduction of compensation to our senior executive officers under EESA, ARRA and the regulations promulgated thereunder. Finally, if any payments are made that are in violation these Exchange Agreement provisions, such amounts must be subject to clawback and repayment to Sterling, and Sterling must provide notice to Treasury of any violation and clawback that occurs.

Additional regulations applicable to TARP recipients adopted as part of EESA, the Financial Stability Plan, ARRA or other legislation may subject us to additional regulatory requirements. The impact of these additional requirements may put us at competitive disadvantage in comparison to financial institutions that have either repaid all TARP funds or never accepted TARP funds and may materially adversely affect our business and results of operations.

THE RECAPITALIZATION

On August 26, 2010, Sterling effected a recapitalization designed to return Sterling back to a sound capital footing. The transactions involved in the recapitalization are described in further detail in this section.

Background to the Recapitalization

The economic downturn in Sterling’s market areas and resulting decline in real estate values had a direct and adverse effect on the financial condition and results of operations of Sterling and its wholly owned banking subsidiary, Sterling Savings Bank, including reductions in the capital levels of Sterling and Sterling Savings Bank as a result of elevated loan charge-offs and increases in the allowance for loan losses. Furthermore, Sterling and Sterling Savings Bank entered into agreements with the Reserve Bank and the FDIC, respectively, to take steps to further strengthen Sterling and Sterling Savings Bank, including increasing capital levels to return to “well-capitalized” status. As a result, Sterling initiated a recapitalization effort, which was effected on August 26, 2010. The amount of capital raised exceeds the amount required under Sterling and Sterling Savings Bank’s agreements with their regulators and restored both Sterling and Sterling Savings Bank’s regulatory ratios to levels that exceed well-capitalized thresholds under currently applicable guidelines.

The recapitalization comprised three transactions: (i) the Anchor Investments; (ii) the Treasury Exchange; and (iii) the Private Placement.

Sterling received aggregate gross proceeds from the recapitalization of $730 million.

The recapitalization transactions are discussed in more detail below.

Anchor Investments

Overview

On August 26, 2010, Sterling issued the following securities to each of (a) Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P. and THL Sterling Equity Investors, L.P. (collectively, “THL” or an “Anchor Investor”) and (b) Warburg Pincus Private Equity X, L.P. (“Warburg Pincus” or an “Anchor Investor”), effected pursuant to investment agreements between Sterling and each of the Anchor Investors (the “Anchor Investment Agreements”):

•	68,366,000 shares of Sterling’s Common Stock at a price of $0.20 per share;

•	1,709,150 shares of Sterling’s Series B Preferred Stock at a price of $92 per share and a liquidation preference of $4.60 per share; and

•	a seven-year warrant to purchase 86,625,000 shares of Common Stock at an exercise price of $0.22 per share, subject to adjustment (the “Anchor Investor Warrants”).

Sterling received aggregate gross proceeds of approximately $170.9 million from each of the Anchor Investors in connection with the Anchor Investors’ acquisition of the above described securities (the “Anchor Investments”).

Although the recapitalization would generally have required shareholder approval under the NASDAQ listing rules, Sterling sought and obtained approval from NASDAQ for an exception from these requirements under NASDAQ Listing Rule 5635(f) given that the delay in securing shareholder approval prior to effecting the recapitalization would have seriously jeopardized the financial viability of Sterling. NASDAQ also granted an exception to Sterling from the voting rights requirements of Listing Rule 5640 and IM-5640 with respect to the recapitalization transactions. Sterling’s Audit Committee expressly approved reliance upon these exceptions. A copy of the letter that Sterling mailed to its shareholders in connection with these exceptions has previously been filed as Exhibit 99.1 to Sterling’s Current Report on Form 8-K filed on August 13, 2010.

Pursuant to the terms of the Anchor Investment Agreements, following the closing of the Recapitalization Transactions, Sterling agreed to obtain the approval of its shareholders to, among other things, (i) amend its Restated Articles of Incorporation to increase the number of authorized shares of its Common Stock in a manner sufficient to permit the full conversion of the Series B Preferred Stock and Series D Preferred Stock into, and the exercise of the Anchor Investor Warrants for, shares of its Common Stock and (ii) approve the conversion of Series B Preferred Stock and the Series D Preferred Stock and the exercisability of the Anchor Investor Warrants. These items were approved at a special meeting of shareholders on October 21, 2010. As of                     , 2010, each Anchor Investor held 854,575,000 shares of Common Stock and a warrant to purchase 86,625,000 shares of Common Stock.

Anchor Investor Warrants

Each Anchor Investor was issued a warrant exercisable for a seven-year term to purchase 86,625,000 shares of Common Stock at an exercise price of $0.22 per share. The resale of these warrants is covered by the Registration Statement of which this Prospectus forms a part. See “Description of the Warrants—Anchor Investor Warrants.”

Board Representation

Under the terms of the Anchor Investment Agreements, each Anchor Investor is entitled to one seat on Sterling’s Board of Directors (an “Anchor Investor Board Representative”) and is also entitled to designate one person to attend meetings of the Board of Directors as a non-voting observer. This provision continues to apply for so long as such Anchor Investor owns 4.9 percent or more of the Common Stock, calculated in accordance with the terms of the Anchor Investment Agreement, on a fully exercised basis. Scott L. Jaeckel has been appointed to the board as THL’s representative at the board, and David Coulter has been appointed as Warburg Pincus’s representative on the board. In addition, Mr. Jaeckel has been appointed to Sterling’s Governance and Nominating Committee and Mr. Coulter has been appointed to Sterling’s Credit and Risk Committee and its Compensation Committee. If an Anchor Investor’s share ownership drops below the threshold described above, such Anchor Investor will no longer be entitled to a board observer and, at the written request of the Board of Directors, an Anchor Investor is required to use its reasonable best efforts to cause its Anchor Investor Board Representative to resign.

Standstill

Under the terms of the Anchor Investment Agreements, so long as an Anchor Investor owns at least 4.9 percent of our Common Stock, calculated in accordance with the terms of the Anchor Investment Agreement, on an as-converted and fully exercised basis, such Anchor Investor is not permitted, without prior approval of our Board of Directors, to directly or indirectly:

•

acquire, offer or propose to acquire or agree to acquire beneficial ownership of any voting securities if such acquisition would result in such Anchor Investor (i) being deemed to “control” Sterling within the meaning of the Bank Holding Company Act of 1956 and the Change in Bank Control Act of 1978, (ii) owning more than 33 percent of the total equity of Sterling, or (iii) having beneficial ownership of 25 percent or more of the outstanding shares of a class of voting securities or Common Stock;

•

make or in any way participate in any “solicitation” of “proxies” to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of Sterling or any subsidiary;

•

call or seek to call a meeting of the shareholders, form, join or in any way participate in a “group” with respect to any voting securities, or seek, propose or otherwise act alone or in concert with others, to influence or control the management, the Board of Directors or policies of Sterling;

•

enter into or agree, offer, propose or seek (whether publicly or otherwise) to enter into any acquisition transaction, merger or other business combination relating to all or part of Sterling or any of its subsidiaries or any acquisition transaction for all or part of the assets of Sterling or any subsidiary or any of their respective businesses; or

•	publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing.

Registration Rights

Under the terms of the Anchor Investment Agreements, each Anchor Investor received certain registration rights, subject to specified “black-out” rights during which time Sterling would not be required to effect a registration and dispositions of securities acquired in the Anchor Investments would be restricted. Sterling agreed to file a Registration Statement covering the Securities purchased by the Anchor Investors and to use its reasonable best efforts to cause the Registration Statement to be declared or become effective. In addition, each Anchor Investor received the right to demand that Sterling file a registration statement and facilitate an underwritten offering of the Anchor Investors’ Securities. If an underwritten offering is requested in accordance with the agreements with the Anchor Investors, Sterling is obligated to participate in and facilitate such underwriting, including making management and executives of Sterling available for “road shows,” similar sales events and other marketing activities. This Prospectus forms a part of a Registration Statement that was filed for the purpose of fulfilling those requirements.

Pre-emptive Rights

Under the terms of the Anchor Investment Agreements, so long as an Anchor Investor owns at least 4.9 percent of our Common Stock, calculated in accordance with the terms of the Anchor Investment Agreement, on an as-converted and fully exercised basis, such Anchor Investor will have pre-emptive rights to participate on a pro rata basis in any equity capital raises to maintain its ownership percentage, subject to certain exceptions. In addition, until the earlier of August 26, 2011 and the date on which the Anchor Investor owns less than 3 percent of our Common Stock, the Anchor Investor will be entitled to similar pre-emptive rights.

Other

Under the terms of the Anchor Investment Agreements, we have agreed to indemnify each Anchor Investor for losses resulting from (i) inaccuracies in our representations or warranties in its Anchor Investment Agreement (which will generally survive until November 26, 2011), (ii) breaches of our agreements or covenants in its Anchor Investment Agreement and (iii) subject to certain limited exceptions, any legal, administrative or other proceedings relating to or arising out of such Anchor Investments.

With respect to breaches of representation only under the terms of each Investment Agreement:

•	claims for individual losses of less than $50,000 are disregarded;

•	no indemnity is made unless the aggregate amount of all losses (excluding those below $50,000) exceeds $1.5 million; and

•	the total indemnity is capped at each Anchor Investor’s purchase price.

The indemnity is an Anchor Investor’s exclusive post-closing remedy, except in respect of intentional and willful fraud, intentional and willful misrepresentation or intentional and willful misconduct. See “Risk Factors—Sterling may suffer substantial losses due to its agreements to indemnify certain investors against a broad range of potential claims.”

Under the terms of the Anchor Investment Agreements, the Securities purchased by the Anchor Investors are subject to certain transfer restrictions. For additional information on the transfer restrictions applicable to the Securities offered pursuant to this Prospectus, see “Transfer Restrictions and Rights Plan.”

Private Placements

Overview

On August 26, 2010, Sterling issued, in the aggregate, to the Private Placement Investors, pursuant to the Subscription Agreements, the following securities:

•	155,268,000 shares of Common Stock at a price of $0.20 per share; and

•	3,881,700 shares of Series D Preferred Stock at a price of $92 per share.

Sterling received aggregate gross proceeds of approximately $388.2 million from the Private Placement Investors collectively in connection with the Private Placement.

Pursuant to the terms of the Subscription Agreements, Sterling agreed to obtain the approval of its shareholders to, among other things, (i) amend its Restated Articles of Incorporation to increase the number of authorized shares of its Common Stock in a manner sufficient to permit the full conversion of the Series B Preferred Stock and Series D Preferred Stock into, and exercise of the Anchor Investor Warrants for, shares of its Common Stock and (ii) approve the conversion of the Series B Preferred Stock and the Series D Preferred Stock and the exercisability of the Anchor Investor Warrants. These items were approved at a special meeting of shareholders on October 21, 2010.

As of                     , 2010, the Private Placement Investors collectively held 1,940,850,000 shares of Common Stock.

Registration Rights

Pursuant to the terms of the Subscription Agreements, each Private Placement Investor received certain registration rights, subject to specified “black-out” rights during which time Sterling would not be required to effect a registration and dispositions of securities acquired in the Private Placement Investments would be restricted. Sterling agreed to file a Registration Statement covering the Securities purchased by the Private Placement Investors and to use its reasonable best efforts to cause the Registration Statement to be declared or become effective within 60 days of this filing. This Prospectus forms a part of a Registration Statement that was filed for the purpose of fulfilling those requirements.

Pre-emptive Rights

Pursuant to the terms of the Subscription Agreements, those Private Placement Investors who hold a minimum qualifying ownership interest of 3 percent of Sterling’s Common Stock (the “Qualifying Ownership Percentage”) have a contractual right to participate on a pro rata basis in future equity raises, subject to certain exceptions, to maintain their ownership percentage for a period equal to the shorter of 12 months from the closing of the Recapitalization Transactions (August 26, 2011) or the date on which the Private Placement Investor no longer holds a Qualifying Ownership percentage.

Other

We agreed to indemnify each Private Placement Investor for losses resulting from (i) inaccuracies in our representations or warranties in the Subscription Agreement (which will generally survive until November 26, 2011), and (ii) breaches of our agreements or covenants in the Subscription Agreement.

With respect to breaches of representation only under the terms of the Subscription Agreement:

•	claims for individual losses of less than $50,000 are disregarded;

•	no indemnity is made unless the aggregate amount of all losses (excluding those below $50,000) exceeds $1.5 million; and

•	the total indemnity is capped at each Private Placement Investor’s purchase price.

The indemnity is a Private Placement Investor’s exclusive post-closing remedy, except in respect of intentional and willful fraud, intentional and willful misrepresentation or intentional and willful misconduct. See “Risk Factors—Sterling may suffer substantial losses due to its agreements to indemnify certain investors against a broad range of potential claims.”

Under the terms of the Subscription Agreements, the Common Stock purchased by the Private Placement Investors is subject to certain transfer restrictions. For additional information on the transfer restrictions applicable to the Securities offered pursuant to this Prospectus, see “Transfer Restrictions and Rights Plan.”

Treasury Exchange

Overview

On August 26, 2010, pursuant to the Exchange Agreement, Sterling and Treasury effected the Treasury Exchange, comprising:

•

the exchange of 303,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“TARP Preferred Stock”) held by Treasury for 303,000 shares of Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series C (“New Treasury Preferred Stock”) with a liquidation preference of $303 million;

•	conversion of the New Treasury Preferred Stock at a discounted exchange value of approximately $75.8 million into 378,750,000 shares of Common Stock at a conversion price of $0.20 per share; and

•

amendment of the terms of the Treasury warrant to purchase 6,437,677 shares of Common Stock at an exercise price of $7.06 per share, to provide for an exercise price of $0.20 per share for a ten-year term following the closing of the recapitalization (such amended warrant, the “Treasury Warrant”).

As of                     , 2010, Treasury held 378,750,000 of Sterling’s outstanding Common Stock and a warrant exercisable for 6,437,677 shares of Common Stock.

Pursuant to the Exchange Agreement, Treasury has agreed to attend all meetings of Sterling’s shareholders in person or by proxy for purposes of obtaining a quorum. Treasury has also agreed to vote, or cause to be voted, all common shares beneficially owned by it with respect to each matter on which holders of Common Stock are entitled to vote or consent in the same proportion (for, against or abstain) as all other shares of Sterling’s Common Stock, other than those held by the Anchor Investors, are voted or consents are given with respect to the Proposed Section 382 Article Amendment and any other matter on which holders of Sterling’s Common Stock are entitled to vote, other than (a) the election and removal of directors, (b) the approval of any business combination, (c) the approval of a sale of all or substantially all of the assets or property of Sterling, (d) the approval of a dissolution of Sterling, (e) the approval of any issuance of any securities of Sterling on which holders of Common Stock are entitled to vote, (f) the approval of any amendment to the Articles of Incorporation or Bylaws of Sterling on which holders of Common Stock are entitled to vote and (g) the approval of any other matters reasonably incidental to the foregoing, as determined by Treasury (the matters referred to in (a) through (g), the “Designated Matters”). With respect to Designated Matters, Treasury has retained the right under the Exchange Agreement to vote its shares in its sole discretion.

Other Matters

The foregoing descriptions do not purport to be complete and each is qualified in its entirety by reference to the complete copy of the applicable agreements or securities. The Anchor Investment Agreements and amendments thereto, form of Subscription Agreement between Sterling and each of the Private Placement Investors, the Exchange Agreement and Warrants are filed as Exhibits to the Registration Statement of which this Prospectus forms a part and are incorporated by reference herein.

Governance

In connection with Sterling’s Recapitalization, Sterling agreed to appoint a representative of THL and a representative of Warburg Pincus to Sterling’s board. Sterling also decided, in an effort to improve its governance and bring additional banking expertise to the board, to appoint Leslie S. Biller to serve as a member and Chairman of the Board. These appointments became effective as of August 26, 2010. The board also decided that it was in Sterling’s best interests that the board have a smaller number of members. Therefore, certain members of the board decided to retire from the board. The board now consists of Mr. Biller, Ellen R.M. Boyer, Robert C. Donegan, William L. Eisenhart, Robert H. Hartheimer, Michael F. Reuling, Sterling CEO J. Gregory Seibly, Warburg Pincus designee David A. Coulter and THL designee Scott L. Jaeckel. Biographical information for each Director is provided below:

Leslie (“Les”) S. Biller

Mr. Biller, 62, has served as a Director of Sterling and as Chairman of the Board of Directors since his appointment in August 2010 and currently serves as Chair of Sterling’s Governance and Nominating Committee and as a member of Sterling’s Compensation Committee and Credit and Risk Committee. Mr. Biller has more than 30 years of banking and investment experience. He began Greendale Capital, a private investment company, after retiring in 2002 as vice chairman and chief operating officer of Wells Fargo & Company. Prior to Wells Fargo, Mr. Biller was president and chief operating officer of Norwest Corporation. He has also served in executive leadership roles at Bank of America and at Citicorp. Mr. Biller earned his bachelor’s degree in chemical engineering from City College of New York and a master’s degree in business administration from Xavier University in Cincinnati, Ohio. He serves on the boards of Ecolab, Inc., Knowledge Schools, Inc., and Knowledge Universe Education LLP. He also serves as a director of the

Autry National Center. The qualifications of Mr. Biller considered in his appointment as a Director of Sterling included his management experience; banking experience; national recognition and relationships within the banking industry; finance experience; and Master of Business Administration degree.

Ellen R. M. Boyer

Ms. Boyer, 50, has served as a Director of Sterling since her appointment in December 2007 and currently serves as the Chair of Sterling’s Audit Committee and as a member of Sterling’s Compensation Committee. She currently holds the position of Chief Operating Officer and Chief Financial Officer at Kibble & Prentice, where she has been employed since 2002. Kibble & Prentice is an insurance and financial services company that provides a single source for property casualty insurance, employee benefits, retirement plan services, executive benefits and business continuation services. Ms. Boyer previously served as the Chief Financial Officer for several technology companies in the Pacific Northwest. Ms. Boyer has been a Certified Public Accountant since 1984 and received her Bachelor’s degrees from Oregon State University in 1982. The qualifications of Ms. Boyer considered in her appointment as a Director of Sterling included her financial management experience; accounting experience; insurance and financial services experience; business operations experience; and relationships with the Puget Sound business community. The board has determined that Ms. Boyer is an “audit committee financial expert” as defined by the SEC.

David A. Coulter

Mr. Coulter, 63, has served as a Director of Sterling since his appointment in August 2010 and currently serves as a member of Sterling’s Compensation Committee and Credit and Risk Committee. Mr. Coulter is a Managing Director and Senior Advisor at Warburg Pincus, LLC. He was previously Vice Chairman of J.P. Morgan Chase & Co. from December 2000 to December 2005. Prior to joining J.P. Morgan Chase, Mr. Coulter led the West Coast operations of the Beacon Group, a private investment and strategic advisory firm, and prior to that, Mr. Coulter served as the Chairman and Chief Executive Officer of the BankAmerica Corporation, where he worked from 1976 to 1999. Mr. Coulter is a member of the Board of Directors of Strayer Education, Inc., Webster Bank, Aeolus Re, and MBIA, Inc. Mr. Coulter holds a bachelor’s degree in mathematics and economics and a master’s degree in industrial administration, both from Carnegie Mellon University. The qualifications of Mr. Coulter considered in his appointment as a Director of Sterling included his management experience; banking experience; investment banking experience; national recognition and relationships within the banking industry; finance experience; and Master of Industrial Administration degree.

Robert C. Donegan

Mr. Donegan, 56, has served as a Director of Sterling since his appointment in October 2010 and currently serves as a member of Sterling’s Audit Committee and Compensation Committee. Prior to joining Sterling as a Director, Mr. Donegan served as a Director of Golf Savings Bank from 2006 until Golf Savings Bank was merged with and into Sterling Savings Bank. Mr. Donegan has been President of Ivar’s, Inc., one of Seattle’s oldest restaurant companies with more than 60 locations, since September of 2001. From 1997-2001, Mr. Donegan served as Chief Financial Officer of Ivar’s, Inc. Prior to joining Ivar’s, Inc. in 1997, Mr. Donegan was Executive Vice President and Chief Financial Officer of Peet’s Coffee. Mr. Donegan received his Masters Degree in Public and Private Management from the Yale School of Management. The qualifications considered in Mr. Donegan’s appointment as a director of Sterling included his management experience; banking experience; relationships with the Puget Sound business community and his management degree.

William (“Ike”) L. Eisenhart

Mr. Eisenhart, 58, has served as a Director of Sterling since his appointment in January 2004, as Chairman of the Board of Directors from October 2009 to August 2010 and currently serves as Chair of Sterling’s Compensation Committee and as a member of Sterling’s Credit and Risk Committee. He serves as an independent financial consultant to privately held and publicly traded companies on investment banking matters. Previously, Mr. Eisenhart was a Managing Director at Dain Bosworth, Inc., in Seattle, Washington, a Partner in Corporate Finance for Cable Howse & Ragen in Seattle, Washington, and Vice President of Corporate Finance at Goldman, Sachs & Co. in New York City. Currently, he serves as a member of the Finance Committee of the YMCA of Greater Seattle, and is Co-Chair of the Schools Committee of the Harvard Club of Seattle. Mr. Eisenhart received a Bachelor’s degree from Harvard University and a Master of Business Administration degree from the University of Chicago. The qualifications of Mr. Eisenhart considered in his appointment as a Director of Sterling included his financial management experience; investment banking experience; financial services experience; relationships with the Puget Sound business community; and Master of Business Administration degree.

Robert H. Hartheimer

Mr. Hartheimer, 53, has served as a Director of Sterling since his appointment in September 2010 and currently serves as the Chair of Sterling’s Credit and Risk Committee and as a member of Sterling’s Governance and Nominating Committee. Mr. Hartheimer is President of Hartheimer LLC, based in Washington, D.C., which provides senior-level counsel to banks, investment firms and financial services companies on financial, regulatory, strategic and governance matters.

From 2002 to 2008 Mr. Hartheimer was a Managing Director at Promontory Financial Group, a preeminent regulatory consulting firm. In 1991, Mr. Hartheimer joined the FDIC, where he and a small team created the Division of Resolutions to sell failed banks. He went on to serve as director of this division. Both before and after the FDIC, Mr. Hartheimer was an investment banker working with banks and financial services companies including Merrill Lynch, Smith Barney, and Friedman, Billings Ramsey. Mr. Hartheimer received a Bachelor’s degree from Hamilton College and a Master’s of Business Administration from The Wharton School of the University of Pennsylvania. The qualifications of Mr. Hartheimer considered in his appointment as a director of Sterling included his financial management experience; investment banking experience; financial services experience; regulatory experience; relationships within the banking industry and regulatory community and Master of Business Administration degree.

Scott L. Jaeckel

Mr. Jaeckel, 39, has served as a Director of Sterling since his appointment in August 2010 and currently serves as a member of Sterling’s Governance and Nominating Committee. Mr. Jaeckel is a Managing Director at THL. Prior to joining THL, Mr. Jaeckel worked at Morgan Stanley & Co. Incorporated in the Corporate Finance Department. Mr. Jaeckel brings significant finance and managerial experience to the Board that he gained from his years at THL and Morgan Stanley. In addition, due to his service as a director at several public and private companies throughout the years, he is familiar with how various boards handle a wide range of corporate and business issues. Mr. Jaeckel is currently a Director of Ceridian Corporation, MoneyGram International, Inc. and Warner Music Group Corp. Mr. Jaeckel holds a B.B.A. with distinction in Economics and Mathematics from The University of Virginia and an M.B.A. from Harvard Business School. The qualifications of Mr. Jaeckel considered in his appointment as a Director of Sterling included his management experience; finance experience; investment banking experience; and relationships within the banking industry; and Master of Business Administration degree.

Michael F. Reuling

Mr. Reuling, 64, has served as a Director of Sterling since his appointment in December 2006 and currently serves a member of Sterling’s Audit Committee and Governance and Nominating Committee. He has been a self-employed real estate development consultant in Boise, Idaho since retiring as Vice Chairman of Albertson’s, Inc., a national supermarket/superdrugstore company, where he held various positions for 28 years. Additionally, he has been a Senior Advisor to Clarion Consulting, a real estate consulting firm based in Irvine, California, since April of 2009. Mr. Reuling received a Bachelor’s degree from Carleton College in Northfield, Minnesota in 1968 and a Juris Doctorate from the University of Michigan in Ann Arbor, Michigan in 1971. The qualifications of Mr. Reuling considered in his appointment as a Director of Sterling included his management experience; real estate industry experience; relationships with the real estate community; and relationships with the Boise business community.

J. Gregory Seibly

Mr. Seibly, 47, has served as a Director and Chief Executive Officer of Sterling since his appointment became effective in November 2009. His appointments as President of Sterling and as Chief Executive Officer and a Director of Sterling Savings Bank became effective in December 2009. Mr. Seibly began serving as acting President and Chief Executive Officer of Sterling and Sterling Savings Bank, subject to regulatory approval, in October 2009 and previously served as President of Sterling Savings Bank beginning in January 2009. In 2007 Mr. Seibly joined Sterling as Executive Vice President and Chief Production Officer with more than 20 years of experience in the financial industry. Before joining Sterling, Mr. Seibly was the President of U.S. Bank – California. He has also held executive-level positions in commercial banking at Wells Fargo Bank and in healthcare finance at Bank of America. Mr. Seibly currently serves on the Executive Board of the Boy Scouts of America – Inland Northwest Council and the Board of the United Way of Greater Spokane. He received his Bachelor’s degree in business administration and finance from Indiana University. The qualifications of Mr. Seibly considered in his appointment as a Director of Sterling included his management experience; banking experience; relationships within banking industry; finance experience; finance degree; business degree; and relationships with the Spokane business community.

Executive Officers

The current management team of Sterling consists of: J. Gregory Seibly, President and Chief Executive Officer of Sterling and Sterling Savings Bank; Ezra A. Eckhardt, Chief Operating Officer of Sterling and President and Chief Operating Officer of Sterling Savings Bank; Daniel G. Byrne, Chief Financial Officer of Sterling; Donn C. Costa, Executive Vice President, Home Loan Division of Sterling Savings Bank; and David S. DePillo, Chief Credit Officer of Sterling Savings Bank. The biographical information for each executive officer, other than for Mr. Seibly, which is provided above, is included below:

Ezra A. Eckhardt

Mr. Eckhardt, 40, serves as Chief Operating Officer of Sterling and as President and Chief Operating Officer of Sterling Savings Bank. Mr. Eckhardt previously served as acting Chief Operating Officer of Sterling and acting President of Sterling Savings Bank, until his appointments to Sterling and Sterling Savings Bank became effective in November and December 2009, respectively. He began serving as Executive Vice President and Chief Operating Officer of Sterling Savings Bank in January 2009. He previously served as Chief Administrative Officer of Sterling Savings Bank. He joined Sterling in August 2004. Mr. Eckhardt is an adjunct professor at the Gonzaga University Graduate School of Business, a member of the Greater Spokane Incorporated Higher Education Leadership Group and a member of the Board of Directors for the Spokane affiliate of Habitat for Humanity. He is a distinguished graduate of the U.S. Military Academy at West Point. Mr. Eckhardt also has earned a Masters of Business Administration from Gonzaga University and has advanced training in applied statistics from the Rochester Institute of Technology.

Daniel G. Byrne

Mr. Byrne, 56, serves as Executive Vice President-Finance, Chief Financial Officer and Assistant Secretary of Sterling and Assistant Secretary of Sterling Savings Bank. He has served in these capacities with Sterling and Sterling Savings Bank, since he joined Sterling in 1983. Mr. Byrne is also the Assistant Secretary and Treasurer of INTERVEST-Mortgage Investment Company. Before joining Sterling, Mr. Byrne was employed by the accounting firm of Coopers & Lybrand in Spokane, Washington. He is a past Lieutenant Governor of Kiwanis International. Mr. Byrne is a past member of the Board of Trustees of Gonzaga Preparatory School, including its Executive Committee and its Finance Committee. He is President of the Board of Directors of Spokane Community Mental Health and past Chairman of the Parish Council of St. Thomas More Church. He is also a board member and Audit Committee Chairman for Ambassadors Group, Inc., a publicly traded corporation. He serves as a member of the American Institute of Certified Public Accountants, the Washington Society of Certified Public Accountants, the Financial Manager’s Society and is a past member of the American Community Bankers Association’s Accounting Committee. Mr. Byrne is a certified public accountant, and received a Bachelor’s degree in Accounting from Gonzaga University.

Donn C. Costa

Mr. Costa, 49, serves as Executive Vice President, Home Loan Division, of Sterling Savings Bank. He joined Sterling in July 2006 and served as the Executive Vice President of Golf Savings Bank until the merger of Golf Savings Bank with and into Sterling Savings Bank in July of 2010. Mr. Costa was formerly President of Lynnwood Financial Corporation, the former parent company of Golf Savings Bank, until the merger of Lynnwood Financial Corporation with and into Sterling in 2006. Mr. Costa is currently on the Seattle Mortgage Bankers Association Board of Directors and the Board of the Washington Mortgage Lenders Association. He received a Bachelor’s degree in Business Administration from Washington State University.

David S. DePillo

Mr. DePillo, 49, was appointed as Chief Credit Officer of Sterling Savings Bank effective October 2010. Mr. DePillo has more than 25 years of financial management, banking and investment experience. He most recently served as the Vice Chairman of the Board of Fremont General Corporation and of Fremont Investment & Loan, its wholly owned bank subsidiary and served as President of both companies from 2007 to 2009. From 1999 through 2006, he served as the Vice Chairman, President and Chief Operating Officer of Commercial Capital Bancorp Inc. (“CCBI”) and its subsidiary companies. Prior to CCBI, Mr. DePillo served as a first Vice President and Director of multifamily banking for Home Savings of America, and as the President and Chief Operating Officer for its real estate development subsidiaries and for H.F. Ahmanson & Co., its thrift holding company.

USE OF PROCEEDS

We will receive no proceeds from shares of Common Stock sold by the Selling Shareholders.

A portion of the shares of Common Stock covered by this Prospectus are issuable upon exercise of warrants issued to the Selling Shareholders. The exercise price of the warrants held by the Anchor Investors issued is $0.22 per share. The exercise price of the warrant held by Treasury is $0.20 per share. Upon any exercise of the warrants for cash, the Selling Shareholders will pay us the exercise price. However, the warrants also may be exercised on a cashless basis. We will not receive any cash payment from the Selling Shareholders upon any exercise of the warrants on a cashless basis. To the extent we receive proceeds from the cash exercise of the warrants, we may use such proceeds for general corporate purposes or may contribute a portion of the proceeds to Sterling Savings Bank. General corporate purposes may include the pay down of liabilities and the funding of potential acquisitions, including potential acquisitions of banks in FDIC-assisted transactions.

SELLING SHAREHOLDERS

The table below sets forth information concerning the resale of Securities by the Selling Shareholders. The Selling Shareholders acquired Securities pursuant to the Recapitalization Transactions. We will not receive any proceeds from the resale of Securities by the Selling Shareholders. Except as discussed in footnotes 49, 62 and 63 below, the Selling Shareholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

The following table is based on information provided to us by the Selling Shareholders on or about August 18, 2010 and as of such date. Because the Selling Shareholders may sell all, some or none of the Securities, no estimate can be given as to the amount of shares that will be held by the Selling Shareholders upon termination of this offering. For purposes of the table below, we have assumed that no Securities will be held by the Selling Shareholders at such time.

	Beneficial Ownership Prior to the Offering					Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Number of Warrants Beneficially Owned(1)	Percent(2)	Shares Being Offered	Warrants Being Offered	Number of Shares Beneficially Owned	Number of Warrants Beneficially Owned	Percent
Selling Shareholders
American Funds Insurance Series— Growth Fund(3)	80,625,000	—	1.976	80,625,000	—	0	—	*
333 South Hope Street, 55th Floor Los Angeles, CA 90071
Anchorage Capital Master Offshore, Ltd.(4)	150,000,000	—	3.676	150,000,000	—	0	—	*
c/o Anchorage Advisors 610 Broadway, 6th Floor New York, NY 10012
Andrew K. Boszharist, Jr	375,000	—	*	375,000	—	0	—	*
660 Madison Avenue, Suite 1405 New York, NY 10065
Bay Pond Investors (Bermuda) L.P.(5)	34,218,000	—	*	34,218,000	—	0	—	*
c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109
Bay Pond Partners, L.P.(6)	69,945,500	—	1.714	69,945,500	—	0	—	*
c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109
Brandytrust Multi Strategy NGA LLC(7)	1,842,000	—	*	1,842,000	—	0	—	*
c/o New Generation Advisors 49 Union Street Manchester, MA 01944
CastleRock Fund II SPC Ltd.(8)	238,150	—	*	238,150	—	0	—	*
101 Park Avenue, 23rd Floor New York, NY 10178
CastleRock Master Fund, Ltd.(9)	10,613,600	—	*	10,613,600	—	0	—	*
101 Park Avenue, 23rd Floor New York, NY 10178
CastleRock Partners II, L.P.(10)	2,108,750	—	*	2,108,750	—	0	—	*
101 Park Avenue, 23rd Floor New York, NY 10178
CastleRock Partners, L.P.(11)	28,320,700	—	*	28,320,700	—	0	—	*
101 Park Avenue, 23rd Floor New York, NY 10178
Cheetah Investment Partnership L.P.(12)	890,000	—	*	890,000	—	0	—	*
Schneider Capital Management 460 E. Swedesford Rd., Suite 2000 Wayne, PA 19087
Crescent 1, L.P.(13)	20,000,000	—	*	20,000,000	—	0	—	*
c/o Cyrus Capital Partners, L.P. 399 Park Avenue, 39th Floor New York, NY 10022
CRS Fund, Ltd.(14)	21,000,000	—	*	21,000,000	—	0	—	*
c/o Cyrus Capital Partners, L.P. 399 Park Avenue, 39th Floor New York, NY 10022

	Beneficial Ownership Prior to the Offering					Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Number of Warrants Beneficially Owned(1)	Percent(2)	Shares Being Offered	Warrants Being Offered	Number of Shares Beneficially Owned	Number of Warrants Beneficially Owned	Percent
Cyrus Opportunities Master Fund II, Ltd.(15)	49,000,000	—	1.201	49,000,000	—	0	—	*
c/o Cyrus Capital Partners, L.P. 399 Park Avenue, 39th Floor New York, NY 10022
Cyrus Select Opportunities Master Fund, Ltd.(16)	10,000,000	—	*	10,000,000	—	0	—	*
c/o Cyrus Capital Partners, L.P. 399 Park Avenue, 39th Floor New York, NY 10022
Endurance Fund(17)	1,125,000	—	*	1,125,000	—	0	—	*
4749 Nicasio Valley Road Nicasio, CA 94946
Far West Capital Partners LP(18)	18,450,000	—	*	18,450,000	—	0	—	*
4749 Nicasio Valley Road Nicasio, CA 94946
GAM Equity Six, Inc.(19)	13,599,500	—	*	13,599,500	—	0	—	*
c/o Luxor Capital Group LP 767 5th Avenue, 19th Floor New York, NY 10153
Great Oaks Strategic Investment Partners, LP(20)	1,250,000	—	*	1,250,000	—	0	—	*
660 Madison Avenue, Suite 1405 New York, NY 10065
Harbor Capital Group Trust(21)	2,300,000	—	*	2,300,000	—	0	—	*
Schneider Capital Management 460 E. Swedesford Rd., Suite 2000 Wayne, PA 19087
Heungkuk Global Alpha Private Securities Investment Trust 2(22)	3,663,000	—	*	3,663,000	—	0	—	*
101-1, 1Ka, Euljiro, Chung-ku Seoul, 100-719, Korea
Heungkuk Global Alpha Private Securities Investment Trust 3(23)	13,837,000	—	*	13,837,000	—	0	—	*
101-1, 1Ka, Euljiro, Chung-ku Seoul, 100-719, Korea
Heungkuk Global Alpha Private Securities Investment Trust 4(24)	35,000,000	—	*	35,000,000	—	0	—	*
101-1, 1Ka, Euljiro, Chung-ku Seoul, 100-719, Korea
HFR HE Systematic Master Trust(25)	6,346,650	—	*	6,346,650	—	0	—	*
c/o CastleRock Asset Management, Inc. 101 Park Avenue, 23rd Floor New York, NY 10178
Institutional Benchmarks Series (Master Feeder) Limited(26)	1,372,150	—	*	1,372,150	—	0	—	*
c/o CastleRock Asset Management, Inc. 101 Park Avenue, 23rd Floor New York, NY 10178
Ithan Creek Master Investment Partnership (Cayman) II, L.P.(27)	6,541,500	—	*	6,541,500	—	0	—	*
c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109
Ithan Creek Master Investors (Cayman) L.P.(28)	62,900,500	—	1.541	62,900,500	—	0	—	*
c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109
Jae Yon Won	175,000,000	—	4.288	175,000,000	—	0	—	*
15th Floor, Narakiuum Bldg., 1-2 Jeo-dong 1-ga, Jung-gu Seoul, Korea
J&D IB Co., Ltd(29)	20,000,000	—	*	20,000,000	—	0	—	*
Donghoon Tower, 12th Floor, 702-19 Yeoksam-dong, Gangnam-Gu Seoul, Korea
Luxor Capital Partners Offshore Master Fund, LP(30)	73,710,000	—	1.806	73,710,000	—	0	—	*
c/o Luxor Capital Group LP 767 5th Avenue, 19th Floor New York, NY 10153
Luxor Capital Partners, LP(31)	51,738,500	—	1.268	51,738,500	—	0	—	*
c/o Luxor Capital Group LP 767 5th Avenue, 19th Floor New York, NY 10153

	Beneficial Ownership Prior to the Offering					Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Number of Warrants Beneficially Owned(1)	Percent(2)	Shares Being Offered	Warrants Being Offered	Number of Shares Beneficially Owned	Number of Warrants Beneficially Owned	Percent
Luxor Wavefront, LP(32) c/o Luxor Capital Group LP 767 5th Avenue, 19th Floor New York, NY 10153	22,577,000	—	*	22,577,000	—	0	—	*
Malta Hedge Fund II, L.P.(33) 780 Third Avenue, 5th Floor New York, NY 10017	40,000	—	*	40,000	—	0	—	*
Malta Hedge Fund, L.P.(34) 780 Third Avenue, 5th Floor New York, NY 10017	8,000	—	*	8,000	—	0	—	*
Malta MLC Offshore, Ltd.(35) 780 Third Avenue, 5th Floor New York, NY 10017	10,000	—	*	10,000	—	0	—	*
Malta Offshore, Ltd.(36) 780 Third Avenue, 5th Floor New York, NY 10017	14,000	—	*	14,000	—	0	—	*
Malta MLC Fund, LP(37) 780 Third Avenue, 5th Floor New York, NY 10017	28,000	—	*	28,000	—	0	—	*
Marine Western South, L.L.C.(38) National Corporate Research, Ltd. 615 South DuPont Highway Dover, DE 19901	137,375,000	—	3.366	137,375,000	—	0	—	*
Marine Western, L.L.C.(39) National Corporate Research, Ltd. 615 South DuPont Highway Dover, DE 19901	58,875,000	—	1.443	58,875,000	—	0	—	*
MD Sass Maximus Partners, L.P.(40) 1185 Avenue of the Americas, 18th Floor New York, NY 10036	20,000,000	—	*	20,000,000	—	0	—	*
Min Joo Lee 5F, Je-il Bldg., 168-26 Samseong-1 Dong, Gangnam-Gu Seoul, Korea	175,000,000	—	4.288	175,000,000	—	0	—	*
MW Special Situations LP(41) c/o New Generation Advisors 49 Union Street Manchester, MA 01944	535,500	—	*	535,500	—	0	—	*
New Generation Limited Partnership(42)	6,352,500	—	*	6,352,500	—	0	—	*
c/o New Generation Advisors 49 Union Street Manchester, MA 01944
New Generation Turnaround Fund (Bermuda) LP(43)	13,682,500	—	*	13,682,500	—	0	—	*
c/o New Generation Advisors 49 Union Street Manchester, MA 01944
NGA Ann Arbor Partners LP(44) c/o New Generation Advisors 49 Union Street Manchester, MA 01944	87,500	—	*	87,500	—	0	—	*
Paul P. Tanico 101 Park Avenue, 23rd Floor New York, NY 10178	1,000,000	—	*	1,000,000	—	0	—	*
Post Total Return Master Fund, L.P.(45)	50,000,000	—	1.225	50,000,000	—	0	—	*
c/o Beach Point Capital Management LLP 1620 26th Street, Suite 6000N Santa Monica, CA 90404
RBB/Schneider Small Cap Value Fund(46)	4,100,000	—	*	4,100,000	—	0	—	*
Schneider Capital Management 460 E. Swedesford Rd., Suite 2000 Wayne, PA 19087
Reiss Capital Management LLC(47) 152 West 57th Street, 46th Floor New York, NY 10019	1,250,000	—	*	1,250,000	—	0	—	*
Robert G. Schiro 2001 Trust(48) 4749 Nicasio Valley Road Nicasio, CA 94946	2,700,000	—	*	2,700,000	—	0	—	*

	Beneficial Ownership Prior to the Offering					Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Number of Warrants Beneficially Owned(1)	Percent(2)	Shares Being Offered	Warrants Being Offered	Number of Shares Beneficially Owned	Number of Warrants Beneficially Owned	Percent
Robert H. Hartheimer(49) 3232 Rittenhouse St., NW Washington, DC 20015	1,500,000	—	*	1,500,000	—	0	—	*
Second Curve Opportunity Fund International, Ltd.(50) c/o Second Curve Capital LLC 237 Park Avenue, 9th Floor New York, NY 10017	914,500	—	*	914,500	—	0	—	*
Second Curve Opportunity Fund, LP(51) c/o Second Curve Capital LLC 237 Park Avenue, 9th Floor New York, NY 10017	5,721,500	—	*	5,721,500	—	0	—	*
Second Curve Partners II, LP(52) c/o Second Curve Capital LLC 237 Park Avenue, 9th Floor New York, NY 10017	924,500	—	*	924,500	—	0	—	*
Second Curve Partners International Ltd.(53) c/o Second Curve Capital LLC 237 Park Avenue, 9th Floor New York, NY 10017	3,962,000	—	*	3,962,000	—	0	—	*
Second Curve Partners, LP(54) c/o Second Curve Capital LLC 237 Park Avenue, 9th Floor New York, NY 10017	15,954,500	—	*	15,954,500	—	0	—	*
Second Curve Vision Fund International Ltd.(55) c/o Second Curve Capital LLC 237 Park Avenue, 9th Floor New York, NY 10017	1,602,500	—	*	1,602,500	—	0	—	*
Second Curve Vision Fund LP(56) c/o Second Curve Capital LLC 237 Park Avenue, 9th Floor New York, NY 10017	2,170,500	—	*	2,170,500	—	0	—	*
SMALLCAP World Fund, Inc.(57) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	110,000,000	—	2.695	110,000,000	—	0	—	*
Standard Chartered First Bank Korea Limited(58) 100 Kongpyung-dong, Chongro-gu Seoul 110-702, Korea	72,500,000	—	1.777	72,500,000	—	0	—	*
Sungwoo F&I, Inc.(59) #506 Sungwoo Bldg., 666-8 Shinsa-dong, Kangnam-gu Seoul, Korea 135-120	5,000,000	—	*	5,000,000	—	0	—	*
Susan Schiro & Peter Manus Foundation(60) c/o Far West Capital Management 4749 Nicasio Valley Road Nicasio, CA 94946	225,000	—	*	225,000	—	0	—	*
Talkot Fund LP (61) 2400 Bridgeway Suite 300 Saulsalito, CA 94965	5,000,000	—	*	5,000,000	—	0	—	*
The DePillo Family Trust(62) 30845 Via Colinas Cota De Caza, CA 92679	15,000,000	—	*	15,000,000	—	0	—	*
The Les and Sheri Biller Revocable Trust(63) The Biller Family Office 10877 Wilshire Blvd., Suite 1702 Los Angeles, CA 90024	35,000,000	—	*	35,000,000	—	0	—	*
The William Penn Foundation(64) Schneider Capital Management 460 E. Swedesford Rd., Suite 2000 Wayne, PA 19087	2,710,000	—	*	2,710,000	—	0	—	*
Thomas H. Lee Equity Fund VI, L.P.(65) c/o Thomas H. Lee Partners, L.P. 100 Federal Street, 35th Floor Boston, MA 02110	470,908,524	47,734,224	12.562	433,235,820	47,734,224	0	0	*
Thomas H. Lee Parallel Fund VI, L.P.(66) c/o Thomas H. Lee Partners, L.P. 100 Federal Street, 35th Floor Boston, MA 02110	318,874,490	32,323,076	8.538	293,364,540	32,323,076	0	0	*

	Beneficial Ownership Prior to the Offering					Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Number of Warrants Beneficially Owned(1)	Percent(2)	Shares Being Offered	Warrants Being Offered	Number of Shares Beneficially Owned	Number of Warrants Beneficially Owned	Percent
Thomas H. Lee Parallel (DT) Fund, VI, L.P.(67)	55,700,996	5,646,193	1.501	51,244,920	5,646,193	0	0	*
c/o Thomas H. Lee Partners, L.P. 100 Federal Street, 35th Floor Boston, MA 02110
THL Sterling Equity Investors, L.P.(68)	9,090,990	921,507	0.245	8,363,720	921,507	0	0	*
c/o Thomas H. Lee Partners, L.P. 100 Federal Street, 35th Floor Boston, MA 02110
Thornburg Global Opportunities Fund(69)	30,000,000	—	*	30,000,000	—	0	—	*
2300 N. Ridgetop Road Santa Fe, NM 87506
Thornburg Value Fund(70)	150,000,000	—	3.676	150,000,000	—	0	—	*
2300 N. Ridgetop Road Santa Fe, NM 87506
U.S. Department of the Treasury(71)	378,750,000	6,437,677	9.424	378,750,000	6,437,677	0	0	*
1500 Pennsylvania Avenue, NW, Room 2312 Washington, DC 20220
Warburg Pincus Private Equity X, L.P.(72)	854,575,000	86,625,000	22.584	854,575,000	86,625,000	0	0	*
450 Lexington Avenue New York, NY 10017
Wolf Creek Investors (Bermuda) L.P. (73)	10,567,500	—	*	10,567,500	—	0	—	*
c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109
Wolf Creek Partners, L.P.(74)	12,077,000	—	*	12,077,000	—	0	—	*
c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109
Zoltan H. Zsitvay	375,000	—	*	375,000	—	0	—	*
660 Madison Avenue, Suite 1405 New York, NY 10065

*	Less than 1 percent
(1)

In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Sterling common stock over which such person has voting or investment power and of which such person has the right to acquire beneficial ownership within 60 days of November 1, 2010. The table includes shares owned by spouses, other immediate family members, in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held as restricted stock and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.

(2)	Based on shares outstanding at November 1, 2010 of 4,080,903,859.
(3)

The selling securityholder is an investment company registered under the Investment Company Act of 1940. Capital Research and Management Company, or CRMC, an investment adviser registered under the Investment Advisers Act of 1940, is the investment adviser to this selling shareholder. CRMC provides investment advisory services to this selling shareholder through its division Capital World Investors, or CWI. In that capacity, CWI may be deemed to be the beneficial owner of shares held by this selling shareholder. CWI, however, disclaims such beneficial ownership. American Funds Insurance Series – Growth Fund has indicated that it may be deemed to be an affiliate of a registered broker-dealer. American Funds Insurance Series – Growth Fund has represented that it acquired its securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(4)	Kevin Ulrich makes investment and voting decisions with respect to shares held by Anchorage Capital Master Offshore, Ltd.
(5)

Wellington Management Company, LLC (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts. Bay Pond Investors (Bermuda) L.P. has indicated that it may be deemed to be an affiliate of a registered broker-dealer. Bay Pond Investors (Bermuda) L.P. has represented that it acquired its securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(6)

Wellington Management Company, LLC (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts. Bay Pond Partners L.P. has indicated that it may be deemed to be an affiliate of a registered broker-dealer. Bay Pond Partners L.P. has represented that it acquired its securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(7)	Carl E. Owens III makes investment and voting decisions with respect to shares held by Brandytrust Multi Strategy NGA LLC.
(8)	Paul P. Tanico and Ellen H. Adams make investment and voting decisions with respect to shares held by CastleRock Fund II SPC Ltd.
(9)	Paul P. Tanico and Ellen H. Adams make investment and voting decisions with respect to shares held by CastleRock Master Fund, Ltd.
(10)	Paul P. Tanico and Ellen H. Adams make investment and voting decisions with respect to shares held by CastleRock Partners II, L.P.
(11)	Paul P. Tanico and Ellen H. Adams make investment and voting decisions with respect to shares held by CastleRock Partners, L.P.
(12)	Steven J. Fellin, Senior Vice President of Schneider Capital Management, makes investment and voting decisions with respect to shares held by Cheetah Investment Partnership L.P.
(13)

Stephen C. Freidheim, as sole managing member of Cyrus Capital Partners GP, LLC, the general partner of Cyrus Capital Partners, L.P., the investment manager of Crescent 1, L.P., makes investment and voting decisions with respect to shares held by Crescent 1, L.P.

(14)

Stephen C. Freidheim, as sole managing member of Cyrus Capital Partners GP, LLC, the general partner of Cyrus Capital Partners, L.P., the investment manager of CRS Fund, Ltd., makes investment and voting decisions with respect to shares held by CRS Fund, Ltd.

(15)

Stephen C. Freidheim, as sole managing member of Cyrus Capital Partners GP, LLC, the general partner of Cyrus Capital Partners, L.P., the investment manager of Cyrus Opportunities Master Fund II, Ltd., makes investment and voting decisions with respect to shares held by Cyrus Opportunities Master Fund II, Ltd.

(16)

Stephen C. Freidheim, as sole managing member of Cyrus Capital Partners GP, LLC, the general partner of Cyrus Capital Partners, L.P., the investment manager of Cyrus Select Opportunities Master Fund, Ltd., makes investment and voting decisions with respect to shares held by Cyrus Select Opportunities Master Fund, Ltd.

(17)	Robert G. Shiro makes investment and voting decisions with respect to shares held by Endurance Fund.
(18)	Robert G. Shiro makes investment and voting decisions with respect to shares held by Far West Capital Partners, LP.
(19)	Christian Leone makes investment and voting decisions with respect to shares held by GAM Equity Six, Inc.
(20)	Andrew K. Boszhardt, Jr. makes investment and voting decisions with respect to shares held by Great Oaks Strategic Investment Partners, LP.
(21)	Steven J. Fellin, Senior Vice President of Schneider Capital Management, makes investment and voting decisions with respect to shares held by Harbor Capital Group Trust.
(22)	Ko Byung Ki, Deputy General Manager of Hanabank makes investment and voting decisions with respect to shares held by Heungkuk Global Alpha Private Securities Investment Trust 2.
(23)	Ko Byung Ki, Deputy General Manager of Hanabank makes investment and voting decisions with respect to shares held by Heungkuk Global Alpha Private Securities Investment Trust 3.
(24)	Ko Byung Ki, Deputy General Manager of Hanabank makes investment and voting decisions with respect to shares held by Heungkuk Global Alpha Private Securities Investment Trust 4.
(25)	Paul P. Tanico and Ellen H. Adams make investment and voting decisions with respect to shares held by HFR HE Systematic Master Trust.
(26)

Paul P. Tanico and Ellen H. Adams make investment and voting decisions with respect to shares held by Institutional Benchmarks Series (Master Feeder) Limited. Institutional Benchmarks Series (Master Feeder) Limited has indicated that it may be deemed to be an affiliate of a registered broker-dealer. Institutional Benchmarks Series (Master Feeder) Limited has represented that it acquired its securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(27)

Wellington Management Company, LLC (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts. Ithan Creek Master Investment Partnership (Cayman) II, L.P. has indicated that it may be deemed to be an affiliate of a registered broker-dealer. Ithan Creek Master Investment Partnership (Cayman) II, L.P. has represented that it acquired its securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(28)

Wellington Management Company, LLC (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts. Ithan Creek Master Investors (Cayman) L.P. has indicated that it may be deemed to be an affiliate of a registered broker-dealer. Ithan Creek Master Investors (Cayman) L.P. has represented that it acquired its securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(29)	Kwan Haeng Cho makes investment and voting decisions with respect to shares held by J&D Co., Ltd.
(30)	Christian Leone makes investment and voting decisions with respect to shares held by Luxor Capital Partners Offshore Master Fund, LP.
(31)	Christian Leone makes investment and voting decisions with respect to shares held by Luxor Capital Partners, LP.

(32)	Christian Leone makes investment and voting decisions with respect to shares held by Luxor Wavefront, LP.
(33)	Terry Maltese makes investment and voting decisions with respect to shares held by Malta Hedge Fund II, LP.
(34)	Terry Maltese makes investment and voting decisions with respect to shares held by Malta Hedge Fund, L.P.
(35)	Terry Maltese makes investment and voting decisions with respect to shares held by Malta MLC Offshore, Ltd.
(36)	Terry Maltese makes investment and voting decisions with respect to shares held by Malta Offshore, Ltd.
(37)	Terry Maltese makes investment and voting decisions with respect to shares held by Malta MLC Fund, LP.
(38)	James P. Jenkins makes investment and voting decisions with respect to shares held by Marine Western South, L.L.C.
(39)	James P. Jenkins makes investment and voting decisions with respect to shares held by Marine Western, L.L.C.
(40)	Martin D. Sass makes investment and voting decisions with respect to shares held by MD Sass Maximus Partners, L.P.
(41)	Carl E. Owens III makes investment and voting decisions with respect to shares held by MW Special Situations LP.
(42)	Carl E. Owens III makes investment and voting decisions with respect to shares held by New Generation Limited Partnership.
(43)	Carl E. Owens III makes investment and voting decisions with respect to shares held by New Generation Turnaround Fund (Bermuda) LP.
(44)	Carl E. Owens III makes investment and voting decisions with respect to shares held by NGA Ann Arbor Partners LP.
(45)

Post Total Return Master Fund, L.P. is managed by Beach Point Capital Management LP (“Beach Point Capital”). Beach Point Capital is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Beach Point Capital or its affiliates has investment and/or voting control over the shares held by Post Total Return Master Fund, L.P. and may be deemed to be the beneficial owner of such shares for purposes of reporting requirements under the Exchange Act. Beach Point Capital, however, expressly disclaims that it is, in fact, the beneficial owner of such securities.

(46)

Steven J. Fellin, Senior Vice President of Schneider Capital Management, makes investment and voting decisions with respect to shares held by RBB/Schneider Small Cap Value Fund. RBB/Schneider Small Cap Value Fund has indicated that it may be deemed to be an affiliate of a registered broker-dealer. RBB/Schneider Small Cap Value Fund has represented that it acquired its securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(47)	Richard Reiss Jr. makes investment and voting decisions with respect to shares held by Reiss Capital Management LLC.
(48)	Robert G. Shiro makes investment and voting decisions with respect to shares held by the Robert G. Shiro 2001 Trust.
(49)	Robert Hartheimer was appointed to our Board of Directors effective September 21, 2010.
(50)	Thomas K. Brown makes investment and voting decisions with respect to shares held by Second Curve Opportunity Fund International, Ltd.
(51)	Thomas K. Brown makes investment and voting decisions with respect to shares held by Second Curve Opportunity Fund, LP.
(52)	Thomas K. Brown makes investment and voting decisions with respect to shares held by Second Curve Partners II, LP.
(53)	Thomas K. Brown makes investment and voting decisions with respect to shares held by Second Curve Partners International Ltd.
(54)	Thomas K. Brown makes investment and voting decisions with respect to shares held by Second Curve Partners LP.
(55)	Thomas K. Brown makes investment and voting decisions with respect to shares held by Second Curve Vision Fund International Ltd.
(56)	Thomas K. Brown makes investment and voting decisions with respect to shares held by Second Curve Vision Fund LP.
(57)

The selling securityholder is an investment company registered under the Investment Company Act of 1940. Capital Research and Management Company, or CRMC, an investment adviser registered under the Investment Advisers Act of 1940, is the investment adviser to this selling shareholder. CRMC provides investment advisory services to this selling shareholder through its division Capital World Investors, or CWI. In that capacity, CWI may be deemed to be the beneficial owner of shares held by this selling shareholder. CWI, however, disclaims such beneficial ownership. SMALLCAP World Fund, Inc. has indicated that it may be deemed to be an affiliate of a registered broker-dealer. SMALLCAP World Fund, Inc. has represented that it acquired its securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(58)	Chang Seok Jeon makes investment and voting decisions with respect to shares held by Standard Chartered First Bank Korea Limited.
(59)	Yun-Kwan Hwang makes investment and voting decisions with respect to shares held by Sungwoo F&I, Inc.
(60)	Robert G. Shiro makes investment and voting decisions with respect to shares held by the Susan Schiro & Peter Manus Foundation.
(61)	Thomas B. Akin makes investment and voting decisions with respect to shares held by Talkot Fund, LP.
(62)

David DePillo makes investment and voting decisions with respect to shares held by The DePillo Family Trust. Mr. DePillo became the Chief Credit Officer of Sterling Savings Bank following receipt of certain required regulatory approvals in October 2010.

(63)

Leslie Biller makes investment and voting decisions with respect to shares held by The Les and Sheri Biller Revocable Trust. Mr. Biller was appointed to our Board of Directors upon completion of the Recapitalization Transactions in August 2010.

(64)	Steven J. Fellin, Senior Vice President of Schneider Capital Management, makes investment and voting decisions with respect to shares held by The William Penn Foundation.
(65)

The general partner of Thomas H. Lee Equity Fund VI, L.P. is THL Equity Advisors VI, LLC. The sole member of THL Equity Advisors VI, LLC is Thomas H. Lee Partners, L.P., whose general partner is Thomas H. Lee Advisors, LLC. Mr. Jaeckel is a member of Thomas H. Lee Advisors, LLC and therefore may be deemed to beneficially own the shares of Sterling held by the THL funds. Mr. Jaeckel disclaims such ownership other than as a result of his pecuniary interest therein. The Operating Committee of Thomas H. Lee Partners, L.P. makes investment and voting decisions with respect to shares held by Thomas H. Lee Equity Fund VI, L.P.

(66)

The general partner of Thomas H. Lee Parallel Fund VI, L.P. is THL Equity Advisors VI, LLC. The sole member of THL Equity Advisors VI, LLC is Thomas H. Lee Partners, L.P., whose general partner is Thomas H. Lee Advisors, LLC. Mr. Jaeckel is a member of Thomas H. Lee Advisors, LLC and therefore may be deemed to beneficially own the shares of Sterling held by the THL funds. Mr. Jaeckel disclaims such ownership other than as a result of his pecuniary interest therein. The Operating Committee of Thomas H. Lee Partners, L.P. makes investment and voting decisions with respect to shares held by Thomas H. Lee Parallel Fund VI, L.P.

(67)

The general partner of Thomas H. Lee Parallel (DT) Fund VI, L.P. is THL Equity Advisors VI, LLC. The sole member of THL Equity Advisors VI, LLC is Thomas H. Lee Partners, L.P., whose general partner is Thomas H. Lee Advisors, LLC. Mr. Jaeckel is a member of Thomas H. Lee Advisors, LLC and therefore may be deemed to beneficially own the shares of Sterling held by the THL funds. Mr. Jaeckel disclaims such ownership other than as a result of his pecuniary interest therein. The Operating Committee of Thomas H. Lee Partners, L.P. makes investment and voting decisions with respect to shares held by Thomas H. Lee Parallel (DT) Fund VI, L.P.

(68)

The general partner of THL Sterling Equity Investors L.P. is THL Equity Advisors VI, LLC. The sole member of THL Equity Advisors VI, LLC is Thomas H. Lee Partners, L.P., whose general partner is Thomas H. Lee Advisors, LLC. Mr. Jaeckel is a member of Thomas H. Lee Advisors, LLC and therefore may be deemed to beneficially own the shares of Sterling held by the THL funds. Mr. Jaeckel disclaims such ownership other than as a result of his pecuniary interest therein. The Operating Committee of Thomas H. Lee Partners, L.P. makes investment and voting decisions with respect to shares held by THL Sterling Equity Investors L.P.

(69)

Vinson Walden makes investment and voting decisions with respect to shares held by the Thornburg Global Opportunities Fund. Thornburg Global Opportunities Fund has indicated that it may be deemed to be an affiliate of a registered broker-dealer. Thornburg Global Opportunities Fund has represented that it acquired its securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(70)

Vinson Walden makes investment and voting decisions with respect to shares held by the Thornburg Value Fund. Thornburg Value Fund has indicated that it may be deemed to be an affiliate of a registered broker-dealer. Thornburg Value Fund has represented that it acquired its securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(71)	The U.S. Department of the Treasury is the holder of 378,750,000 shares of common stock and a Warrant exercisable for 6,437,677 shares of common stock.
(72)

Warburg Pincus X, L.P., a Delaware limited partnership (“WP X LP”), is the general partner of Warburg Pincus Private Equity X, L.P., including an affiliated limited partnership (together, “WP X”); Warburg Pincus X, LLC, a Delaware limited liability company (“WP X LLC”) is the general partner of WP X LP; Warburg Pincus Partners, LLC, a New York limited liability company (“WP Partners”) is the sole member of WP X LLC; and Warburg Pincus & Co., a New York general partnership (“WP”) is the managing member of WP Partners. Warburg Pincus LLC, a New York limited liability company (“WP LLC”) manages WP X, and Messrs. Charles R. Kaye and Joseph P. Landy are each a Managing General Partner of WP and Managing Member and Co-President of WP LLC and may be deemed to control the Warburg Pincus entities. Mr. Coulter, a member of our board of directors, is a Partner of WP and a Member and Managing Director of WP LLC and therefore may be deemed to beneficially own the shares of Sterling held by WP X. Mr. Coulter disclaims such ownership other than as a result of his pecuniary interest therein.

(73)

Wellington Management Company, LLC (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts. Wolf Creek Investors (Bermuda) L.P. has indicated that it may be deemed to be an affiliate of a registered broker-dealer. Wolf Creek Investors (Bermuda) L.P. has represented that it acquired its securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(74)

Wellington Management Company, LLC (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts. Wolf Creek Partners L.P. has indicated that it may be deemed to be an affiliate of a registered broker-dealer. Wolf Creek Partners L.P. has represented that it acquired its securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

PLAN OF DISTRIBUTION

We are registering the Common Stock and the Warrants covered by this Prospectus to permit selling shareholders to conduct public secondary trading of these Securities from time to time after the date of this Prospectus. We will not receive any of the proceeds of the sale of the Common Stock offered by this Prospectus. We may, however, receive cash proceeds equal to the total exercise price of any Warrants that are exercised for cash, but will receive no cash if and to the extent that Warrants are exercised pursuant to the net, or “cashless,” exercise feature of the Warrants. The aggregate proceeds to the selling shareholders from the sale of the Securities will be the purchase price of the Securities less any discounts and commissions. A selling shareholder reserves the right to accept and, together with their agents, to reject, any proposed purchases of Securities to be made directly or through agents.

The Securities offered by this Prospectus may be sold from time to time to purchasers:

•	directly by the selling shareholders and their successors, which include their donees, pledgees or transferees or their successors-in-interest, or

•

through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling shareholders or the purchasers of the Securities. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling shareholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act. The selling shareholders identified as or affiliated with registered broker-dealers in the selling shareholders table above (under “Selling Shareholders”) are deemed to be underwriters with respect to securities sold by them pursuant to this Prospectus. As a result, any profits on the sale of the Securities by such selling shareholders and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling shareholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The Securities may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation on which the Securities may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions other than on such exchanges or services or in the over-the-counter market;

•

through the writing of options (including the issuance by the selling shareholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	in a public auction;

•	through the settlement of short sales; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the Securities, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

•	engage in short sales of the Securities in the course of hedging their positions;

•	sell the Securities short and deliver the Securities to close out short positions;

•	loan or pledge the Securities to broker-dealers or other financial institutions that in turn may sell the Securities;

•

enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the Securities, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

To our knowledge, there are currently no plans, arrangements or understandings between any selling shareholders and any underwriter, broker-dealer or agent regarding the sale of the Securities by the selling shareholders.

Our Common Stock is listed on the NASDAQ Capital Market under the symbol “STSA.” We do not intend to list the Warrants on any Exchange.

There can be no assurance that any selling shareholder will sell any or all of the Securities under this Prospectus. Further, we cannot determine whether any such selling shareholder will transfer, devise or gift the Securities by other means not described in this Prospectus. In addition, any Securities covered by this Prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this Prospectus. The Securities covered by this Prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this Prospectus. The Securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling shareholders and any other person participating in the sale of the Securities will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Securities by the selling shareholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the particular Security being distributed. This may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Securities to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any legal counsel fees (except as described below), underwriting discounts or commissions or transfer taxes relating to the sale of shares of the Securities. In the case of the Anchor Investors and Treasury, we have also agreed to pay the reasonable fees and expenses of a single legal counsel appointed to represent the Anchor Investors and Treasury, collectively, in connection with any registration of the Securities. The Private Placement Investors will be required to pay the expenses of their legal counsel in connection with the sale of any Securities.

STOCK MARKET AND DIVIDEND INFORMATION

Sterling’s Common Stock is listed on the NASDAQ Capital Market under the symbol “STSA.” On December 7, 2009, at which date our Common Stock was listed on the NASDAQ Global Select Market, we received a letter from NASDAQ notifying us that we no longer met NASDAQ’s continued listing requirement under the Bid Price Rule because the bid price for our Common Stock has closed below $1.00 per share for 30 consecutive business days. On June 8, 2010, NASDAQ approved the transfer of the listing of our Common Stock to the NASDAQ Capital Market, thus providing us until December 6, 2010 to regain compliance with the Bid Price Rule. If compliance with the Bid Price Rule cannot be established prior to December 6, 2010, our Common Stock will be subject to delisting from the NASDAQ Capital Market. On October 21, 2010, our shareholders approved an amendment to our Restated Articles of Incorporation to effect a reverse stock split of our Common Stock at a ratio to be determined by Sterling’s Board of Directors between one-for-50 and one-for-125 shares of Common Stock. We expect to effect the reverse stock split prior to the expiration of applicable grace periods under NASDAQ rules. However, there can be no assurance that we will be successful at reestablishing compliance with the Bid Price Rule, and a delisting from NASDAQ would have a negative impact on the value and liquidity of our Common Stock and our ability to access the capital markets.

As of                     , 2010, Sterling’s Common Stock was held by              shareholders of record. The following table sets forth certain per share information for Sterling’s Common Stock for the periods indicated:

			2010 Quarters Ended
			June 30	March 31
Dividends declared per common share			$0.000	$0.000
Dividends paid per common share			0.000	0.000
Market price per share:
High			1.58	0.85
Low			0.50	0.47
Quarter end			0.55	0.57

	2009 Quarters Ended
	December 31	September 30	June 30	March 31
Dividends declared per common share	$0.000	$0.000	$0.000	$0.000
Dividends paid per common share	0.000	0.000	0.000	0.000
Market price per share:
High	1.92	3.44	5.00	8.87
Low	0.53	1.97	2.14	1.00
Quarter end	0.62	2.00	2.91	2.07

	2008 Quarters Ended
	December 31	September 30	June 30	March 31
Dividends declared per common share	$0.000	$0.100	$0.100	$0.100
Dividends paid per common share	0.100	0.100	0.100	0.095
Market price per share:
High	15.00	17.50	16.59	19.72
Low	3.50	2.36	4.02	12.21
Quarter end	8.80	14.50	4.14	15.61

The closing sales price per share of our Common Stock on                     , 2010 was $0.61. The highest sales price from July 1, 2010 through                     , 2010 was $0.75, and the lowest in that time period was $0.49.

DIVIDEND POLICY

Sterling’s ability to pay cash dividends is largely dependent on the dividends it receives from Sterling Savings Bank. Dividends paid by our banking subsidiary provide substantially all of Sterling’s cash flow. The payment of future cash dividends on our Common Stock is at the discretion of our board and subject to a number of factors. Our board’s dividend policy is to review Sterling’s financial performance, capital adequacy, regulatory compliance and cash resources on a quarterly basis, and, if such review is favorable, to declare and pay a cash dividend to shareholders.

The Washington Business Corporation Act (the “WBCA”), applicable to Sterling, allows a Washington corporation to make a distribution, including payment of dividends, only if, after giving effect to the distribution, in the judgment of the Board of Directors: (a) the corporation would be able to pay its debts as they become due in the usual course of business; and (b) the corporation’s total assets would at least equal the sum of its total liabilities plus, unless the Articles of Incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Under the Washington banking laws and the FDICIA, Sterling Savings Bank is subject to restrictions on the payment of dividends to Sterling. A bank may not pay dividends if that payment would reduce the amount of its capital below the amount necessary to meet minimum applicable regulatory capital requirements. In addition, under Washington law, the amount of the dividend paid by Sterling Savings Bank may not be an amount greater than its retained earnings without the approval from the director of the WDFI.

Federal bank regulatory agencies have the authority to prohibit Sterling Savings Bank from engaging in unsafe or unsound practices in conducting its business. The payment of dividends, depending on Sterling Savings Bank’s financial condition, could be deemed an unsafe or unsound practice. Pursuant to the Reserve Bank Agreement, Sterling is prohibited from paying any dividends without the prior written approval of the Reserve Bank. Sterling is also prohibited from directly or indirectly taking dividends, or any other form of payment that would represent a reduction in capital from Sterling Savings Bank, without the prior written approval of the Reserve Bank. Pursuant to the SSB MOU, Sterling Savings Bank is prohibited from paying dividends without the prior written consent of the FDIC and the WDFI. The ability of Sterling Savings Bank to pay dividends in the future will continue to be influenced by bank regulatory policies and capital guidelines.

For a number of years, Sterling paid cash dividends on a quarterly basis. However, in January 2009, our Board of Directors suspended the payment of common dividends. In August 2009, we began deferring payments on Sterling’s outstanding trust preferred securities and suspended cash dividend payments on the then-outstanding Series A Preferred Stock, which was issued to the U.S. Treasury under TARP. Sterling currently is still in deferral on its trust preferred securities. As a result of the Recapitalization, however, Sterling no longer has Series A Preferred Stock outstanding and is not obligated to make cash dividend payments on Series A Preferred Stock.

Under the terms of our junior subordinated notes and the trust documents relating to our trust preferred securities, we are allowed to defer payments of interest for up to 20 consecutive quarterly periods without default. During the deferral period, however, Sterling generally may not pay cash dividends on or repurchase Common Stock or preferred stock until all accrued interest payments are paid and regularly scheduled interest payments are resumed.

The Exchange Agreement contains limitations on our ability to pay dividends. Until the earlier of December 5, 2011, or such time as the Treasury ceases to own any debt or equity securities acquired pursuant to the Exchange Agreement or the Treasury Warrant, we may not, without the consent of Treasury, declare or pay any dividend or make any distribution on our Common Stock (except (i) quarterly cash dividends not in excess of the last quarterly cash dividend we paid prior to October 14, 2008, (ii) dividends payable solely in shares of Common Stock or (iii) dividends or distributions in connection with our Rights Plan).

DESCRIPTION OF COMMON STOCK

This description of our capital stock is only a summary and is qualified by applicable law and by the provisions of our Restated Articles of Incorporation and Bylaws and the Transfer Restrictions (as defined below), copies of which are available as set forth under “Where You Can Find More Information.”

The following is a brief description of the material provisions of our Common Stock. This description is not complete, and is qualified in its entirety by reference to our Restated Articles of Incorporation, as amended, our amended and restated Bylaws, the WBCA and the Transfer Restrictions. Our Restated Articles of Incorporation, including the amendments thereto, our Bylaws and the Transfer Restrictions are filed as exhibits to the Registration Statement of which this Prospectus forms a part and are incorporated by reference herein.

Shares Authorized

As of October 21, 2010, Sterling’s authorized capital stock consists of 10,010,000,000 shares, 10,000,000,000 of such shares being Common Stock, having no par value per share, and 10,000,000 of such shares being preferred stock, having no par value per share, issuable in one or more series. As of                     , 2010,              shares of our Common Stock were issued and outstanding, no shares of preferred stock were outstanding and warrants to purchase              shares of our Common Stock were issued and outstanding.

We are authorized under our Restated Articles of Incorporation to issue additional shares of authorized capital stock, generally without shareholder approval, but subject to applicable law and stock exchange listing requirements. An amendment to our articles to change the authorized capital stock requires the approval of our Board of Directors and shareholders holding at least a majority of the outstanding shares of the affected class or series or of the outstanding shares of all affected classes or series voting together as a separate class.

Amendment of the Bylaws

Our Bylaws may be amended by a majority vote of the full Board of Directors or by a majority vote of the shares entitled to vote and represented at a meeting where a quorum is present.

Dividend Rights

Holders of our Common Stock are entitled to receive dividends if, as and when declared by our Board of Directors out of any funds legally available for dividends. There are currently several limitations on our ability to pay dividends. For more information, see “Dividend Policy.”

Liquidation and Dissolution

In the event of the liquidation, dissolution and winding up of Sterling, the holders of our Common Stock are entitled, upon our liquidation, and after claims of creditors and the preferences of any class or series of preferred stock outstanding at the time of liquidation, to receive a pro rata share of our net assets.

Restrictions on Ownership—Bank Holding Company Act

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve prior to the acquisition of 5 percent or more of our Common Stock. Any person, other than a bank holding company, is required to obtain prior approval of the FDIC to acquire 10 percent or more of our Common Stock under the Change in Bank Control Act. Any holder of 25 percent or more of our Common Stock, or a holder of 5 percent or more if such holder otherwise is regarded by the Federal Reserve as having the power to exercise, directly or indirectly, a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act. Bank holding companies incorporated in Washington are subject to similar restrictions under Washington law.

Transfer Restrictions

The Common Stock is being offered subject to the Section 382 Transfer Restrictions, subject to certain exceptions, which apply the Proposed Section 382 Articles Amendment to such shares as though the proposed amendment were at all relevant times in effect, as discussed below in “Transfer Restrictions and Rights Plan—Section 382 Transfer Restrictions.” We intend to submit for the approval of our shareholders at our upcoming annual meeting the Proposed Section 382 Articles Amendment. The Proposed Section 382 Articles Amendment, if adopted, is intended to apply to other holders of our Common Stock, as described below in “Transfer Restrictions and Rights Plan—Section 382 Transfer Restrictions.” Additionally, the Common Stock is subject to the restrictions of our Rights Plan, as described below in “Transfer Restrictions and Rights Plan—Rights Plan” and “Transfer Restrictions and Rights Plan—Section 382 Transfer Restrictions.”

In addition, if you are an investor that is not located in the Republic of Korea, you will not be permitted to sell or transfer the Common Stock to a Korean resident for a year after the closing of the Private Placement, and if you are an investor in the Republic of Korea, you will not be permitted to sell or transfer the Common Stock to another Korean resident other than to a professional investor for a year after the closing of the Private Placement; provided that, in each case, such restrictions shall not apply to open market transactions effected through the New York Stock Exchange or NASDAQ.

The transfer restrictions set forth in the Proposed Section 382 Articles Amendment and those related to Korea are referred to generally as the “Transfer Restrictions.”

Shareholder Approval of a Merger, Share Exchange, Sale of Assets, or Dissolution

A merger or share exchange, sale of all or substantially all of the corporation’s assets not in the regular course of business, or dissolution generally must be approved by two-thirds of all shareholder votes entitled to be cast thereon and of each voting group entitled to vote separately. Washington law generally does not require that shareholders of the surviving corporation approve a merger unless an amendment to its articles of incorporation to authorize additional shares is required to consummate the merger or unless shareholders of the surviving corporation will not after the merger hold the same number of shares with identical designations, preferences, limitations and relative rights.

Special Meetings of Shareholders

Special meetings of the shareholders may be called by the Board of Directors, the Chairman of the Board, or one or more shareholders holding shares in the aggregate entitled to cast not less than 10 percent of the votes at that special meeting. The WBCA requires that notice of a special shareholders’ meeting generally be given not less than 10 nor more than 60 days before the date of the meeting. In certain circumstances, such as a special meeting to act on a plan of merger or to amend the articles, notice must be given not less than 20 nor more than 60 days before the date of the meeting.

Voting Rights

Holders of our Common Stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our Board of Directors has provided, or may provide in the future, with respect to preferred stock or any other class or series of preferred stock that the Board of Directors may hereafter authorize.

Other Rights

Shares of our Common Stock are not redeemable, and have no subscription, conversion or pre-emptive rights under the Restated Articles of Incorporation. For a description of certain contractual pre-emptive rights associated with certain holders, see “The Recapitalization.” See “Risk Factors—We may issue securities that could dilute your ownership and may adversely affect the market price of our Common Stock and Warrants.”

Other Matters

The transfer agent and registrar for our Common Stock is American Stock Transfer and Trust Company. Our Common Stock is currently listed on the NASDAQ Capital Market under the symbol “STSA.” On December 7, 2009, at which date our Common Stock was listed on the NASDAQ Global Select Market, we received a letter from NASDAQ notifying us that we no longer meet the NASDAQ’s continued listing requirement under the Bid Price Rule because the bid price for the Common Stock has closed below $1.00 per share for 30 consecutive business days. On June 8, 2010, NASDAQ approved the transfer of the listing of our Common Stock to the NASDAQ Capital Market, thus providing us until December 6, 2010 to regain compliance with the Bid Price Rule. On October 21, 2010, our shareholders approved an amendment to our Restated Articles of Incorporation to effect a reverse stock split of our Common Stock at a ratio to be determined by Sterling’s Board of Directors between one-for-50 and one-for-125 shares of Common Stock. We expect to effect the reverse stock split prior to the expiration of applicable grace periods under NASDAQ rules. However, we might not be successful at reestablishing or maintaining compliance with the Bid Price Rule prior to such expiration, and a delisting from NASDAQ would have a negative impact on the value and liquidity of our Common Stock and our ability to access the capital markets.

DESCRIPTION OF THE WARRANTS

The following is a brief description of the material provisions of the Warrants. This description is not complete, and is qualified in its entirety by reference to the Warrants. The Warrants are filed as Exhibits 4.5, 4.6 and 4.7 to the Registration Statement of which this Prospectus forms a part and are incorporated by reference herein.

General

Each Warrant initially represents the right to purchase the number of shares of our Common Stock described below with respect to each Warrant, however, the Warrants are transferable in single share increments. The number of shares of our Common Stock that a Warrant confers a right to purchase, which we refer to as the “number of underlying shares,” is subject to the adjustments described below under the headings “—Anchor Investor Warrants—Adjustments to the Anchor Investor Warrants” and “—Treasury Warrants—Adjustments to the Treasury Warrant.”

Anchor Investor Warrants

Common Stock Subject to the Anchor Investor Warrants

The Anchor Investor Warrants are initially exercisable for 173,750,000 shares of Common Stock. The number of shares deliverable upon the exercise of the Anchor Investor Warrants and the exercise price are subject to further adjustment described below in the section entitled “Adjustments to the Anchor Investor Warrants.”

Exercise of the Anchor Investor Warrants

The initial exercise price, subject to adjustment, applicable to the Anchor Investor Warrants is $0.22 per share of Common Stock. The right to purchase the Common Stock represented by the Anchor Investor Warrants is exercisable, in whole or in part by the holder, at any time or from time to time, but in no event later than 11:59 p.m., New York City time, on August 26, 2017 (the “Expiration Time”), by the surrender of the Anchor Investor Warrant and the notice of exercise in substantially the form annexed to the Anchor Investor Warrants, duly completed and executed on behalf of the holder, at Sterling’s principal executive office, and payment of the exercise price for the shares of Common Stock thereby purchased at the election of the holder. The exercise price may be paid by tendering in cash, by certified or cashier’s check payable to the order of Sterling, or by wire transfer of immediately available funds to an account designated by Sterling. Alternatively, the exercise price may be paid by having Sterling withhold shares of Common Stock issuable upon exercise of the Anchor Investor Warrant equal in value to the aggregate exercise price as to which the Anchor Investor Warrant is so exercised based on the market price of the Common Stock on the trading day immediately prior to the date on which the Anchor Investor Warrant and the notice of exercise are delivered to Sterling.

Upon exercise of the Anchor Investor Warrants, certificates for Common Stock will be issued in such name or names as the exercising warrantholder may designate and will be delivered to such named person or persons within a reasonable time, not to exceed 3 business days after the date on which the Anchor Investor Warrant has been duly exercised in accordance with the terms of the Anchor Investor Warrants. We have agreed that the shares of Common Stock so issued will be deemed to have been issued to the warrantholder as of the close of business on the date on which the Anchor Investor Warrant and payment of the exercise price are delivered to us in accordance with the terms of the Anchor Investor Warrant, notwithstanding that the stock transfer books of ours may then be closed or certificates representing such shares may not be actually delivered on such date. We will not issue fractional shares upon any exercise of the Anchor Investor Warrants. Instead, the exercising warrantholder will be entitled to a cash payment equal to the market price, as defined below, of our Common Stock less the pro-rated exercise price for such fractional share. We will at all times reserve the aggregate number of shares of Common Stock for which the Anchor Investor Warrants may be exercised.

Issuance of any shares of Common Stock deliverable upon the exercise of the Anchor Investor Warrants will be made without charge to the holder of the Anchor Investor Warrant for any issue or transfer tax or other incidental expense in respect of the issuance of those shares, all of which taxes and expenses shall be paid by Sterling.

If the warrantholder does not exercise the Anchor Investor Warrant in its entirety, the warrantholder will be entitled to receive from Sterling within a reasonable time, and in any event not exceeding three business days, as defined in the Anchor Investor Warrants, a new warrant in substantially identical form for purchase of that number of shares of Common Stock equal to the difference between the number of shares of Common Stock subject to the Anchor Investor Warrants held by the warrantholder and the number of shares of Common Stock as to which the Anchor Investor Warrant is so exercised.

Rights as a Shareholder

The holder of the Anchor Investor Warrant has no voting rights or other rights as a shareholder until (and then only to the extent) that the Anchor Investor Warrant has been exercised.

Transferability

Subject to compliance with applicable securities laws and the transfer restrictions printed on the face of the warrant, the holder of an Anchor Investor Warrant is permitted to transfer, sell, assign or otherwise dispose of all or a portion of the Anchor Investor Warrant at any time.

Adjustments to the Anchor Investor Warrants

The exercise price and the number of shares of Common Stock issuable upon exercise of the Anchor Investor Warrants shall be subject to adjustment from time to time as follows; provided, that no single event shall be subject to adjustment under more than one sub-section of this Adjustments to the Anchor Investor Warrants section so as to result in duplication; provided, further, that, notwithstanding any provision of the Anchor Investor Warrants to the contrary, any adjustment shall be made to the extent (and only to the extent) that such adjustment would not cause or result in any holder of the Anchor Investor Warrant and its affiliates, collectively, being in violation of the ownership limit (excluding for purposes of this calculation any reduction in the percentage of voting securities or other capital stock of Sterling such holder of the Anchor Investor Warrant and its affiliates so owns, controls or has the power to vote resulting from transfers by the Anchor Investors and its affiliates of securities purchased by the Anchor Investors pursuant to the Anchor Investment Agreements) or any other applicable law, regulation or rule of any governmental authority or self-regulatory organization. Any adjustment (or portion thereof) prohibited pursuant to the foregoing proviso shall be postponed and implemented on the first date on which such implementation would not result in the condition described in such proviso.

Common Stock Issued at Less than the Applicable Price. (i) if Sterling issues or sells, or agrees to issue or sell, any Common Stock or other securities that are convertible into or exchangeable or exercisable for or otherwise linked to Common Stock, other than excluded stock, for consideration per share less than the applicable price then the exercise price in effect immediately prior to each such issuance or sale will immediately (except as provided below) be reduced based on the following formula:

EP1 = EP0 x	(OS0 + C)
OS1

where,

EP0 =	the exercise price in effect immediately prior to the record date for the issuance or sale at less than the applicable price;

EP1 =	the exercise price in effect immediately after the record date for such issuance or sale at less than the applicable price;

OS0 =	the number of shares of Common Stock outstanding (including shares of Common Stock issuable upon the exercise of the Anchor Investor Warrant) immediately prior to such issuance or sale;

OS1 =	the new number of shares of Common Stock outstanding (including shares of Common Stock issuable upon exercise of the Anchor Investor Warrant) immediately after such issuance or sale; and

C =	the number of shares of Common Stock which the aggregate consideration received by Sterling for the total number of such additional shares of Common Stock so issued or sold would purchase at the applicable price, as defined in the Anchor Investor Warrants.

The number of shares of Common Stock issuable upon the exercise of the Anchor Investor Warrants shall be increased based on the following formula:

OS1 =	OS0 x EP0
EP1

where,

OS0 =	the number of shares of Common Stock issuable upon the exercise of the Anchor Investor Warrant immediately prior to such issuance or sale;

OS1 =	the new number of shares of Common Stock issuable upon exercise of the Anchor Investor Warrant after such issuance or sale;

EP0 =	the exercise price in effect immediately prior to the record date for the issuance or sale at less than the applicable price; and

EP1 =	the exercise price in effect immediately after the record date for the issuance or sale at less than the applicable price.

For the avoidance of doubt, no increase in the exercise price or reduction in the number of shares issuable upon exercise of the Anchor Investor Warrants shall be made pursuant to clause (i) of this section entitled Common Stock Issued at Less than the Applicable Price.

(ii) For the purposes of any adjustment of the exercise price and the number of shares issuable upon exercise of the Anchor Investor Warrants under this section, the following provisions shall be applicable:

(1) in the case of the issuance or sale of equity or equity-linked securities for cash, the amount of the consideration received by Sterling shall be deemed to be the amount of the gross cash proceeds received by Sterling for such securities before deducting therefrom any discounts or commissions allowed, paid or incurred by Sterling for any underwriting or otherwise in connection with the issuance and sale thereof;

(2) in the case of the issuance or sale of equity or equity-linked securities (otherwise than upon the conversion of shares of capital stock or other securities of Sterling) for a consideration in whole or in part other than cash, including securities acquired in exchange therefore (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair market value, before deducting therefrom any discounts or commissions allowed, paid or incurred by Sterling for any underwriting or otherwise in connection with the issuance and sale thereof;

(3) in the case of the issuance of (i) options, warrants or other rights to purchase or acquire equity or equity-linked securities (whether or not at the time exercisable) or (ii) securities by their terms convertible into or exchangeable for equity or equity-linked securities (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

(a) the aggregate maximum number of shares of securities deliverable upon exercise of such options, warrants or other rights to purchase or acquire equity or equity-linked securities shall be deemed to have been issued at the time such options, warrants or rights are issued and for a consideration equal to the consideration (determined in the manner provided in this section entitled Common Stock Issued at Less than the Applicable Price), if any, received by Sterling upon the issuance or sale of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the equity or equity-linked securities covered thereby.

(b) the aggregate maximum number of shares of equity or equity-linked securities deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by Sterling for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (in each case, determined in the manner provided in this section entitled Common Stock Issued at Less than the Applicable Price), if any, to be received by Sterling upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof.

(c) on any change in the number of shares of equity or equity-linked securities deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by Sterling upon such exercise, conversion or exchange, but excluding changes resulting from the anti-dilution provisions thereof (to the extent comparable to the anti-dilution provisions contained herein), the exercise price and the number of shares issuable upon exercise of the Anchor Investor Warrants as then in effect shall forthwith be readjusted to such exercise price and number of shares as would have been obtained had an adjustment been made upon the issuance or sale of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change.

(d) if the exercise price and the number of shares issuable upon exercise of the Anchor Investor Warrants shall have been adjusted upon the issuance or sale or any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the exercise price and the number of shares issuable upon exercise of the Anchor Investor Warrants shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications or Combinations. If we declare a dividend or make a distribution on our Common Stock in shares of Common Stock, subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or combine or reclassify the outstanding Common Stock into a smaller number of shares, the number of shares issuable upon exercise of the Anchor Investor Warrants at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the warrantholder after such date shall be entitled to purchase the number of shares of Common Stock which such warrantholder would have owned or been entitled to receive after such date had the Anchor Investor Warrants been exercised immediately prior to such date. In such event, the exercise price will be adjusted based on the following formula:

EP1 =	EP0 x OS0
OS1

where,

EP0 =	the exercise price in effect immediately prior to the record or effective date for the dividend, distribution, subdivision, combination or reclassification, as the case may be;

EP1 =	the exercise price in effect immediately after the record or effective date for such dividend, distribution, subdivision, combination or reclassification, as the case may be;

OS0 =	the number of shares of Common Stock issuable upon the exercise of the Anchor Investor Warrant before such adjustment; and

OS1 =	the new number of shares of Common Stock issuable upon exercise of the Anchor Investor Warrant after such adjustment.

Adjustments in Connection with Other Distributions. If we fix a record date for the making of a distribution to all holders of shares of our Common Stock, of shares of any class other than our Common Stock, of evidence of indebtedness of Sterling or our subsidiaries, of assets or cash (excluding the amount of Ordinary Cash Dividends, and dividends or distributions referred to above in the section entitled Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications or Combinations), or of rights or warrants (other than in connection with the adoption of a shareholder rights plan), in each such case, the exercise price in effect prior to such record date will be reduced based on the following formula:

EP1 =	OS0 x EP0 – FMV
OS0

where,

EP0 =	the exercise price in effect on such record date;

EP1 =	the exercise price in effect immediately after the record date for such distribution of securities, evidences of indebtedness, assets, cash, rights or warrants;

OS0 =	the number of shares of Common Stock outstanding on such record date; and

FMV =	the fair market value of shares of Common Stock, evidences of indebtedness, assets, cash, rights or warrants to be so distributed.

The number of shares of Common Stock issuable upon the exercise of the Anchor Investor Warrants shall be increased based on the following formula:

OS1 =	OS0 x EP0
EP1

where,

OS0 =	the number of shares of Common Stock issuable upon the exercise of the Anchor Investor Warrant immediately prior to such distribution;

OS1 =	the new number of shares of Common Stock issuable upon exercise of the Anchor Investor Warrant after such distribution;

EP0 =	the exercise price in effect immediately prior to the record date for the distribution of securities, evidences of indebtedness, assets, cash, rights or warrants; and

EP1 =	the exercise price in effect immediately after the record date for such distribution of securities, evidences of indebtedness, assets, cash, rights or warrants.

In the event that such distribution is not so made, the exercise price and the number of shares issuable upon exercise of the Anchor Investor Warrants then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, cash, rights or warrants, as the case may be, to the exercise price that would then be in effect and the number of shares that would then be issuable upon exercise of the Anchor Investor Warrants if such record date had not been fixed.

Adjustments in Connection with Certain Repurchases of Common Stock. A “pro rata repurchase” is defined as any purchase of shares of our Common Stock by Sterling or an affiliate of ours pursuant to any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or any other offer available to substantially all holders of our Common Stock, in each case whether for cash, shares of our capital stock, our other securities, evidences of indebtedness or any other person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of our subsidiaries), or any combination thereof, effected while the Anchor Investor Warrant is outstanding, provided, however, that “pro rata repurchase” shall not include any purchase of shares by us or an affiliate made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act. If we effect a pro rata repurchase of our Common Stock, then the exercise price will be reduced based on the following formula:

EP1 = EP0 x	(OS0 x MP0) – PP
(OS0 – OS1) x MP0

where,

EP0 =	the exercise price in effect immediately prior to the effective date of the pro rata repurchase;

EP1 =	the exercise price in effect immediately after the effective date of the pro rata repurchase;

OS0 =	the number of shares of Common Stock outstanding immediately prior to such pro rata repurchase;

OS1 =	the number of shares of Common Stock so repurchased;

MP0 =	the market price per share of Common Stock on the trading day immediately preceding the first public announcement by Sterling or any of its affiliates of the intent to effect the pro rata repurchase; and

PP =	the aggregate purchase price of the pro rata repurchase.

The number of shares of Common Stock issuable upon exercise of the Anchor Investor Warrant will be increased based on the following formula:

OS1 =	OS0 x EP0
EP1

where,

OS0 =	the number of shares of Common Stock issuable upon the exercise of the Anchor Investor Warrant before such adjustment;

OS1 =	the new number of shares of Common Stock issuable upon exercise of the Anchor Investor Warrant after such adjustment;

EP0 =	the exercise price in effect immediately prior to the effective date of the pro rata repurchase; and

EP1 =	the exercise price in effect immediately after the effective date of the pro rata repurchase.

The “effective date” of a pro rata repurchase means (a) the date of acceptance of shares for purchase or exchange by us under any tender offer or exchange offer that is a pro rata repurchase or (b) the date of purchase of any pro rata repurchase that is not a tender offer or an exchange offer.

Adjustments in Connection with Business Combinations. In the case of any business combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to above in the section entitled Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications or Combinations) any shares issued or issuable upon exercise of the Anchor Investor Warrants after the date of such business combination or reclassification shall be exchangeable for the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such business combination or reclassification) upon exercise of the Anchor Investor Warrants immediately prior to the consummation of such business combination or reclassification would have been entitled upon consummation of such business combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the warrantholder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the exercise of the Anchor Investor Warrants. In determining the kind and amount of stock, securities or the property receivable upon consummation of such business combination, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such business combination, then the warrantholder shall have the right to make a similar election upon exercise of the Anchor Investor Warrants with respect to the number of shares of stock or other securities or property which the warrantholder will receive upon exercise of the Anchor Investor Warrants.

All such adjustments will be made to the nearest one-tenth (1/10th) of a cent. No adjustment in the exercise price or the number of shares into which the Anchor Investor Warrants are exercisable shall be made if the amount of such adjustment would be less than $0.01, but any such amount will be carried forward and an adjustment with respect thereto will be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, will aggregate $0.01 or more.

Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Adjustments to Anchor Investor Warrants section shall require that an adjustment shall become effective immediately after a record date for an event, Sterling may defer until the occurrence of such event (i) issuing to the holder of the Anchor Investor Warrant exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such warrantholder any amount of cash in lieu of a fractional share of Common Stock; provided, however, that Sterling upon request shall deliver to such warrantholder a due bill or other appropriate instrument evidencing such warrantholder’s right to receive such additional shares, and such case, upon the occurrence of the event requiring such adjustment.

Adjustment for Unspecified Actions. If Sterling takes any action affecting the Common Stock, other than action described in this Adjustments to Anchor Investor Warrants section, which in the reasonable judgment of the Board of Directors would adversely affect the exercise rights of the warrantholder, the exercise price for the Anchor Investor Warrants and/or the number of shares received upon exercise of the Anchor Investor Warrants shall be adjusted for the warrantholder’s benefit (the “Adjustment”), to the extent permitted by law, in such manner, and at such time, as the Board of Directors after consultation with the warrantholder shall reasonably determine to be equitable in the circumstances. In the event that an Adjustment or the Board of Director’s failure to make an Adjustment is disputed (each, a “Disputed Adjustment Matter”), such Disputed Adjustment Matter shall be resolved through the appraisal procedure mutatis mutandis, as defined in the Anchor Investor Warrants.

For purposes of these adjustment provisions:

“ordinary cash dividends” means the portion, if any, of any cash dividend that (i) is made out of surplus or net profits legally available therefore (determined in accordance with generally accepted accounting principles, consistently applied) and (ii) (a) prior to August 26, 2015, does not exceed $4,500,000 per quarter in the aggregate, and (b) on or after August 26, 2015, does not exceed 20% of Sterling’s quarterly net income, as defined in the Anchor Investor Warrants, per quarter in the aggregate.

“market price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sales price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on the NASDAQ on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on the NASDAQ on any date of determination, the closing price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, of if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital tock or equity interest) in the over-the-counter market as reported by the Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by Sterling for this purpose.

Amendment

The Anchor Investor Warrants may be amended and the observance of any term of the Anchor Investor Warrants may be waived only, in the case of an amendment, with the written consent of Sterling and the warrantholder, or in the case of a waiver, by the party against whom the waiver is to be effective.

Governing Law

The Anchor Investor Warrants shall constitute a contract under the laws of the State of New York and for all purposes shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such state. The Anchor Investor Warrants shall be binding upon any successors or assigns of Sterling’s.

Treasury Warrant

Common Stock Subject to the Treasury Warrant

The Treasury Warrant is initially exercisable for 6,437,677 shares of Common Stock. The Treasury Warrant is transferable in single share increments. The number of shares deliverable upon the exercise of the Treasury Warrant is subject to further adjustment described below in the section entitled “—Adjustments to the Treasury Warrant.”

Exercise of the Treasury Warrant

The initial exercise price, subject to adjustment, applicable to the Treasury Warrant is $0.20 per share of Common Stock. The Treasury Warrant may be exercised in whole or in part at any time, and from time to time, on or before 5:00 p.m., New York City time, on August 26, 2020, by the surrender of the Treasury Warrant and the notice of exercise, in substantially the form set forth in Annex A to the Treasury Warrant, duly completed and executed on behalf of the holder, at Sterling’s principal executive office, and the payment of the exercise price for the shares of Common Stock for which the Treasury Warrant is being exercised. The exercise price may be paid by having Sterling withhold, from the shares of Common Stock that would otherwise be delivered to the holder upon such exercise, a number of shares of Common Stock equal to the value of the aggregate exercise price of the warrants so exercised determined by reference to the market price of our Common Stock on the trading day on which the Treasury Warrant is exercised and the notice is delivered to Sterling. Alternatively, the exercise price may be paid by tendering in cash, by certified or cashier’s check payable to the order of Sterling, or by wire transfer of immediately available funds to an account designated by Sterling, if both Sterling and the holder of the warrant consent thereto.

Upon exercise of the Treasury Warrant, certificates for the shares of Common Stock issuable upon exercise will be issued to the holder of the Treasury Warrant. Shares issued upon exercise of the Treasury Warrant will be issued in the name or names designated by the exercising warrantholder and will be delivered to such named person or persons within a reasonable time, not to exceed three business days after the date on which the Treasury Warrant has been duly exercised in accordance with the terms of the Treasury Warrant. The shares so issued will be deemed to have been issued to the warrantholder as of the close of business on the date on which the Treasury Warrant and payment of the exercise price are delivered to us in accordance with the terms of the Treasury Warrant, notwithstanding that the stock transfer books of Sterling may then be closed or certificates representing such shares may not be actually delivered on such date. We will not issue fractional shares upon any exercise of the Treasury Warrant. Instead, the holder of the Treasury Warrant will be entitled to a cash payment equal to the market price of our Common Stock on the last trading day preceding the date of exercise less the pro-rated exercise price for such fractional share. We will at all times reserve the aggregate number of shares of our Common Stock for which the Treasury Warrant may be exercised.

Issuance of any shares of Common Stock deliverable upon the exercise of the Treasury Warrant will be made without charge to the holder of the Treasury Warrant for any issue or transfer tax or other incidental expense in respect of the issuance of those shares, all of which taxes and expenses shall be paid by Sterling.

If the warrantholder does not exercise the Treasury Warrant in its entirety, the warrantholder will be entitled to receive from Sterling within a reasonable time, and in any event not exceeding three business days, a new warrant in substantially identical form for the purchase of that number of shares of Common Stock equal to the difference between the number of shares of Common Stock subject to the Treasury Warrant held by the warrantholder and the number of shares of Common Stock as to which the Treasury Warrant is so exercised. Notwithstanding anything in the Treasury Warrant to the contrary, the warrantholder has agreed that its exercise of the Treasury Warrant for Common Stock is subject to the condition that the warrantholder will have first received any applicable regulatory approvals as specified in the Treasury Warrant.

Rights as a Shareholder

The holder of the Treasury Warrant has no voting rights or other rights as a shareholder, including any voting rights and rights to dividend payments, until (and then only to the extent) the Treasury Warrant has been exercised.

Transferability

Subject to compliance with applicable securities laws, the holder of the Treasury Warrant is permitted to transfer, sell, assign or otherwise dispose of all or a portion of the Treasury Warrant at any time.

Adjustments to the Treasury Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications or Combinations. If we declare and pay a dividend or make a distribution on our Common Stock in shares of our Common Stock, subdivide or reclassify the outstanding shares of our Common Stock into a greater number of shares, or combine or reclassify the outstanding shares of our Common Stock into a smaller number of shares, the number of shares issuable upon exercise of the Treasury Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification will be proportionately adjusted so that the holder of the Treasury Warrant after such date will be entitled to purchase the number of shares of our Common Stock that the holder would have owned or been entitled to receive in respect of the number of Treasury Warrant shares had such Treasury Warrant been exercised immediately prior to such date. The exercise price will be adjusted based on the following formula:

EP1 =	EP0 x OS0
OS1

where,

EP0 =	the exercise price in effect immediately prior to the record or effective date for the dividend, distribution, subdivision, combination or reclassification, as the case may be;

EP1 =	the exercise price in effect immediately after the record or effective date for such dividend, distribution, subdivision, combination or reclassification, as the case may be;

OS0 =	the number of shares of Common Stock issuable upon the exercise of the Treasury Warrant before such adjustment; and

OS1 =	the new number of shares of Common Stock issuable upon exercise of the Treasury Warrant after such adjustment.

Adjustments in Connection with Certain Issuances of Common Stock or Convertible Securities. Until the earlier of August 26, 2013 and the date on which the Treasury no longer holds the Treasury Warrant, or any portion thereof, if we issue any shares of Common Stock (or securities convertible or exercisable into Common Stock) without consideration or for less than the then applicable exercise price (other than in certain permitted transactions described below), then the exercise price will be adjusted to equal the consideration per share of Common Stock received by Sterling in connection with such issuance, and the number of shares of Common Stock issuable upon the exercise of the Treasury Warrant immediately prior to the date of such issuance will be increased based on the following formula:

OS1 = OS0 x	EP0
CPS

where,

OS0 =	the number of shares of Common Stock issuable upon the exercise of the Treasury Warrant immediately prior to such issuance of additional securities;

OS1 =	the new number of shares of Common Stock issuable upon exercise of the Treasury Warrant after such issuance;

EP0 =	the exercise price in effect immediately prior to such issuance of additional securities; and

CPS =	the consideration per share of Common Stock received by Sterling in connection with such issuance.

Permitted transactions mean issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets at fair market value;

•	in connection with employee benefit plans and compensation-related arrangements in the ordinary course of business and consistent with past practice approved by our Board of Directors;

•

in connection with public or broadly marketed offerings and sales of Common Stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder, on a basis consistent with capital-raising transactions by comparable financial institutions; and

•	in connection with the exercise of preemptive rights on terms existing as of August 26, 2010.

Adjustments in Connection with Other Distributions. If we fix a record date for making a distribution to all holders of our Common Stock of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding ordinary cash dividends (as defined below) and dividends of our Common Stock and other dividends or distributions referred to above under the section entitled “—Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications or Combinations” above), the exercise price in effect prior to such record date will be reduced based on the following formula:

EP1 = EP0 x	MP0 – FMV
MP0

where,

EP0 =	the exercise price in effect immediately prior to the record date for the distribution of securities, evidences of indebtedness, assets, cash, rights or warrants;

EP1 =	the exercise price in effect immediately after the record date for such distribution of securities, evidences of indebtedness, assets, cash, rights or warrants;

MP0 =	the market price of our Common Stock on the last trading day preceding the first date on which the Common Stock trades regular way on the principal national securities exchange on which the Common Stock is listed or admitted to trading without the right to receive such distribution; and

FMV =	the amount of cash and/or the fair market value (as determined in good faith by our Board of Directors) of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one share of Common Stock.

The number of shares of Common Stock issuable upon exercise of the Treasury Warrant will be increased based on the following formula:

OS1 =	OS0 x EP0
EP1

where,

OS0 =	the number of shares of Common Stock issuable upon the exercise of the Treasury Warrant immediately prior to such distribution;

OS1 =	the new number of shares of Common Stock issuable upon exercise of the Treasury Warrant after such distribution;

EP0 =	the exercise price in effect immediately prior to the record date for the distribution of securities, evidences of indebtedness, assets, cash, rights or warrants; and

EP1 =	the exercise price in effect immediately after the close of business on the record date for such distribution of securities, evidences of indebtedness, assets, cash, rights or warrants.

In the case of adjustment for a cash dividend that is, or is coincident with, a regular quarterly cash dividend, the per share fair market value would be reduced only by the per share amount of the portion of the cash dividend that would constitute an ordinary cash dividend. If, after the declaration of any such record date, the related distribution is not made, the exercise price and the number of Treasury Warrant shares then in effect will be readjusted, effective as of the date when our Board of Directors determines not to make such distribution, to the exercise price and the number of Treasury Warrant shares that would then be in effect if such record date had not been fixed.

Adjustments in Connection with Certain Repurchases of Common Stock. A “pro rata repurchase” is defined as any purchase of shares of our Common Stock by us or an affiliate of ours pursuant to any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act, or Regulation 14E thereunder, or any other offer available to substantially all holders of our Common Stock. If we effect a pro rata repurchase of our Common Stock, then the exercise price will be reduced based on the following formula:

EP1 = EP0 x	(OS0 x MP0) – PP
(OS0 – OS1) x MP0

where,

EP0 =	the exercise price in effect immediately prior to the effective date of the pro rata repurchase;

EP1 =	the exercise price in effect immediately after the effective date of the pro rata repurchase;

OS0 =	the number of shares of Common Stock outstanding immediately prior to such pro rata repurchase;

OS1 =	the number of shares of Common Stock so repurchased;

MP0 =	the market price per share of Common Stock on the trading day immediately preceding the first public announcement by Sterling or any of its affiliates of the intent to effect the pro rata repurchase; and

PP =	the aggregate purchase price of the pro rata repurchase.

The number of shares issuable upon exercise of the Treasury Warrant will be increased based on the following formula:

OS1 =	OS0 x EP0
EP1

where,

OS0 =	the number of shares of Common Stock issuable upon the exercise of the Treasury Warrant before such adjustment;

OS1 =	the new number of shares of Common Stock issuable upon exercise of the Treasury Warrant after such adjustment;

EP0 =	the exercise price in effect immediately prior to the effective date of the pro rata repurchase; and

EP1 =	the exercise price in effect immediately after the effective date of the pro rata repurchase.

For the avoidance of doubt, no increase to the exercise price or decrease in the number of shares of Common Stock issuable upon exercise of the Treasury Warrant shall be made pursuant to this adjustment provision.

The “effective date” of a pro rata repurchase means (a) the date of acceptance of shares for purchase or exchange by us under any tender offer or exchange offer that is a pro rata purchase or (b) the date of purchase of any pro rata purchase that is not a tender offer or an exchange offer.

Adjustments in Connection with Business Combinations. In the event of any business combination or a reclassification of our Common Stock (other than a reclassification referenced above under the section entitled “— Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications or Combinations”), a warrantholder’s right to receive shares of our Common Stock upon exercise of the Treasury Warrant will be converted into the right to exercise the Treasury Warrant to acquire the number of shares of stock or other securities or property (including cash) which our Common Stock issuable (at the time of such business combination or reclassification) upon exercise of the Treasury Warrant immediately prior to such business combination or reclassification would have been entitled to receive upon consummation of such business combination or reclassification. In determining the kind and amount of stock, securities or the property receivable upon exercise of the Treasury Warrant following the consummation of such business combination, if the holders of our Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such business combination, then the consideration that a warrantholder will be entitled to receive upon exercise will be deemed to be the types and amounts of consideration received by the majority of all holders of the shares of our Common Stock that affirmatively make an election (or of all such holders if none make an election).

If more than one adjustment provision applies to a single event, the adjustment provision that produces the largest adjustment with respect to such event will be applied, and no single event will cause an adjustment under more than one adjustment provision so as to result in duplication. All such adjustments will be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. No adjustment in the exercise price or the number of shares issuable upon exercise of the Treasury Warrant will be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of our Common Stock, but any such amount will be carried forward and an adjustment with respect thereto will be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, will aggregate $0.01 or 1/10th of a share of our Common Stock, or more, or on exercise of a warrant if that occurs earlier.

In any case in which the provisions of the Treasury Warrant require that an adjustment will become effective immediately after a record date for an event, we may defer until the occurrence of such event (i) issuing to the holder of the Treasury Warrant exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such warrantholder any amount of cash in lieu of a fractional share of Common Stock; provided, however, that upon request, we shall deliver to such warrantholder a due bill or other appropriate instrument evidencing such warrantholder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

For so long as the original warrantholder holds the Treasury Warrant or any portion thereof, if any event occurs as to which the provisions of the Treasury Warrant are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of our Board of Directors, fairly and adequately protect the purchase rights of the Treasury Warrant in accordance with the essential intent and principles of such provisions, then our Board of Directors is required to make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of our Board of Directors, to protect such purchase rights. The exercise price or the number of shares into which the Treasury Warrant is exercisable shall not be adjusted in the event of a change in the par value of the Common Stock or a change in the jurisdiction of incorporation of Sterling.

For purposes of these adjustment provisions:

“ordinary cash dividends” means a regular quarterly cash dividend on shares of our Common Stock out of surplus or net profits legally available therefor (determined in accordance with generally accepted accounting principles in effect from time to time). Ordinary cash dividends will not include any cash dividends paid subsequent to August 26, 2010 to the extent the aggregate per share dividends paid on our outstanding Common Stock in any quarter exceed $0.10 per quarter, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

“market price” means, with respect to the Common Stock, on any given date, the average volume-weighted average trading price of a share of Common Stock as reported by Bloomberg L.P. for the five consecutive trading day period ending on the trading day immediately preceding such given date. “Market price” shall be determined without reference to after hours or extended hours trading. If the Common Stock is not listed and traded in a manner that the quotations referred to above are available for the period required under the Treasury Warrant, the market price per share of Common Stock shall be deemed to be (i) in the event that any portion of the Treasury Warrant is held by the original warrantholder, the fair market value per share of the Common Stock as determined in good faith by the original warrantholder or (ii) in all other circumstances the fair market value per share of the Common Stock as determined in good faith by our Board of Directors in reliance on an opinion of a nationally recognized independent investment banking corporation retained by us for this purpose. For the purposes of determining the market price of our Common Stock on the “trading day” preceding, on or following the occurrence of an event, (i) that trading day will be deemed to commence immediately after the regular scheduled closing time of trading on the New York Stock Exchange or, if trading is closed at an earlier time, such earlier time and (ii) that trading day will end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the market price is to be determined as of the last trading day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the market price would be determined by reference to such 4:00 p.m. closing price).

Amendment

The Treasury Warrant may be amended and the observance of any material term of the Treasury Warrant may be waived with the consent of Sterling and the holder of the Treasury Warrant.

Governing Law

The Treasury Warrant will be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York.

TRANSFER RESTRICTIONS AND RIGHTS PLAN

We and certain of our subsidiaries have generated considerable going-forward tax benefits, including net operating loss carry-forwards and certain built-in losses (together, our “Tax Losses”). Our ability to use these net operating loss carry-forwards and built-in losses to offset future taxable income will be limited if we experience an “ownership change” as defined in Section 382 of the Code. See “Risk Factors – Our ability to use our deferred tax assets may be materially impaired” above.

As further described below, in order to reduce the likelihood that future transactions in our stock will result in an ownership change, we have imposed certain restrictions on the purchase of and ability to transact in the Securities. Specifically:

•	the Securities are subject to the Section 382 Transfer Restrictions, as described below;

•	we have adopted the Rights Plan, as described below; and

•

in connection with our upcoming annual meeting, we have proposed an amendment to our Articles of Incorporation that would impose restrictions substantially identical to the Section 382 Transfer Restrictions on other holders of our Common Stock.

Section 382 Transfer Restrictions

With the exception of the Securities currently held by Treasury, which are not currently subject to these restrictions, the Securities offered pursuant to this Prospectus are subject to the transfer restrictions set forth in the proposed amendment to our Articles of Incorporation, included as Exhibit 3.8 to the registration statement of which this Prospectus is a part (the “Proposed Section 382 Articles Amendment”) as though such proposed amendment were at all relevant times in effect (the “Section 382 Transfer Restrictions”). All of our Securities, even those Securities not subject to the Section 382 Transfer Restrictions, are subject to the Rights Plan described below.

In connection with our upcoming annual meeting, we have submitted the Proposed Section 382 Articles Amendment to our shareholders for approval. The Proposed Section 382 Articles Amendment, if adopted, is intended to impose the restrictions discussed below on other holders of our Common Stock, to the maximum extent permitted under the WBCA. Treasury has agreed to vote, or cause to be voted, the shares of our Common Stock beneficially owned by it in favor of the Proposed Section 382 Articles Amendment in the same proportion as all other shares of our Common Stock (other than those shares held by the Anchor Investors). Treasury’s shares of Common Stock will be subject to the Proposed Section 382 Articles Amendment only to the extent Treasury votes in favor of the amendment. For more information, see our preliminary proxy statement filed on October 22, 2010 in connection with the annual meeting on December 7, 2010.

The Proposed Section 382 Articles Amendment is designed to prevent certain transfers of our Stock that could result in an ownership change under Section 382 and, therefore, materially inhibit our ability to use our Tax Losses to reduce our future income tax liability. The Board believes it is in our and our shareholders’ best interests to adopt the Proposed Section 382 Articles Amendment to help avoid this result.

The purpose of the Proposed Section 382 Articles Amendment is to protect our accumulated Tax Losses by limiting direct or indirect transfers of our Stock and certain other securities, that could increase the percentage of stock that is treated as being owned by Five-Percent Shareholders. The Proposed Section 382 Articles Amendment includes a mechanism to block the impact of such transfers while allowing non-Five-Percent Shareholders to sell their shares into the market and providing a mechanism for would-be purchasers to receive their money back in respect of prohibited transfers. For this purpose, a “Five-Percent Shareholder” is generally a person or group of persons treated as owning, for relevant tax purposes, five percent (5%) of our outstanding stock, including our Common Stock, certain preferred stock, warrants and other of our securities, along with certain options and other derivatives (together, our “Stock”).

Description of Proposed Section 382 Articles Amendment

The following description of the Proposed Section 382 Articles Amendment is qualified in its entirety by reference to the full text of the Proposed Section 382 Articles Amendment. Please read the Proposed Section 382 Articles Amendment in its entirety as the discussion below is only a summary.

Prohibited Transfers. The Proposed Section 382 Articles Amendment generally is designed to restrict any direct or indirect transfer (such as transfers of our Stock that result from the transfer of interests in other entities that own our Stock) if the effect would be to:

•	increase the direct or indirect ownership of our Stock by any Person (as defined below) from less than 4.95 percent to 4.95 percent or more of our Stock; or

•	increase the percentage of our Stock owned directly or indirectly by a Person owning or deemed to own 4.95 percent or more of our Stock.

Subject to the exceptions described below, any transfer by a Five-Percent Shareholder is also prohibited. “Person” means any individual, firm, corporation or other legal entity, including persons treated as a single entity pursuant to Treasury Regulation § 1.382-3(a)(1)(i), and includes any successor (by merger or otherwise) of such entity.

Prohibited transfers include sales to Persons whose resulting percentage ownership (direct or indirect) of our Stock would exceed the 4.95 percent thresholds discussed above, or to Persons whose direct or indirect ownership of our Stock would by attribution cause another Person to exceed such threshold. Complicated ownership rules prescribed by the Code (and regulations promulgated thereunder), as modified by the Proposed Section 382 Articles Amendment, will apply in determining whether a Person is a 4.95 percent shareholder under the Proposed Section 382 Articles Amendment. A transfer from one member of a “public group” (as that term is defined under Section 382) to another member of the same public group does not increase the percentage of our Stock owned directly or indirectly by the public group and, therefore, such transfers are not restricted. For purposes of determining the existence and identity of, and the amount of our Stock owned by, any shareholder, we will be entitled to rely on the existence or absence of certain public securities filings as of any date, subject to our actual knowledge of the ownership of our Stock. The Proposed Section 382 Articles Amendment includes the right to require a proposed transferee, as a condition to registration of a transfer of our Stock, to provide all information reasonably requested regarding such person’s direct and indirect ownership of our Stock.

These transfer restrictions may result in the delay or refusal of certain requested transfers of our Stock, or prohibit ownership (thus requiring dispositions) of our Stock due to a change in the relationship between two or more persons or entities or to a transfer of an interest in an entity other than us that, directly or indirectly, owns our Stock. The transfer restrictions will also apply to proscribe the creation or transfer of certain “options” (which are broadly defined by Section 382) with respect to our Stock to the extent that, in certain circumstances, the creation, transfer or exercise of the option would result in a proscribed level of ownership.

Consequences of Prohibited Transfers. Upon adoption of the Proposed Section 382 Articles Amendment, any direct or indirect transfer attempted in violation of the Proposed Section 382 Articles Amendment would be void as of the date of the prohibited transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of our Stock would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the Proposed Section 382 Articles Amendment for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such Stock, or in the case of options, receiving our Stock in respect of their exercise. In this proxy statement, our Stock purportedly acquired in violation of the Proposed Section 382 Articles Amendment is referred to as “prohibited shares.”

In addition to a prohibited transfer being void as of the date it is attempted, upon demand, the purported transferee must transfer the prohibited shares to our agent along with any dividends or other distributions paid with respect to such prohibited shares. Our agent is required to sell such prohibited shares in an arm’s-length transaction (or series of transactions) that would not constitute a violation under the Proposed Section 382 Articles Amendment. The net proceeds of the sale, together with any other distributions with respect to such prohibited shares received by our agent, after deduction of all costs incurred by the agent, will be distributed first to the purported transferee in an amount, if any, up to the cost (or in the case of gift, inheritance or similar transfer, the fair market value of the prohibited shares on the date of the prohibited transfer) incurred by the purported transferee to acquire such prohibited shares, and the balance of the proceeds, if any, will be distributed to a charitable beneficiary. If the prohibited shares are sold by the purported transferee, such person will be treated as having sold the prohibited shares on behalf of the agent, and will be required to remit all proceeds to our agent (except to the extent we grant written permission to the purported transferee to retain an amount not to exceed the amount such person otherwise would have been entitled to retain had our agent sold such shares).

Modification and Waiver of Transfer Restrictions. The Board of Directors will have the discretion to approve a transfer of our Stock that would otherwise violate the transfer restrictions if it determines that the transfer is in our and our shareholders’ best interests. If the Board of Directors decides to permit such a transfer, that transfer or later transfers may result in an ownership change that could limit our use of our Tax Losses. In deciding whether to grant a waiver, the Board of Directors may seek the advice of counsel and tax experts with respect to the preservation of our federal tax attributes pursuant to Section 382. In addition, the Board of Directors may request relevant information from the acquirer and/or selling party in order to determine compliance with the Proposed Section 382 Articles Amendment or the status of our federal income tax benefits, including (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the transfer will not result in a limitation on the use of the Tax Losses under Section 382. If the Board of Directors decides to grant a waiver, it may impose conditions on the acquirer or selling party.

The Board of Directors may establish, modify, amend or rescind bylaws, regulations and procedures for purposes of determining whether any transfer of Stock would jeopardize our ability to use our Tax Losses.

Other Exceptions. Notwithstanding the restrictions described above, the Proposed Section 382 Articles Amendment provides that the Anchor Investors may transfer Stock in certain circumstances, including the disposition of Stock to persons who do not otherwise own Stock or who would not be treated as owning 4.95 percent or more of our Stock as a result of such transfer. Furthermore, the Proposed Section 382 Amendment permits a Person to acquire stock pursuant to a merger, tender offer or other transaction pursuant to which such Person will own at least a majority of the outstanding Stock and in which all shareholders are offered the same opportunity to receive cash, stock or other consideration.

Implementation and Expiration of the Proposed Section 382 Articles Amendment

If our shareholders adopt the Proposed Section 382 Articles Amendment, we intend to promptly file the Proposed Section 382 Articles Amendment or file an Amended and Restated Articles of Incorporation incorporating the Proposed Section 382 Articles Amendment with the Secretary of State of the State of Washington, whereupon the Proposed Section 382 Articles Amendment will become effective. We intend to immediately thereafter enforce the restrictions in the Proposed Section 382 Articles Amendment to preserve the future use of our Tax Losses. We also intend to include a legend reflecting the transfer restrictions included in the Proposed Section 382 Articles Amendment on certificates representing newly issued or transferred shares, to disclose such restrictions to persons holding our Stock in uncertificated form and to disclose such restrictions to the public generally.

The Proposed Section 382 Articles Amendment would expire on August 27, 2013, unless extended by the Board of Directors at its discretion. The Board of Directors may, but is not required to, at any time prior to the expiration date, waive Proposed Section 382 Articles Amendment in respect of one or more classes of transfers or in respect of all transfers if the Board of Directors determines that there is no reasonable likelihood that such waiver will create or increase a material risk that limitations pursuant to Section 382 of the Code will be imposed on the utilization of the Tax Losses or that the benefits to our shareholders as a whole of so waiving the provisions hereof are sufficient to permit such waiver.

Effectiveness and Enforceability

Although the Proposed Section 382 Articles Amendment is intended to reduce the likelihood of an ownership change, we cannot eliminate the possibility that an ownership change will occur even if the Proposed Section 382 Articles Amendment is adopted given that:

•	The Board of Directors can permit a transfer to an acquirer that results or contributes to an ownership change if it determines that such transfer is in our and our shareholders’ best interests.

•

A court could find that part or all of the Proposed Section 382 Articles Amendment is not enforceable, either in general or as to a particular fact situation. Under the laws of the State of Washington, our jurisdiction of incorporation, a corporation is allowed to impose transfer restrictions for reasonable purposes, provided the type of restriction is not manifestly unreasonable. We have determined that the Proposed Section 382 Articles Amendment is a reasonable restriction with a reasonable purpose, as it may allow us to prevent an ownership change and the loss of our ability to use our Tax Losses. Washington law provides that transfer restrictions with respect to shares of our Stock issued prior to the effectiveness of the restrictions will be effective against (i) shareholders with respect to shares that were voted in favor of the Proposed Section 382 Articles Amendment and (ii) purported transferees of shares that were voted for the Proposed Section 382 Articles Amendment if (A) the transfer restriction is conspicuously noted on the certificate(s) representing such shares or, if the shares are uncertificated, the existence is noted on a written statement of information required by Washington law or (B) the transferee had actual knowledge of the transfer restrictions (even absent such conspicuous notation). Therefore, shareholders who hold our Common Stock prior to the approval of the Proposed Section 382 Articles Amendment, and who vote against it, may not be bound by such restrictions. Otherwise the Proposed Section 382 Amendment will be deemed to be valid and enforceable against the holder or a transferee of the holder so long as the existence of the restriction is noted conspicuously on the front or back of the certificate or is contained in an information statement provided to holders of uncertificated shares. We intend to cause shares of our Stock issued after the effectiveness of the Proposed Section 382 Articles Amendment to be issued with the relevant transfer restriction conspicuously noted on the certificate(s) representing such shares, and therefore under Washington law such newly issued shares will be subject to the transfer restriction. We also intend to make reasonable efforts to have the restrictions conspicuously noted with respect to already issued shares of our Stock and to disclose such restrictions to persons holding our Stock in uncertificated form. For the purpose of determining whether a shareholder is subject to the Proposed Section 382 Articles Amendment, we intend to take the position that all shares issued prior to the effectiveness of the Proposed Section 382 Articles Amendment that are proposed to be transferred were voted in favor of the Proposed Section 382 Articles Amendment, unless the contrary is established. We may also assert that shareholders have waived the right to challenge or otherwise cannot challenge the enforceability of the Proposed Section 382 Articles Amendment, unless a shareholder establishes that it did not vote in favor of the Proposed Section 382 Articles Amendment. Nonetheless, a court could find that the Proposed Section 382 Articles Amendment is unenforceable, either in general or as applied to a particular shareholder or fact situation.

•

Despite the adoption of the Proposed Section 382 Articles Amendment, there is still a risk that certain changes in relationships among shareholders or other events could cause an ownership change under Section 382. Accordingly, we cannot determine that an ownership change will not occur even if the Proposed Section 382 Articles Amendment is made effective. However, the Board of Directors has adopted the Rights Agreement, which is intended to act as a deterrent to any person acquiring more than 4.95 percent of our stock and endangering our ability to use our Tax Losses.

As a result of these and other factors, the Proposed Section 382 Articles Amendment serves to reduce, but does not eliminate, the risk that we will undergo an ownership change. All of our Securities, even those Securities not subject to the Section 382 Transfer Restrictions, are subject to the Rights Plan described below.

Rights Plan

On April 14, 2010, we adopted a shareholder Rights Plan, which provides an economic disincentive for any one person or group to become an owner, for relevant tax purposes, of 5 percent or more of our shares (a “Threshold Holder”) and for any existing Threshold Holder to acquire more than a specified amount of additional shares, subject to certain exceptions.

In connection with the Rights Plan, we issued rights on each share of Common Stock outstanding as of April 14, 2010, and we will issue additional rights on each share of Common Stock issued during the term of the plan. The rights will be exercisable by each relevant holder upon certain triggering events, such as any person becoming a Threshold Holder. Holders of rights (other than the Threshold Holder) will receive shares of preferred stock upon exercise or if our Board of Directors decides to exchange the rights. Our Board intends to amend the Rights Plan effective upon the date the Proposed Section 382 Articles Amendment is approved to extend the Rights Plan so that it will expire on the same date as the Proposed Section 382 Articles Amendment. For more information on our Rights Plan, see our Form 8-A and Form 8-K, and the related exhibits, filed with the SEC on April 15, 2010.

Korean Transfer Restrictions

If you are an investor residing in a country other than the Republic of Korea, you may not sell, assign or transfer any shares of Common Stock to a “Korean resident” (as defined in the Foreign Exchange Transaction Law of Korea) on or prior to August 26, 2011. If you are an investor resident in the Republic of Korea, you may not sell, assign or transfer any shares of Common Stock to any Korean investor other than a “professional investor” (as defined in the Enforcement Decree of the Financial Investment Services and Capital Markets Act of Korea) on or prior to August 26, 2011. The restrictions in the prior sentences shall not apply to open market transactions effected through the New York Stock Exchange or NASDAQ.

CERTAIN MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

This section describes the material United States federal income and estate tax consequences of acquiring and owning the Warrants and the Common Stock. This summary does not address all of the U.S. federal income and estate tax considerations that may be relevant to you in the light of your particular circumstances or if you are a beneficial owner subject to special treatment under U.S. federal income tax laws. This summary does not discuss non-income taxes (except U.S. federal estate tax), any aspect of the U.S. federal alternative minimum tax, or state, local or non-U.S. taxation and assumes that the Common Stock and Warrants are held as capital assets. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, judicial opinions, published positions of the Internal Revenue Service (“IRS”) and all other applicable authorities (collectively, “Tax Authorities”). Tax Authorities are subject to change, possibly with retroactive effect.

If a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our Common Stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Common Stock, you should consult your tax advisor.

We urge prospective Holders to consult their tax advisors regarding the income and other tax considerations of acquiring, holding and disposing of shares of our Common Stock and the Warrants.

You are a “U.S. Holder” if you are a beneficial owner of a Warrant or Common Stock and you are:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation;

•

a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	a trust that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

You are a “Non-U.S. Holder” if you are a beneficial owner of a Warrant or Common Stock and are not a U.S. Holder and are not a partnership or other entity treated as a partnership for United States federal income tax purposes.

Ownership of Warrants

U.S. Holders

Sale of a Warrant. In general, if you are a U.S. Holder of a Warrant, you will recognize gain or loss upon the sale of the Warrant in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in the Warrant. Your initial tax basis in a Warrant will be the purchase price. Gain or loss attributable to the sale of a Warrant will generally be capital gain or loss.

Exercise of the Warrants

Cashless Exercise. The U.S. federal income tax consequences of the exercise of Warrants on a cashless basis as described above under “Description of the Warrants—Anchor Investor Warrants—Exercise of the Anchor Investor Warrants” and “Description of the Warrants—Treasury Warrant—Exercise of the Treasury Warrant” are not entirely clear. Although there is no authority directly on point, we expect that the exercise of the Warrants should be treated as a non-recognition event (except with respect to any cash in lieu of fractional shares), either because (i) the Warrants are treated as options with an exercise price of zero to receive a variable number of shares of our Common Stock or (ii) the exchange of Warrants for stock on a cashless basis is treated as a recapitalization. In either case, if you are a U.S. Holder, your tax basis in the Common Stock received would equal your tax basis in the Warrants, less any amount attributable to any fractional share. If the Warrants are treated as options, the holding period of the Common Stock acquired upon the exercise of a Warrant should commence upon the day following the date the Warrant is exercised (or possibly on the date of exercise). If the exchange of Warrants for stock is treated as a recapitalization, the holding period of Common Stock received upon the exercise of a Warrant will include your holding period of the Warrant. Your receipt of cash in lieu of a fractional share of Common Stock will generally be treated as if you received the fractional share and then received such cash in redemption of such fractional share. Such redemption will generally result in capital gain or loss equal to the difference between the amount of cash received and your adjusted federal income tax basis in the Common Stock that is allocable to the fractional shares.

Due to the absence of authority on the United States federal income tax treatment of the exercise of Warrants on a cashless basis, you should consult your tax advisors concerning the possible tax consequences of the cashless exercise of your Warrants.

Cash Exercise. The cash exercise of a Warrant by, or on behalf of, a U.S. Holder will generally not be a taxable transaction for U.S. federal income tax purposes. The basis of Common Shares acquired upon exercise of Warrants will equal the sum of the price paid for the Common Shares and such U.S. Holder’s tax basis in the Warrant exercised. The holding period of the new Common Shares will begin on the day the rights are exercised.

Expiration of the Warrants. Upon the expiration of the Warrants, a U.S. Holder will recognize a loss equal to the adjusted tax basis of the Warrants. Such loss will generally be a capital loss and will be a long-term capital loss if the Warrant has been held for more than one year on the date of expiration.

Adjustments under the Warrants. Pursuant to the terms of the Warrants, the exercise price at which the Common Stock may be purchased and/or the number of shares of Common Stock that may be purchased is subject to adjustment from time to time upon the occurrence of certain events. Under section 305 of the Code, a change in conversion ratio or any transaction having a similar effect on the interest of a Warrant holder may be treated as a distribution with respect to any U.S. Holder of Warrants whose proportionate interest in our earnings and profits is increased by such change or transaction. Thus, under certain circumstances that may or may not occur, such an adjustment pursuant to the terms of the Warrants may be treated as a taxable distribution to the Warrant holder to the extent of our current or accumulated earnings and profits, without regard to whether the Warrant holder receives any cash or other property. In particular, an adjustment that occurs as a result of a cash distribution to the holders of our common shares will be treated as such a taxable distribution. In the event of such a taxable distribution, a U.S. Holder’s basis in its Warrants will be increased by an amount equal to the taxable distribution.

The rules with respect to adjustments are complex and U.S. Holders of Warrants should consult their own tax advisors in the event of an adjustment.

Non-U.S. Holders

Sale or Exercise of the Warrants. You generally will not be subject to U.S. federal income tax on any gain realized upon the sale, exercise or other disposition of your Warrants unless:

•

the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment you maintain);

•

you are an individual, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during which you held Warrants, or within the five-year period ending on the date of sale or disposition or your holding period, whichever is shorter, and certain other conditions apply.

We believe we are not, and have never been and we do not anticipate we will become a “United States real property holding corporation.”

Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, the branch profits tax also may apply to all or a portion of such effectively connected gain. If the gain from the sale or disposition of your Warrants is effectively connected with your conduct of a trade or business in the United States but, under an applicable income tax treaty, is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from U.S. federal income tax under the income tax treaty. If you are described in the second bullet point above, you generally will be subject to U.S. federal income tax at a rate of 30 percent on the gain realized, although the gain may be offset by certain U.S. source capital losses realized during the same taxable year.

Adjustments Under the Warrants. Any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate (see “—Ownership of Warrants—U.S. Holders—Adjustments Under the Warrants” above) will be subject to United States federal withholding tax at a 30 percent rate (or lower applicable income tax treaty rate). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to you, including, but not limited to, shares of our Common Stock delivered upon exercise of the Warrants. However, deemed dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30 percent rate (or lower applicable income tax treaty rate).

Ownership of Common Stock

U.S. Holders

Dividends. In general, distributions with respect to our Common Stock will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our Common Stock and thereafter as capital gain from the sale or exchange of such Common Stock. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the corporate U.S. Holder meets certain holding period and other applicable requirements.

Sale or Other Disposition of our Common Stock. Upon the sale or other disposition of our Common Stock, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in our Common Stock. Such capital gain or loss will generally be long-term if your holding period in respect of such Common Stock is more than one year. For a discussion of your holding period in respect of Common Stock received upon exercising the Warrants, see above under “—Ownership of Warrants—U.S. Holders—Exercise of the Warrants.” Long-term capital gain recognized by a non-corporate U.S. Holder is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Dividends. In general, any distributions we make to you with respect to your shares of Common Stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30 percent of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you properly file with the payor an IRS Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable income tax treaty (special certification and other requirements may apply if our Common Stock is held through certain foreign intermediaries). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Tax Authorities. Any distribution not constituting a dividend will be treated first as reducing your basis in your shares of Common Stock and, to the extent it exceeds your basis, as gain realized upon the sale or other disposition of your shares of Common Stock (and treated as described below under “—Sale or other disposition of our Common Stock”).

Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment maintained by you) generally will not be subject to U.S. withholding tax if you provide an IRS Form W-8ECI, or successor form, to the payor. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. persons. If you are a corporation, all or a portion of the effectively connected income may also be subject to a “branch profits tax” at a rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty). Dividends that are effectively connected with your conduct of a trade or business within the United States but that under an applicable income tax treaty are not attributable to a U.S. permanent establishment maintained by you may be eligible for a reduced rate of U.S. withholding tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

Sale or Other Disposition of our Common Stock. The sale or other disposition by Non-U.S. Holders of our Common Stock will be subject to tax as described above under “—Ownership of Warrants—Non-U.S. Holders—Sale or Exercise of the Warrants.”

Information reporting and backup withholding requirements

We must report annually to the IRS and to each Non-U.S. Holder the amount of any dividends or other distributions we pay to you and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make available copies of the information returns reporting those distributions and amounts withheld to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

The United States imposes backup withholding on any dividends and certain other types of payments to U.S. persons. You will not be subject to backup withholding on dividends you receive on your shares of our Common Stock if you provide proper certification of your status as a Non-U.S. Holder or you are a corporation or one of several types of entities and organizations that qualify for an exemption (an “exempt recipient”).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of our Common Stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. If you sell your shares of Common Stock or Warrants through a U.S. broker or the U.S. office of a foreign broker, however, the broker will be required to report to the IRS the amount of proceeds paid to you, and also backup withhold on that amount, unless you provide appropriate certification to the broker of your status as a Non-U.S. Holder or you are an exempt recipient. Information reporting will also apply if you sell your shares of our Common Stock or Warrants through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you are an exempt recipient. Any amounts withheld with respect to your shares of our Common Stock under the backup withholding rules will be refunded to you or credited against your U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Recent Legislation

Recent legislation generally imposes withholding at a rate of 30 percent on payments to certain foreign entities, after December 31, 2012, of dividends on and the gross proceeds of dispositions of U.S. common stock and warrants with respect thereto, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. Non-U.S. Holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our Common Stock and Warrants.

U.S. Federal Estate Tax

Common Stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of his or her death will be included in the individual’s gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax unless an applicable tax treaty provides otherwise.

CERTAIN ERISA CONSIDERATIONS

This section is specifically relevant to you if you propose to invest in the Securities on behalf of a pension, profit sharing, or other employee benefit plan, individual retirement account, or other retirement or benefit plan account or arrangement, which is subject to ERISA, or Section 4975 of the Code or on behalf of any other entity the assets of which are “plan assets” under ERISA (which we refer to individually as a Plan and collectively as Plans). If you are proposing to invest in the Securities on behalf of a Plan, you should consult your legal counsel before making such investment. This section also may be relevant to you if you are proposing to invest in the Securities described in this Prospectus on behalf of a plan account or arrangement that is subject to laws that have a similar purpose or effect as the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code (which we refer to as “Similar Laws”), in which event you also should consult your legal counsel before making such investment.

ERISA and the Code prohibit certain transactions (commonly called prohibited transactions) between a Plan and any person who is a “party in interest” (within the meaning of ERISA) or a “disqualified person” (within the meaning of the Code) with respect to the Plan unless an exemption applies to the transaction. A prohibited transaction includes a direct or indirect sale or exchange between a Plan and a party in interest or a disqualified person, and a prohibited transaction can result in the imposition of excise taxes and other liabilities under ERISA and the Code. The acquisition or holding of Securities by a Plan with respect to which we or certain of our affiliates are or become a party in interest or disqualified person may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless the Securities are acquired or held pursuant to and in accordance with an applicable exemption. Accordingly, in such situations, the Securities may not be purchased or held by any Plan or any person investing “plan assets” of any Plan, unless such purchase or holding is eligible for the exemptive relief available under a statutory, individual or class exemption. Class exemptions include: transactions effected on behalf of a Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60, as amended), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), and transactions involving bank collective investment funds (prohibited transaction exemption 91-38, as amended). The person making the decision to invest in the Securities on behalf of a Plan or a plan which is subject to Similar Laws shall be deemed, on behalf of itself and such Plan or plan, by purchasing the Securities to represent that (a) the Plan or plan will pay no more than adequate consideration in connection with the purchase of the Securities, (b) neither the purchase of the Securities nor the exercise of any rights related to the Securities will result in a non-exempt prohibited transaction under ERISA or the Code or any similar laws, (c) neither Sterling nor any of its affiliates is a “fiduciary” (within the meaning of ERISA or any similar laws) with respect to the purchaser in connection with the purchaser’s acquisition of or investment in the Securities, and (d) no advice provided by Sterling or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the purchase of the Securities.

INDEMNIFICATION

As permitted by law, our directors and officers are entitled to indemnification under certain circumstances against liabilities and expenses incurred in connection with legal proceedings in which they become involved as a result of serving as a director or officer. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the Securities offered by this Prospectus, will be passed upon by Witherspoon, Kelley, Davenport & Toole, P.S., Spokane, Washington.

EXPERTS

The financial statements as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Sterling Financial Corporation, incorporated herein by reference to Sterling’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses Of Issuance And Distribution

The following table sets forth the estimated expenses currently expected to be incurred in connection with the resale of the securities covered by the Registration Statement of which this Prospectus is a part. We will bear all of these expenses.

Registration fee under the Securities Act	$188,847.59	*
Legal fees and expenses	$200,000	*
Accounting fees and expenses	$100,000	*
Printing expenses	$25,000	*
Other miscellaneous fees and expenses	$10,000	*
Total	$523,847.59	*

*	Estimated solely for the purpose of this Item, pursuant to instruction to Item 511 of Regulation S-K. Actual expenses may be more or less.

Item 14.	Indemnification of Officers and Directors

As a Washington corporation, Sterling is subject to the provisions of the WBCA. Section 23B.08.570 of the WBCA authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors, officers, employees and other agents of the corporation (“Agents”) in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

Our Board of Directors has resolved to indemnify the officers and directors of the registrant to the full extent permitted by Section 23B.08.570 of the WBCA, and Article XI of our Amended and Restated Articles of Incorporation and Article X of our Amended and Restated Bylaws authorize the registrant to provide for indemnification of officers and directors to the same extent. This indemnification limits the personal monetary liability of directors in performing their duties on behalf of the registrant, to the extent permitted by the WBCA, and permits the registrant to indemnify its directors and officers against certain liabilities and expenses, to the extent permitted by the WBCA. In addition, the registrant maintains a directors and officers liability insurance policy that insures its directors and officers against certain liabilities, including certain liabilities under the Securities Act of 1933.

Item 15.	Recent Sales of Unregistered Securities

During 2010, Sterling initiated recapitalization efforts. The recapitalization comprised three principal transactions:

•

an investment of approximately $170.9 million by each of (a) Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P. and THL Sterling Equity Investors, L.P. (collectively, “THL” or an “Anchor Investor”) and (b) Warburg Pincus Private Equity X, L.P. (“Warburg Pincus” or an “Anchor Investor”), pursuant to which each received 68,366,000 shares of Common Stock, 1,709,150 shares of Series B Convertible Participating Voting Preferred Stock convertible into 786,209,000 shares of Common Stock and a seven-year warrant to purchase 86,625,000 shares of Common Stock at an exercise price of $0.22 per share (the “Anchor Investments”), effected pursuant to investment agreements between Sterling and each of the Anchor Investors;

•

the exchange of 303,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A held by the U.S Department of the Treasury (“Treasury”) for 303,000 shares of Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series C with a liquidation preference of $303 million, conversion of such Series C preferred stock at a discounted exchange value of approximately $75.8 million into 378,750,000 shares of Common Stock at a conversion price of $0.20 per share, and amendment of the terms of the warrant held by Treasury to purchase 6,437,677 shares of Common Stock at an exercise price of $7.06 per share to provide for an exercise price of $0.20 per share for a ten-year term, effected pursuant to an exchange agreement between Sterling and Treasury; and

•

investments by accredited investors of $388.2 million in aggregate, pursuant to which such investors (the “Private Placement Investors”) received in aggregate 155,268,000 shares of Common Stock and 3,881,700 shares of Series D Convertible Participating Voting Preferred Stock convertible into 1,785,582,000 shares of Common Stock as part of a private placement (the “Private Placement”), effected pursuant to subscription agreements between Sterling and each Private Placement Investor.

Each share of Series B Preferred Stock and Series D Preferred Stock was converted into 460 shares of Common Stock on October 22, 2010. See “Recent Developments — Special Meeting of Shareholders” in Part I of this Registration Statement. The issuance of the securities in the foregoing transactions were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

On December 5, 2008, Sterling entered into an agreement with the Treasury pursuant to which Sterling issued and sold to the Treasury Department (i) 303,000 shares of Sterling’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, (the “Series A Preferred Stock”) and (ii) a warrant (the “CPP Warrant”) to purchase 6,437,677 shares of Sterling’s common stock, for an aggregate purchase price of $303 million. The Series A Preferred Stock and the CPP Warrant were issued in a private placement exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act.

Item 16.	Exhibits

Exhibit No.	Description

3.1	Restated Articles of Incorporation of Sterling. Filed as Exhibit 4.1 to Sterling’s Amendment No. 1 to the Registration Statement on Form S-3 dated May 8, 2009, and incorporated by reference herein.

3.2	Articles of Amendment of Restated Articles of Incorporation of Sterling. Filed as Exhibit 4.2 to Sterling’s Amendment No. 1 to the Registration Statement on Form S-3 dated September 21, 2009, and incorporated by reference herein.

3.3	Articles of Amendment to Sterling’s Restated Articles of Incorporation designating Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series C. Filed as Exhibit 3.1 to Sterling’s Current Report on Form 8-K dated August 30, 2010, and incorporated by reference herein.

3.4	Articles of Amendment to Sterling’s Restated Articles of Incorporation eliminating par value of Sterling Common Stock. Filed as Exhibit 3.2 to Sterling’s Current Report on Form 8-K dated August 30, 2010, and incorporated by reference herein.

3.5	Articles of Amendment to Sterling’s Restated Articles of Incorporation designating Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series B. Filed as Exhibit 3.3 to Sterling’s Current Report on Form 8-K dated August 30, 2010, and incorporated by reference herein.

3.6	Articles of Amendment to Sterling’s Restated Articles of Incorporation designating Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series D. Filed as Exhibit 3.4 to Sterling’s Current Report on Form 8-K dated August 30, 2010, and incorporated by reference herein.

3.7	Articles of Amendment to Sterling’s Restated Articles of Incorporation increasing the authorized shares of common stock. Filed herewith.

3.8	Proposed Articles of Amendment to Sterling’s Restated Articles of Incorporation regarding certain transfer restrictions. Filed as Appendix A to Sterling’s Preliminary Proxy Statement of Form 14A dated October 22, 2010, and incorporated by reference herein.

3.9	Amended and Restated Bylaws of Sterling. Filed as Exhibit 4.3 to Sterling’s Registration Statement on Form S-3 dated January 6, 2009, and incorporated by referenced herein.

4.1	Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8 and 3.9.

4.2	Form of Common Stock Certificate. Filed as Exhibit 4.3 to Sterling’s Registration Statement on Form S-3 dated July 20, 2009, and incorporated by reference herein.

4.3	Shareholder Rights Plan, dated as of April 14, 2010, between Sterling Financial Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent, which includes the Form of Articles of Amendment to the Restated Articles of Incorporation of Sterling Financial Corporation (Series E Participating Cumulative Preferred Stock) as Exhibit A, the Summary of Terms of the Rights Agreement as Exhibit B and the Form of Right Certificate as Exhibit C. Filed as Exhibit 4.1 to Sterling’s Current Report on Form 8-K filed on April 15, 2010, and incorporated by reference herein.

4.4*	Transfer restrictions applicable to Common Stock sold pursuant to this registration statement.

4.5**	Form of Warrant to Purchase Shares of Sterling Common Stock, dated August 26, 2010 and issued to Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P. and THL Sterling Equity Investors, L.P.

4.6**	Form of Warrant to Purchase Shares of Sterling Common Stock, dated August 26, 2010 and issued to Warburg Pincus Private Equity X, L.P.

4.7**	Amended and Restated Warrant to purchase shares of Sterling Common Stock, dated August 26, 2010 and issued to the United States Department of the Treasury.

Exhibit No.	Description

4.10	Sterling has outstanding certain long-term debt. None of such debt exceeds ten percent of Sterling’s total assets; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits. Copies of instruments with respect to such long-term debt will be furnished to the Securities and Exchange Commission upon request.

5.1*	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S.

10.1	First Amendment to Second Amended and Restated Investment Agreement by and between Sterling Financial Corporation and Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P. and THL Sterling Equity Investors, L.P. Filed as Exhibit 10.1 to Sterling’s Current Report on Form 8-K dated August 20, 2010, and incorporated by reference herein.

10.2	First Amendment to the Investment Agreement by and between Sterling Financial Corporation and Warburg Pincus Private Equity X, L.P. Filed as Exhibit 10.2 to Sterling’s Current Report on Form 8-K dated August 20, 2010, and incorporated by reference herein.

10.3	Form of Subscription Agreement by and between Sterling Financial Corporation and private placement investors. Filed as Exhibit 10.3 to Sterling’s Current Report on Form 8-K dated August 20, 2010, and incorporated by reference herein.

10.4	Second Amended and Restated Investment Agreement, dated as of May 25, 2010, between Sterling Financial Corporation and Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., and Thomas H. Lee Parallel (DT) Fund VI, L.P. Filed as Exhibit 10.1 to Sterling’s Current Report on Form 8-K filed on May 27, 2010, and incorporated by reference herein.

10.5	Investment Agreement, dated as of May 25, 2010, between Sterling Financial Corporation and Warburg Pincus Private Equity X, L.P. Filed as Exhibit 10.2 to Sterling’s Current Report on Form 8-K filed on May 27, 2010, and incorporated by reference herein.

10.6	Amended and Restated Investment Agreement, dated as of May 25, 2010, between Sterling Financial Corporation and Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., and Thomas H. Lee Parallel (DT) Fund VI, L.P. Filed as Exhibit 10.1 to Sterling’s Current Report on Form 8-K filed on May 6, 2010, and incorporated by reference herein.

10.7	Investment Agreement, dated as of May 5, 2010, between Sterling Financial Corporation and Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P. and Thomas H. Lee Parallel (DT) Fund VI, L.P. Filed as Exhibit 10.1 to Sterling’s Quarterly Report on Form 10-Q for the period ended March 31, 2010, dated May 3, 2010, and incorporated by reference herein.

10.8	Exchange Agreement, dated April 29, 2010 by and between Sterling and the U. S. Department of the Treasury. Filed as Exhibit 10.2 to Sterling’s Quarterly Report on Form 10-Q for the period ended March 31, 2010, dated May 3, 2010, and incorporated by reference herein.

10.9	Reference is made to Exhibit 4.3.

10.10	Letter Agreement, dated December 5, 2008, between Sterling and the U. S. Department of the Treasury. Filed as Exhibit 10.1 to Sterling’s Current Report on Form 8-K dated December 8, 2008, and incorporated by reference herein.

10.11	Offer Letter by and between Sterling and Leslie S. Biller, dated August 26, 2010. Filed as Exhibit 10.1 to Sterling’s Current Report on Form 8-K dated August 30, 2010, and incorporated by reference herein.

Exhibit No.	Description

10.12	Employment Agreement by and between Sterling and J. Gregory Seibly, entered into on August 28, 2008. Filed as Exhibit 10.7 to Sterling’s Annual Report on Form 10-K dated March 6, 2009, and incorporated by reference herein.

10.13	Amended and Restated Employment Agreement by and between Sterling and Daniel G. Byrne. Filed as Exhibit 10.3 to Sterling’s Current Report on Form 8-K dated August 11, 2008, and incorporated by reference herein.

10.14	Employment Agreement by and between Sterling and Donn C. Costa, entered into on February 12, 2006. Filed as Exhibit 10.6 to Sterling’s Annual Report on Form 10-K dated March 6, 2009, and incorporated by reference herein.

10.15	Form of First Amendment to the Amended and Restated Employment Agreement by and between Sterling and Daniel G. Byrne, Donn C. Costa, and J. Gregory Seibly, entered into on December 4, 2008. Filed as exhibit 10.2 to Sterling’s Current Report on Form 8-K dated December 8, 2008, and incorporated by reference herein.

10.16	Sterling Financial Corporation 2007 Long-Term Incentive Plan. Filed as Exhibit 99.1 to Sterling’s Registration Statement on Form S-8 dated July 30, 2007, and incorporated by reference herein.

10.17	Sterling Financial Corporation 2003 Long-Term Incentive Plan. Filed as Exhibit 10.10 to Sterling’s Annual Report on Form 10-K for the year ended December 31, 2009, dated March 16, 2010, and incorporated by reference herein.

10.18	Sterling Financial Corporation 2001 Long-Term Incentive Plan. Filed as Exhibit 10.9 to Sterling’s Annual Report on Form 10-K for the year ended December 31, 2009, dated March 16, 2010, and incorporated by reference herein.

10.19	Sterling Financial Corporation 1998 Long-Term Incentive Plan. Filed as Exhibit 10.7 to Sterling’s Annual Report on Form 10-K for the year ended December 31, 2009, dated March 16, 2010, and incorporated by reference herein.

10.20	Sterling Savings Bank Deferred Compensation Plan, effective date April 1, 2006. Filed as Exhibit 10.6 to Sterling’s Annual Report on Form 10-K dated February 28, 2007, and incorporated by reference herein.

10.21	Sterling Financial Corporation Amended and Restated Deferred Compensation Plan, effective July 1, 1999. Filed as Exhibit 10.8 to Sterling’s Annual Report on Form 10-K for the year ended December 31, 2009, dated March 16, 2010, and incorporated by reference herein.

10.22	Sterling Financial Corporation and Sterling Savings Bank Supplemental Executive Retirement Plan. Filed as Exhibit 10.12 to Sterling’s Annual Report on Form 10-K for the year ended December 31, 2009, dated March 16, 2010, and incorporated by reference herein.

12.1	Statement regarding Computation of Return on Average Common Shareholders’ Equity.

12.2	Statement regarding Computation of Return on Average Assets.

12.3	Statement of Ratio of Earnings to Fixed Charges and Preferred Dividends.

21.1	List of Subsidiaries of Sterling.

23.1	Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibit 5.1).

23.2	Consent of BDO USA, LLP, formerly known as BDO Seidman, LLP. Filed herewith.

24.1	Powers of Attorney (included in the signature page).

*	To be filed by amendment.
**	Previously filed

Item 17.	Undertakings

(a)	The registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (“Securities Act”).

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Spokane, State of Washington, on the 3rd day of November, 2010.

STERLING FINANCIAL CORPORATION
(Registrant)

By:	/s/ J. GREGORY SEIBLY
J. Gregory Seibly
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ J. GREGORY SEIBLY J. Gregory Seibly	President and Chief Executive Officer	November 3, 2010

* Daniel G. Byrne	Executive Vice President, Assistant Secretary, and Principal Financial Officer	November 3, 2010

* Robert G. Butterfield	Senior Vice President, Controller and Principal Accounting Officer	November 3, 2010

* Leslie S. Biller	Chairman of the Board	November 3, 2010

* Ellen R.M. Boyer	Director	November 3, 2010

* David A. Coulter	Director	November 3, 2010

/S/ ROBERT C. DONEGAN Robert C. Donegan	Director	November 3, 2010

Signature	Title	Date

* William L. Eisenhart	Director	November 3, 2010

* Robert H. Hartheimer	Director	November 3, 2010

* Scott L. Jaeckel	Director	November 3, 2010

* Michael F. Reuling	Director	November 3, 2010

* By: /s/ J. GREGORY SEIBLY J. Gregory Seibly Attorney-in-Fact

POWER OF ATTORNEY

Robert C. Donegan appoints J. Gregory Seibly, Daniel G. Byrne and Andrew J. Schultheis, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for himself and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-1 of Sterling Financial Corporation and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he might or would do in person, in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Restated Articles of Incorporation of Sterling. Filed as Exhibit 4.1 to Sterling’s Amendment No. 1 to the Registration Statement on Form S-3 dated May 8, 2009, and incorporated by reference herein.

3.2	Articles of Amendment of Restated Articles of Incorporation of Sterling. Filed as Exhibit 4.2 to Sterling’s Amendment No. 1 to the Registration Statement on Form S-3 dated September 21, 2009, and incorporated by reference herein.

3.3	Articles of Amendment to Sterling’s Restated Articles of Incorporation designating Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series C. Filed as Exhibit 3.1 to Sterling’s Current Report on Form 8-K dated August 30, 2010, and incorporated by reference herein.

3.4	Articles of Amendment to Sterling’s Restated Articles of Incorporation eliminating par value of Sterling Common Stock. Filed as Exhibit 3.2 to Sterling’s Current Report on Form 8-K dated August 30, 2010, and incorporated by reference herein.

3.5	Articles of Amendment to Sterling’s Restated Articles of Incorporation designating Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series B. Filed as Exhibit 3.3 to Sterling’s Current Report on Form 8-K dated August 30, 2010, and incorporated by reference herein.

3.6	Articles of Amendment to Sterling’s Restated Articles of Incorporation designating Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series D. Filed as Exhibit 3.4 to Sterling’s Current Report on Form 8-K dated August 30, 2010, and incorporated by reference herein.

3.7	Articles of Amendment to Sterling’s Restated Articles of Incorporation increasing the authorized shares of common stock. Filed herewith.

3.8	Proposed Articles of Amendment to Sterling’s Restated Articles of Incorporation regarding certain transfer restrictions. Filed as Appendix A to Sterling’s Preliminary Proxy Statement of Form 14A dated October 22, 2010, and incorporated by reference herein.

3.9	Amended and Restated Bylaws of Sterling. Filed as Exhibit 4.3 to Sterling’s Registration Statement on Form S-3 dated January 6, 2009, and incorporated by referenced herein.

4.1	Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8 and 3.9.

4.2	Form of Common Stock Certificate. Filed as Exhibit 4.3 to Sterling’s Registration Statement on Form S-3 dated July 20, 2009, and incorporated by reference herein.

4.3	Shareholder Rights Plan, dated as of April 14, 2010, between Sterling Financial Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent, which includes the Form of Articles of Amendment to the Restated Articles of Incorporation of Sterling Financial Corporation (Series E Participating Cumulative Preferred Stock) as Exhibit A, the Summary of Terms of the Rights Agreement as Exhibit B and the Form of Right Certificate as Exhibit C. Filed as Exhibit 4.1 to Sterling’s Current Report on Form 8-K filed on April 15, 2010, and incorporated by reference herein.

4.4*	Transfer restrictions applicable to Common Stock sold pursuant to this registration statement.

4.5**	Form of Warrant to Purchase Shares of Sterling Common Stock, dated August 26, 2010 and issued to Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P. and THL Sterling Equity Investors, L.P.

4.6**	Form of Warrant to Purchase Shares of Sterling Common Stock, dated August 26, 2010 and issued to Warburg Pincus Private Equity X, L.P.

4.7**	Amended and Restated Warrant to purchase shares of Sterling Common Stock, dated August 26, 2010 and issued to the United States Department of the Treasury.

Exhibit No.	Description

4.10	Sterling has outstanding certain long-term debt. None of such debt exceeds ten percent of Sterling’s total assets; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits. Copies of instruments with respect to such long-term debt will be furnished to the Securities and Exchange Commission upon request.

5.1*	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S.

10.1	First Amendment to Second Amended and Restated Investment Agreement by and between Sterling Financial Corporation and Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P. and THL Sterling Equity Investors, L.P. Filed as Exhibit 10.1 to Sterling’s Current Report on Form 8-K dated August 20, 2010, and incorporated by reference herein.

10.2	First Amendment to the Investment Agreement by and between Sterling Financial Corporation and Warburg Pincus Private Equity X, L.P. Filed as Exhibit 10.2 to Sterling’s Current Report on Form 8-K dated August 20, 2010, and incorporated by reference herein.

10.3	Form of Subscription Agreement by and between Sterling Financial Corporation and private placement investors. Filed as Exhibit 10.3 to Sterling’s Current Report on Form 8-K dated August 20, 2010, and incorporated by reference herein.

10.4	Second Amended and Restated Investment Agreement, dated as of May 25, 2010, between Sterling Financial Corporation and Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., and Thomas H. Lee Parallel (DT) Fund VI, L.P. Filed as Exhibit 10.1 to Sterling’s Current Report on Form 8-K filed on May 27, 2010, and incorporated by reference herein.

10.5	Investment Agreement, dated as of May 25, 2010, between Sterling Financial Corporation and Warburg Pincus Private Equity X, L.P. Filed as Exhibit 10.2 to Sterling’s Current Report on Form 8-K filed on May 27, 2010, and incorporated by reference herein.

10.6	Amended and Restated Investment Agreement, dated as of May 25, 2010, between Sterling Financial Corporation and Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., and Thomas H. Lee Parallel (DT) Fund VI, L.P. Filed as Exhibit 10.1 to Sterling’s Current Report on Form 8-K filed on May 6, 2010, and incorporated by reference herein.

10.7	Investment Agreement, dated as of May 5, 2010, between Sterling Financial Corporation and Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P. and Thomas H. Lee Parallel (DT) Fund VI, L.P. Filed as Exhibit 10.1 to Sterling’s Quarterly Report on Form 10-Q for the period ended March 31, 2010, dated May 3, 2010, and incorporated by reference herein.

10.8	Exchange Agreement, dated April 29, 2010 by and between Sterling and the U. S. Department of the Treasury. Filed as Exhibit 10.2 to Sterling’s Quarterly Report on Form 10-Q for the period ended March 31, 2010, dated May 3, 2010, and incorporated by reference herein.

10.9	Reference is made to Exhibit 4.3.

10.10	Letter Agreement, dated December 5, 2008, between Sterling and the U. S. Department of the Treasury. Filed as Exhibit 10.1 to Sterling’s Current Report on Form 8-K dated December 8, 2008, and incorporated by reference herein.

10.11	Offer Letter by and between Sterling and Leslie S. Biller, dated August 26, 2010. Filed as Exhibit 10.1 to Sterling’s Current Report on Form 8-K dated August 30, 2010, and incorporated by reference herein.

Exhibit No.	Description

10.12	Employment Agreement by and between Sterling and J. Gregory Seibly, entered into on August 28, 2008. Filed as Exhibit 10.7 to Sterling’s Annual Report on Form 10-K dated March 6, 2009, and incorporated by reference herein.

10.13	Amended and Restated Employment Agreement by and between Sterling and Daniel G. Byrne. Filed as Exhibit 10.3 to Sterling’s Current Report on Form 8-K dated August 11, 2008, and incorporated by reference herein.

10.14	Employment Agreement by and between Sterling and Donn C. Costa, entered into on February 12, 2006. Filed as Exhibit 10.6 to Sterling’s Annual Report on Form 10-K dated March 6, 2009, and incorporated by reference herein.

10.15	Form of First Amendment to the Amended and Restated Employment Agreement by and between Sterling and Daniel G. Byrne, Donn C. Costa, and J. Gregory Seibly, entered into on December 4, 2008. Filed as exhibit 10.2 to Sterling’s Current Report on Form 8-K dated December 8, 2008, and incorporated by reference herein.

10.16	Sterling Financial Corporation 2007 Long-Term Incentive Plan. Filed as Exhibit 99.1 to Sterling’s Registration Statement on Form S-8 dated July 30, 2007, and incorporated by reference herein.

10.17	Sterling Financial Corporation 2003 Long-Term Incentive Plan. Filed as Exhibit 10.10 to Sterling’s Annual Report on Form 10-K for the year ended December 31, 2009, dated March 16, 2010, and incorporated by reference herein.

10.18	Sterling Financial Corporation 2001 Long-Term Incentive Plan. Filed as Exhibit 10.9 to Sterling’s Annual Report on Form 10-K for the year ended December 31, 2009, dated March 16, 2010, and incorporated by reference herein.

10.19	Sterling Financial Corporation 1998 Long-Term Incentive Plan. Filed as Exhibit 10.7 to Sterling’s Annual Report on Form 10-K for the year ended December 31, 2009, dated March 16, 2010, and incorporated by reference herein.

10.20	Sterling Savings Bank Deferred Compensation Plan, effective date April 1, 2006. Filed as Exhibit 10.6 to Sterling’s Annual Report on Form 10-K dated February 28, 2007, and incorporated by reference herein.

10.21	Sterling Financial Corporation Amended and Restated Deferred Compensation Plan, effective July 1, 1999. Filed as Exhibit 10.8 to Sterling’s Annual Report on Form 10-K for the year ended December 31, 2009, dated March 16, 2010, and incorporated by reference herein.

10.22	Sterling Financial Corporation and Sterling Savings Bank Supplemental Executive Retirement Plan. Filed as Exhibit 10.12 to Sterling’s Annual Report on Form 10-K for the year ended December 31, 2009, dated March 16, 2010, and incorporated by reference herein.

12.1	Statement regarding Computation of Return on Average Common Shareholders’ Equity.

12.2	Statement regarding Computation of Return on Average Assets.

12.3	Statement of Ratio of Earnings to Fixed Charges and Preferred Dividends.

21.1	List of Subsidiaries of Sterling.

23.1	Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibit 5.1).

23.2	Consent of BDO USA, LLP, formerly known as BDO Seidman, LLP. Filed herewith.

24.1	Powers of Attorney (included in the signature page).

*	To be filed by amendment.
**	Previously filed